UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

C&D TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share.
(2)	Aggregate number of securities to which transaction applies:

5,338,579 shares of Common Stock (which does not include (i) 9,857,984 shares of Common Stock owned by affiliates of Acquiror which will remain outstanding following the consummation of the transaction or (ii) 1,253,241 shares of Common Stock issuable upon exercise of outstanding options, as the weighted average exercise price of $14.47 per share of such options is in excess of the transaction purchase price of $9.75 per share).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of 5,338,579 shares of Common Stock multiplied by $9.75 per share.  The filing fee does not factor into account: (i) 9,857,984 shares of Common Stock owned by affiliates of Acquiror which will remain outstanding following the consummation of the transaction or (ii) 1,253,241 shares of Common Stock issuable upon exercise of outstanding options, as the weighted average exercise price of $14.47 per share of such options is in excess of the transaction purchase price of $9.75 per share.  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$52,051,145.25.

(5)	Total fee paid:

$5,965.06.

☒           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED DECEMBER 1, 2011

C&D TECHNOLOGIES, INC.
1400 Union Meeting Road
Blue Bell, Pennsylvania 19422

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dear Stockholders:

This notice of written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock of C&D Technologies, Inc., which we refer to as “C&D,” in connection with the Agreement and Plan of Merger, dated as of October 3, 2011, among C&D, Angel Holdings LLC, a limited liability company organized under the laws of Delaware, which we refer to as “Acquiror,” and Angel Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror, which we refer to as “Merger Sub.”  We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Merger Sub with and into C&D that is contemplated by the Merger Agreement as the “Merger.”  Upon completion of the Merger, each share of common stock of C&D issued and outstanding immediately prior to the effective time of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand, and do not withdraw or lose, appraisal rights for such shares under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) owned by C&D as treasury stock or by Acquiror, Merger Sub, the Angelo Gordon Entities (as defined below) or any wholly owned subsidiary of C&D, will be canceled and converted automatically into the right to receive $9.75 in cash, without interest and less any required withholding taxes.  We refer to this per share cash payment as the “Merger Consideration.”  A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

Acting upon the recommendation of a special committee of independent, disinterested directors of C&D, C&D’s board of directors (with Todd Arden, who is a Managing Director at Angelo, Gordon & Co., L.P., an affiliate of Acquiror and Merger Sub, taking no part in the vote) determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, the stockholders of C&D, other than stockholders affiliated with Acquiror, approved and declared advisable the Merger Agreement and recommended that C&D’s stockholders adopt the Merger Agreement.

The adoption of the Merger Agreement by C&D’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of our common stock. On October 3, 2011, AG MM, L.P., AG Capital Recovery Partners VI, L.P., AG Capital Recovery Partners VII, L.P., AG Eleven Partners, L.P., AG Garden Partners, L.P., Nutmeg Partners, L.P., AG Princess, L.P., AG CNG Funds, L.P., PHS Patriot Fund, L.P., AG Super Fund International Partners, L.P. and AG Super Fund, L.P. (collectively, the “Angelo Gordon Entities”), which on such date owned approximately 65% of the outstanding shares of our common stock, delivered the Written Consent adopting the Merger Agreement. As a result, no further action by any C&D stockholder is required to adopt the Merger Agreement and C&D has not and will not be soliciting your proxy or vote in favor of the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement.  Pursuant to Rule 14c−2 under the Securities Exchange Act of 1934, as amended, the Merger may not be effective until at least 20 calendar days after the date the accompanying information statement is sent to our stockholders.  A copy of the Written Consent is attached as Annex B to the accompanying information statement.  This notice and the accompanying information statement are being mailed to the persons (other than the persons who executed the Written Consent) who were stockholders of C&D on October 3, 2011, the date the written consent signed by the holders of a sufficient number of shares of common stock to adopt the Merger Agreement was delivered to C&D. This notice and the accompanying information statement shall constitute notice to you from C&D of the action by written consent taken by the Angelo Gordon Entities contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of our common stock, other than the Angelo Gordon Entities, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of our common stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 calendar days after the mailing of this information statement, or [_____], 2011, and comply with the other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex D.  This notice and the accompanying information statement shall constitute notice to you from C&D of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of our common stock.

By order of the board of directors,

/s/ David L. Treadwell
David L. Treadwell
Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This notice of written consent and appraisal rights and the accompanying information statement are dated [_____], 2011 and are first being mailed to stockholders on [_____], 2011.

TABLE OF CONTENTS

Page

SUMMARY	1
The Parties to the Merger	1
Effects of the Merger; Merger Consideration	2
Required Stockholder Approval for the Merger	2
C&D’s Reasons for the Merger	2
Position of C&D as to the Fairness of the Merger	2
Position of Acquiror, Merger Sub and the Angelo Gordon Entities as to the Fairness of the Merger	3
Opinion of Perella Weinberg, Financial Advisor to the Special Committee	3
Financing for the Merger	3
Equity Financing	4
Interests of C&D’s Directors and Officers in the Merger	4
The Merger Agreement	4
Conditions to the Merger	4
Termination of the Merger Agreement	5
When the Merger will be Consummated	5
Further Actions and Efforts; Other Agreements	5
Material United States Federal Income Tax Consequences of the Merger to Our Stockholders	5
Procedure for Receiving Merger Consideration	5
Market Price of Common Stock	6
Appraisal Rights	6
Litigation Related to the Merger	6

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	7

SPECIAL FACTORS	8
Background of the Merger	8
C&D’s Reasons for the Merger	17
Position of C&D as to the Fairness of the Merger	19
Effects of the Merger	19
Opinion of Perella Weinberg, Financial Advisor to the Special Committee	20
Position of Acquiror, Merger Sub and the Angelo Gordon Entities as to the Fairness of the Merger	26
Houlihan Lokey Presentation	26
Purposes and Reasons of Acquiror, Merger Sub and the Angelo Gordon Entities for the Merger	27
Plans for C&D	28
Summary of C&D Management Projections	28
Financing for the Merger	32
Equity Financing	32
Payment of Merger Consideration and Surrender of Stock Certificates	32
Interests of C&D’s Directors and Officers in the Merger	33
Directors’ and Officers’ Equity Interests in the Merger	33
Severance Benefits Pursuant to Named Executive Officer Employment Agreements	34
Golden Parachute Compensation Table	35
Employment Agreement with David J. Anderson	36
Indemnification and Insurance	36
Special Committee Compensation	37
Agreements with the Angelo Gordon Entities	37
Regulatory Matters	37
Fees and Expenses	37
Material United States Federal Income Tax Consequences of the Merger to Our Stockholders	38
Exchange of Common Stock for Cash	38
Information Reporting and Backup Withholding	38
Litigation Related to the Merger	38

QUESTIONS AND ANSWERS ABOUT THE MERGER	39

THE PARTIES TO THE MERGER	41

THE MERGER AGREEMENT	45
Explanatory Note Regarding the Merger Agreement	45
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	45
Closing; When the Merger Becomes Effective	45
Merger Consideration	46

i

Conversion of Our Common Stock	46
Treatment of Stock Options and SARs	46
Procedure for Receiving Merger Consideration	46
Representations and Warranties	47
Conduct of Business Pending the Merger	49
Required Stockholder Approval for the Merger	51
Communications to Stockholders	51
Further Actions and Efforts; Other Agreements	51
Indemnification and Insurance	52
Conditions to the Merger	53
Conditions to Each Party’s Obligations	53
Conditions to Obligations of Acquiror and Merger Sub	53
Conditions to Obligations of C&D	53
Amendments; Waivers	54
Termination of the Merger Agreement	54
Effect of Termination	55
Termination Fees and Expenses	55
Fees	55
Expenses	55
Remedies; Third-Party Beneficiaries	55
No Provisions for Unaffiliated C&D Stockholders	56

MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION	57

APPRAISAL RIGHTS	58

SUMMARY FINANCIAL INFORMATION	61

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	63

WHERE YOU CAN FIND MORE INFORMATION	65

ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1

ANNEX B: WRITTEN CONSENT	B-1

ANNEX C: OPINION OF PERELLA WEINBERG, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE	C-1

ANNEX D: SECTION 262 OF THE GENERAL COPORATION LAW OF THE STATE OF DELAWARE	D-1

ii

SUMMARY

This summary highlights material information from this information statement. It may not contain all of the information that is important to you with respect to the Merger. You should read carefully this entire information statement, together with the Annexes, and the other documents to which this information statement refers to understand fully the Merger and the transactions contemplated by the Merger Agreement. See “Where You Can Find More Information” beginning on page 65. We have included page references in this summary directing you to a more complete description of those items.

Unless otherwise indicated or unless the context requires otherwise: all references in this information statement to “C&D,” “we,” “our” and “us” refer to C&D Technologies, Inc. and, where appropriate, its subsidiaries; all references to “Acquiror” refer to Angel Holdings LLC; all references to “Merger Sub” refer to Angel Acquisition Corp.; unless the context requires otherwise, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of October 3, 2011, among Acquiror, Merger Sub and C&D, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger of Merger Sub with and into C&D contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the per share merger consideration of $9.75 in cash, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; and all references to “Common Stock” refer to our common stock, par value $0.01 per share.

The Parties to the Merger (page 41)

C&D.  C&D is a leading manufacturer, marketer and distributor of electrical power storage systems for the standby power storage market. C&D primarily manufactures and markets integrated reserve power systems and components for the standby power market, which include telecommunications, uninterruptible power supply cable services and utilities and renewable energies. Integrated reserve power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. C&D also produces the individual components of these systems including reserve batteries, power rectifiers, system monitors, power boards and chargers.  Major applications of these products include wireless and wireline telephone infrastructure, cable television signal powering, corporate data center powering, computer network backup for use during power outages and renewable energy integration.  C&D markets its products through independent manufacturer’s representatives, national and global distributors, specialty resellers and its own sales personnel to end users and original equipment manufacturers.  C&D’s principal executive offices are located at 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422 and its telephone number is (215) 619-2700.  C&D’s website is www.cdtechno.com.  Prior to December 17, 2010, our Common Stock was listed on the New York Stock Exchange. Currently, our Common Stock is traded on the over the counter market under the symbol “CHHP.PK.” Additional information about C&D is included in documents incorporated by reference into this information statement. See the section entitled “Where You Can Find More Information” beginning on page 65.

Acquiror.  Acquiror is a newly formed Delaware limited liability company that is controlled by private investment funds affiliated with Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Angelo Gordon”).  Acquiror was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger.  Acquiror has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Upon completion of the Merger, C&D will be a direct wholly owned subsidiary of Acquiror.

Merger Sub.  Merger Sub is a Delaware corporation and was incorporated on behalf of Acquiror solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub is an indirect wholly owned subsidiary of Acquiror and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist.

Angelo Gordon Entities.  Each of the Angelo Gordon Entities is a Delaware limited partnership and is principally engaged in the business of investing in debt securities and other credit investments.  The general manager of AG MM, L.P. is AG MM, LLC, a Delaware limited liability company.  The general partner of AG Capital Recovery Partners VI, L.P. is AG Capital Recovery VI LLC, a Delaware limited liability company.  The general partner of AG Capital Recovery Partners VII, L.P. is AG Capital Recovery VII LLC, a Delaware limited liability company.  The general partner of AG Eleven Partners, L.P. is AG Eleven LLC, a Delaware limited liability company.  The general partner of AG Garden Partners, L.P. is AG Super LLC, a Delaware limited liability company.  The general partner of Nutmeg Partners, L.P. is Nutmeg LLC, a Delaware limited liability company.  The general partner of AG Princess, L.P. is AG Princess LLC, a Delaware limited liability company.  The general partner of AG CNG Funds, L.P. is AG CNG LLC, a Delaware limited liability company.  The general partner of AG Super Fund International Partners, L.P. is AG Super Fund International LLC, a Delaware limited liability company.  The general partner of AG Super Fund, L.P. is AG Super Fund LLC, a Delaware limited liability company.  Each of the foregoing entities is ultimately controlled by Angelo Gordon.  Angelo Gordon is a privately-held registered investment advisor dedicated to alternative investing. The firm was founded in 1988 and currently manages approximately $23 billion.  The principal executive offices of each of the Angelo Gordon Entities, Angelo Gordon and each of the other affiliated entities described above are located at 245 Park Avenue, 26th Floor, New York, NY 10167, and their telephone number is (212) 692-2000.

Effects of the Merger; Merger Consideration (pages 45-46)

On October 3, 2011, C&D entered into the Merger Agreement with Acquiror and Merger Sub. Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into C&D, with C&D continuing as the surviving corporation. As a result, C&D will become a direct wholly owned subsidiary of Acquiror following the effective time of the Merger. You will have no equity interest in C&D or Acquiror after the effective time of the Merger. At the effective time of the Merger:

•
each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly demand, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and shares owned by C&D as treasury stock or by Acquiror, Merger Sub, the Angelo Gordon Entities or any wholly owned subsidiary of C&D (such shares, the “Excluded Shares”)) will be canceled and converted automatically into the right to receive the Merger Consideration;

•
each option to purchase shares of Common Stock (a “Stock Option”) that is outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be canceled and extinguished and the holder thereof will be entitled to receive an amount in cash equal to the product of (a) the number of shares of Common Stock subject to such Stock Option and (b) the excess (if any) of the Merger Consideration over the exercise price per share of such Stock Option; and

•
each stock appreciation right (a “SAR”) that is outstanding immediately prior to the effective time of the Merger, whether or not then vested, will be canceled and extinguished and the holder thereof will be entitled to receive an amount in cash equal to the product of (a) the number of shares of Common Stock subject to such SAR and (b) the excess (if any) of the Merger Consideration over the exercise price per share of such SAR.

We encourage you to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.  The Merger Agreement is attached as Annex A to this information statement.

Required Stockholder Approval for the Merger (page 51)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of C&D stockholders holding a majority of our outstanding shares of Common Stock. On October 3, 2011, the Angelo Gordon Entities, which hold a majority of our outstanding Common Stock and held a majority of our outstanding Common Stock as of the close of business on October 2, 2011, which was the record date established by the C&D Board for the determination of the stockholders of C&D entitled to consent to corporate action in writing without a meeting with respect to the adoption of the Merger Agreement, delivered a written consent adopting the Merger Agreement (the “Written Consent”). A copy of the Written Consent is attached as Annex B to this information statement. No further action by any other C&D stockholder is required in connection with the adoption of the Merger Agreement. As a result, C&D has not and will not be soliciting your proxy or vote in favor of the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the Merger. No vote by the equityholders of Acquiror is required to complete the Merger.

Special Factors (page 8)

C&D’s Reasons for the Merger (page 17)

After consideration of various factors as discussed under “Special Factors—C&D’s Reasons for the Merger” beginning on page 17, the Board of Directors of C&D (the “C&D Board”), acting upon the recommendation of a special committee of independent, disinterested directors of the C&D Board (the “Special Committee”), and after consultation with its legal advisor and the Special Committee’s financial and legal advisors (and with Todd Arden, who is a Managing Director at Angelo Gordon, an affiliate of Acquiror and Merger Sub, taking no part in the vote), determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of C&D and the unaffiliated stockholders of C&D, approved the Merger Agreement and the Merger and recommended that C&D’s stockholders adopt the Merger Agreement.

For a discussion of the material factors considered by the Special Committee and the C&D Board in reaching their conclusions, see “Special Factors—C&D’s Reasons for the Merger” beginning on page 17.

Position of C&D as to the Fairness of the Merger (page 19)

For the reasons set forth above under “C&D’s Reasons for the Merger,” C&D reasonably believes that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of C&D and the unaffiliated stockholders of C&D, both from a procedural and substantive perspective.

Position of Acquiror, Merger Sub and the Angelo Gordon Entities as to the Fairness of the Merger (page 26)

Each of Acquiror, Merger Sub and the Angelo Gordon Entities believes that the Merger is procedurally and substantively fair to the unaffiliated stockholders of C&D. See “Special Factors—Position of Acquiror, Merger Sub and the Angelo Gordon Entities as to the Fairness of the Merger” beginning on page 26.

Opinion of Perella Weinberg, Financial Advisor to the Special Committee (page 20 and Annex C)

Perella Weinberg Partners LP, which we refer to as “Perella Weinberg,” rendered its oral opinion on October 2, 2011, subsequently confirmed in writing, to the Special Committee to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in the opinion, the Merger Consideration of $9.75 per share to be received by holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) was fair from a financial point of view to such holders.

The full text of Perella Weinberg’s written opinion, dated October 2, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex C and is incorporated by reference herein. The opinion does not address the underlying business decision of C&D to enter into the Merger Agreement or the relative merits of the Merger as compared with any other strategic alternative which may be available to C&D. The opinion was not intended to be and does not constitute a recommendation to any holder of Common Stock as to how such holder should act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which the Common Stock will trade at any time.  In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the Angelo Gordon Entities or the holders of any other class of securities, creditors or other constituencies of C&D. Perella Weinberg provided its opinion only for the information and assistance of the Special Committee in connection with, and for the purposes of its evaluation of, the Merger, and it may not be relied upon by any other person. This summary is qualified in its entirety by reference to the full text of the opinion.

Pursuant to the terms of the engagement letter between Perella Weinberg and C&D, C&D agreed to pay to Perella Weinberg a fee of $1.5 million for its services, of which $1.25 million became payable upon Perella Weinberg’s delivery of its opinion. In addition, C&D agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws. During the two-year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and C&D or Acquiror or their respective affiliates pursuant to which compensation was received by Perella Weinberg or its affiliates.

Financing for the Merger (page 32)

Acquiror has obtained the equity financing commitment described below. The funding under this commitment is subject to conditions. Acquiror has represented to C&D that, if the financing is funded in accordance with the equity financing letter described herein, it will have sufficient committed equity to pay the Merger Consideration in respect of all shares of Common Stock (other than those shares owned by the Angelo Gordon Entities), all other amounts due in connection with the Merger and all fees and expenses required to be paid by Acquiror, Merger Sub and C&D in connection with the Merger. The obligations of Acquiror and Merger Sub under the Merger Agreement, including their obligations to consummate the Merger, are not subject to or conditioned upon the receipt of any financing, including the equity financing.

Equity Financing

Acquiror has entered into a letter agreement, which we refer to as the “equity financing letter,” with AG CNG Funds, L.P., AG MM, L.P., AG Capital Recovery Partners VI, L.P., AG Capital Recovery Partners VII, L.P., AG Eleven Partners, L.P., AG Garden Partners, L.P., AG Super Fund International Partners, L.P., Nutmeg Partners, L.P., AG Princess, L.P. and AG Super Fund, L.P. (collectively, the “Investors”), dated as of October 3, 2011, pursuant to which the Investors have committed, upon the terms and subject to the conditions set forth in the equity financing letter, to make or secure capital contributions to Acquiror for an aggregate of up to $53,833,274.65. Each Investor may assign all or a portion of its equity commitment to an affiliate, although no such assignment will affect the Investor’s commitment to make or secure capital contributions pursuant to the equity financing letter.

The Investors’ equity commitments are subject to the satisfaction of the conditions to Acquiror’s and Merger Sub’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement. The equity financing letter will terminate upon the earliest to occur of (i) the consummation of the Merger (at which time each Investor’s obligation pursuant to the equity financing letter will be discharged) and (ii) the termination of the Merger Agreement in circumstances where Acquiror is not required to pay to C&D the amounts described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 55.

Prior to the consummation of the Merger and subject to the terms and conditions of the equity financing letter, C&D is entitled to seek specific performance to cause Acquiror to draw down the full proceeds of the equity financing contemplated by the equity financing letter in the event that conditions to Acquiror’s and Merger Sub’s obligations to consummate the Merger have been satisfied.

Interests of C&D’s Directors and Officers in the Merger (page 33)

You should be aware that certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest.  These interests include the following:

•	the cash-out of all vested and unvested Stock Options held by our executive officers and directors;

•	severance enhancements for certain executive officers;

•	continued indemnification and insurance coverage for our current and former directors and executive officers for six years following the consummation of the Merger; and

•	the affiliation of certain directors with the Angelo Gordon Entities.

The Special Committee and the C&D Board were aware of these interests and considered, among other matters, that these interests may be different from, or in addition to, the interests of our stockholders generally in making their respective determinations regarding the Merger Agreement. The interests of C&D’s directors and executive officers are described more fully under “Special Factors—Interests of C&D’s Directors and Officers in the Merger” beginning on page 33.

The Merger Agreement (page 45 and Annex A)

Conditions to the Merger (page 53)

The obligations of each of Acquiror, Merger Sub and C&D to effect the Merger are subject to the satisfaction or waiver (to the extent allowable under applicable law) at or prior to the effective time of the Merger of the following conditions:

•	the adoption of the Merger Agreement by the C&D stockholders, which occurred when the Angelo Gordon Entities executed and delivered the Written Consent on October 3, 2011, as described above; and

•	the absence of legal prohibitions on the consummation of the Merger.

 Acquiror and Merger Sub will not be obligated to effect the Merger unless the following additional conditions are satisfied or waived at or prior to the effective time of the Merger:

•	the accuracy of the representations and warranties of C&D and compliance by C&D with its obligations under the Merger Agreement, subject to certain materiality qualifiers;

•	the delivery of certificates signed by a senior executive officer of C&D on behalf of C&D certifying as to matters described in the immediately preceding bullet point; and

•
the total number of shares of Common Stock with respect to which appraisal rights shall have been exercised does not exceed five percent (5%) of the issued and outstanding shares of Common Stock as of the closing date of the Merger.

C&D will not be obligated to effect the Merger unless the following additional conditions are satisfied or waived at or prior to the effective time of the Merger:

•
the accuracy of the representations and warranties of Acquiror and Merger Sub and compliance by Acquiror and Merger Sub with their respective obligations under the Merger Agreement, subject to certain materiality qualifiers; and

•	the delivery of certificates signed by a senior executive officer of Acquiror on behalf of Acquiror and Merger Sub certifying as to matters described in the immediately preceding bullet point.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.

Termination of the Merger Agreement (page 54)

The Merger Agreement may be terminated at any time upon the mutual written consent of C&D, Acquiror and Merger Sub (with respect to C&D, only pursuant to a resolution adopted by the Special Committee). Other circumstances under which the Merger Agreement may be terminated are described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 54.

When the Merger will be Consummated (page 45)

We anticipate consummating the Merger in the fourth calendar quarter of 2011, subject to the satisfaction of the closing conditions set forth in the Merger Agreement.

Further Actions and Efforts; Other Agreements (page 51)

Each of C&D, Acquiror and Merger Sub have agreed, subject to certain exceptions, to (i) cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by the Merger Agreement and (ii) use commercially reasonable efforts to, among other things, obtain all necessary waivers, consents and approvals from third parties and governmental entities and lift or rescind any order adversely affecting the ability of the parties to consummate the Merger.

The Merger Agreement contains additional agreements among the parties relating to matters incidental to the Merger and the other transactions contemplated by the Merger Agreement.

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders (page 38)

If you are a U.S. Holder (as defined in “Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” below), the exchange of your shares of our Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes.

Holders of shares of our Common Stock should consult their tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

See “Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 38.

Procedure for Receiving Merger Consideration (page 46)

As soon as reasonably practicable after the effective time of the Merger, the paying agent for the Merger will mail a letter of transmittal and instructions to C&D stockholders of record as of the effective time of the Merger.  The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration.  You should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page 57)

Prior to December 17, 2010, our Common Stock was listed on the New York Stock Exchange. Currently, our Common Stock is traded on the over the counter market under the symbol “CHHP.PK.”  On November 30, 2011, the most recent practicable date prior to the date of this information statement, the closing sale price of our Common Stock on the over the counter market was $9.70 per share.

Appraisal Rights (page 58)

Holders of our Common Stock, other than the Angelo Gordon Entities, may elect to exercise their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the Merger Consideration, but only if they comply with the procedures required under Section 262 of the DGCL.  In order to properly exercise these rights, you must make a written demand for appraisal on or prior to [_____], 2011, which is the date that is 20 calendar days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising and perfecting appraisal rights.  For a summary of these procedures, see “Appraisal Rights” beginning on page 58.  A copy of Section 262 of the DGCL is also included as Annex D to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Litigation Related to the Merger (page 38)

Beginning on June 29, 2011, following the announcement on June 16, 2011 by Acquiror of its proposal to acquire the outstanding shares of Common Stock not owned by it for cash, three putative stockholder class action lawsuits were filed in the Delaware Court of Chancery, referred to herein as the “Delaware Actions,” and another putative stockholder class action lawsuit was filed in the Court of Common Pleas of Montgomery County, Pennsylvania, referred to herein as the “Pennsylvania Action,”  challenging the proposed Merger.  On August 19, 2011, counsel to the plaintiffs in the Delaware Actions submitted a proposed order to the court seeking consolidation of the Delaware Actions into a single action, referred to herein as the “Consolidated Delaware Action.”  On September 8, 2011, the Delaware Court of Chancery granted that request for consolidation.  On October 11, 2011, an amended class action complaint was filed in the Consolidated Delaware Action, naming as defendants C&D, each current member of the C&D Board and Acquiror.

On October 26, 2011, a consolidated second amended class action complaint was filed in the Consolidated Delaware Action.  The consolidated second amended class action complaint asserts breach of fiduciary duty claims against the current members of C&D’s Board and the Acquiror, and aiding and abetting breach of fiduciary duty claims against C&D, Angelo Gordon & Co., L.P., Acquiror and Merger Sub premised principally on allegations that:  1) the individual defendants and the Acquiror breached their fiduciary duties under Delaware law because the Merger Agreement was executed without meaningful input from C&D’s public stockholders, 2) the consideration the Acquiror is proposing to provide to C&D’s public stockholders for their Common Stock is inadequate, and 3) the Form PRE 14C (filed by C&D on October 19, 2011) failed to disclose material information.  At the same time that the consolidated second amended class action complaint was filed, Plaintiffs moved for a preliminary injunction to enjoin the Merger and for expedition of the proceedings.   On November 3, 2011, the Delaware Court of Chancery denied Plaintiffs’ motion for expedition of the proceedings.  In light of the Court’s November 3, 2011 ruling, Plaintiffs have submitted a proposed amended order of consolidation and appointment of co-lead counsel.  Pursuant to that proposed amended order, which defendants do not oppose, defendants shall answer or otherwise move with respect to the consolidated second amended class action complaint within 45 days of the closing of the Merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and the documents to which we refer you in this information statement contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements, including, without limitation, statements regarding projections of total revenue, EBITDA, Adjusted EBITDA, net income, free cash flow or other financial items, and the expected timing of the closing of the proposed Merger. The projections by C&D’s management included in this information statement reflect assumptions and estimates by the management of C&D. Many of these assumptions and estimates are driven by factors beyond the control of C&D, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. All forward-looking statements included in this communication are based on information available to C&D on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about C&D’s industry, the beliefs and certain assumptions made by C&D’s management, many of which, by their nature, are inherently uncertain and beyond C&D’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the expected closing date of the Merger; disruption from the Merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which C&D does business; the possibility that the Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the outcome of pending or potential litigation; and C&D’s ability to accurately predict future market conditions. Additionally, the unaudited prospective financial information by C&D management included in this information statement reflects assumptions and estimates by the management of C&D as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this information statement. Many of these assumptions and estimates are driven by factors beyond the control of C&D, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have provided any assurance with respect to the unaudited prospective financial information. Moreover, except as may be required by the federal securities laws, C&D does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of C&D’s unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

Additional factors that may affect future results are contained in C&D’s Annual Report on Form 10-K and C&D’s other filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov.  Many of these factors are beyond the control of C&D.

The cautionary statements contained or incorporated by reference into this information statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by C&D or persons acting on C&D’s behalf.  Except for C&D’s ongoing obligations to disclose certain information as required by the federal securities laws, C&D undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this information statement or to reflect the occurrence of unanticipated events.

The forward-looking statements contained in this information statement made in connection with the transactions contemplated by the Merger Agreement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.  In addition, the forward-looking statements made in periodic reports incorporated by reference into this information statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

SPECIAL FACTORS

Background of the Merger

In September 2010, in order to address an immediate need for liquidity in light of its anticipated inability to make required payments under its outstanding indebtedness, C&D proposed certain financial restructuring alternatives (the “Restructuring”).  Under the Restructuring, C&D would offer to exchange all of its outstanding 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”) and 5.50% Convertible Senior Notes due 2026 (the “2006 Notes” and together with the 2005 Notes, the “Notes”) for up to 95% of its Common Stock (the “Exchange Offer”) or, in the event that the conditions to the Exchange Offer were not satisfied or waived, C&D would commence a voluntary case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) and seek court approval of a prepackaged plan of reorganization (the “Prepackaged Plan”).

In order to gain support for the Restructuring, C&D initiated discussions with two holders of a majority of the aggregate principal amount of the outstanding Notes, including Angelo Gordon (the “Supporting Noteholders”).  Following these discussions, C&D and the Supporting Noteholders entered into a Restructuring Support Agreement, dated as of September 14, 2010 (the “Support Agreement”).  The Support Agreement, among other things, provided that the Supporting Noteholders would (i) support and use their commercially reasonable efforts to complete the Restructuring pursuant to the Exchange Offer or the Prepackaged Plan by either tendering all of their Notes in the Exchange Offer or voting all of their Notes in favor of the Prepackaged Plan, (ii) not, in any material respect, object, delay or take any other action to interfere with the implementation of the Restructuring or propose or support any alternative restructuring or plan for C&D, (iii) unless C&D commenced a case under Chapter 11 of the Bankruptcy Code, not accelerate or support the acceleration of, or direct the trustee under the indentures governing the Notes to accelerate or support the acceleration of, the Notes for any default or event of default that has occurred or may occur thereunder, and (iv) unless C&D commenced a case under Chapter 11 of the Bankruptcy Code, use their commercially reasonable efforts to waive any event of default under the indentures governing the Notes or rescind any acceleration of the Notes.

C&D commenced the Restructuring in October 2010 pursuant to a Registration Statement on Form S-4 under which it sought approval of the Exchange Offer or, alternatively, the Prepackaged Plan.  The Exchange Offer was subject to a number of conditions, including, among other things, approval by C&D’s stockholders of the Exchange Offer.  On December 20, 2010, C&D’s stockholders approved the Exchange Offer, and following the satisfaction of other conditions related to the Exchange Offer, C&D announced on December 23, 2010 that it had completed the Exchange Offer.  In connection with the Exchange Offer, approximately 98.91% of the aggregate outstanding principal amount of the 2005 Notes and approximately 97.62% of the aggregate outstanding principal amount of the 2006 Notes were validly tendered and not validly withdrawn.  In exchange for each $1,000 in principal amount of the 2005 Notes accepted in the Exchange Offer, holders of the 2005 Notes received 113.21 shares of Common Stock (as adjusted for a reverse stock split which occurred on March 14, 2011 (the “Reverse Stock Split”)).  In exchange for each $1,000 in principal amount of the 2006 Notes accepted in the Exchange Offer, holders of the 2006 Notes received 113.14 shares of Common Stock (as adjusted for the Reverse Stock Split).

Following the completion of the Exchange Offer in December 2010 and pursuant to the terms of the Support Agreement, eight of the nine members of the C&D Board resigned, the C&D Board was reconstituted and the number of directors was reduced from nine to seven.  The reconstituted C&D Board was comprised of Jeffrey A. Graves, President and Chief Executive Officer of C&D, Kevin P. Dowd and five directors nominated by the Supporting Noteholders.  Todd W. Arden, who was nominated to the C&D Board by Angelo Gordon in December 2010, serves as a Managing Director of Angelo Gordon.

As a result of the Exchange Offer and after giving effect to the Reverse Stock Split, Angelo Gordon beneficially owned 9,857,990 shares of Common Stock, constituting approximately 64.86% of the issued and outstanding shares of Common Stock.

Prior to submitting its proposal, Angelo Gordon determined to engage Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) as its financial advisor.  On June 14, 2011, Houlihan Lokey provided the Angelo Gordon Affiliates with a preliminary draft presentation related to C&D (the “Houlihan Lokey Presentation”), and reviewed with representatives of the Angelo Gordon Affiliates the Houlihan Lokey Presentation and answered related questions. The Houlihan Lokey Presentation is more fully described under the section entitled, “Houlihan Lokey Presentation.”

On June 16, 2011, C&D received an unsolicited non-binding proposal from Angelo Gordon, offering to acquire all of the outstanding shares of Common Stock not already owned by Angelo Gordon for a price of $9.50 per share (the “Proposed Transaction”).  Later that day, the C&D Board  convened (with Mr. Arden taking no part in the meeting) and established the Special Committee to review and evaluate the Proposed Transaction.  The decision of the C&D Board to establish the Special Committee was based the following factors:  the advice of legal counsel to C&D, the fact that Angelo Gordon is C&D’s controlling stockholder and that one member of the C&D Board (Mr. Arden) is an affiliate of Angelo Gordon.  At this time, the membership of the Special Committee preliminarily consisted of directors Kevin P. Dowd, James J. Gaffney and Michael Gallagher, and was subject to further consideration after the Special Committee engaged its legal advisors.

Between June 16 and June 21, 2011, the Special Committee interviewed potential independent legal and financial advisors, and nominated Mr. Dowd to serve as Chairperson of the Special Committee.

On June 21, 2011, the Special Committee met with Perella Weinberg and Potter Anderson & Corroon LLP (“Potter Anderson”).  The Special Committee discussed the background and qualifications of Perella Weinberg for serving as independent financial advisor to the Special Committee, including Perella Weinberg’s resources and experience in advising corporations with respect to mergers and acquisitions generally, and Perella Weinberg’s recent involvement in transactions similar to the Proposed Transaction.  Perella Weinberg also confirmed its independence with respect to the parties involved in the Proposed Transaction.  The Special Committee also considered the background and qualifications of Potter Anderson in serving as independent legal counsel to the Special Committee.  Potter Anderson confirmed the firm’s independence with respect to the parties involved in the Proposed Transaction, and reviewed the fiduciary obligations of the Special Committee, the role and mandate of the Special Committee, prerequisites for establishing and maintaining an effective and independent Special Committee process, and issues that typically arise in negotiations between a special committee and the controlling stockholder of a Delaware corporation.

On June 24, 2011, the Special Committee retained Potter Anderson to serve as independent legal counsel to the Special Committee.

On June 28, 2011, the Special Committee convened to consider, among other issues, Mr. Gaffney’s continued membership on the Special Committee, with Potter Anderson participating in the meeting.  Mr. Gaffney then summarized his prior involvement with businesses of Angelo Gordon.  Following a discussion among the members of the Special Committee, Mr. Gaffney tendered his resignation from the Special Committee, which resignation was accepted by Mr. Dowd and Mr. Gallagher.  Following his resignation, Mr. Gaffney left the meeting.

The Special Committee then discussed proposed board resolutions, which were prepared by Potter Anderson, that defined the authority of the Special Committee.  Among other things, the proposed board resolutions (i) granted the Special Committee the exclusive power and authority to review and evaluate the terms and conditions, and determine the advisability, of the Proposed Transaction, and to communicate and negotiate (or direct communications and negotiations) with Angelo Gordon and its advisors with respect to the terms and conditions of the Proposed Transaction, (ii) prohibited the C&D Board from recommending the Proposed Transaction for approval by C&D’s stockholders, or otherwise approving the Proposed Transaction, without a prior favorable recommendation from the Special Committee, and (iii) granted explicit authority to the Special Committee to decline to recommend the Proposed Transaction.  Members of the Special Committee confirmed that the proposed board resolutions would be considered by the C&D Board at its next meeting, which was scheduled for June 29, 2011.

The Special Committee also discussed with Potter Anderson a draft press release announcing the formation of the Special Committee, which was provided to and reviewed by members of the Special Committee in advance of the meeting.  Following this discussion, the Special Committee authorized Potter Anderson to forward the press release to David Anderson, Vice President, General Counsel and Corporate Secretary of C&D, and Willkie Farr & Gallagher LLP (“Willkie Farr”), outside counsel to C&D, for review and approval by C&D.  The Special Committee then discussed the status of negotiations between Potter Anderson and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to Angelo Gordon, with respect to a form of confidentiality and standstill agreement that would permit C&D to share non-public information with Angelo Gordon.  Finally, Potter Anderson reviewed with the Special Committee the terms of an engagement letter between the Special Committee and Perella Weinberg, including the proposed transaction fee.  Following a discussion of the terms of the engagement letter, the Special Committee authorized Potter Anderson to contact Perella Weinberg to confirm the proposed transaction fee, and to communicate certain other revised terms of the engagement letter requested by the Special Committee.

On June 29, 2011, the C&D Board convened (with Mr. Arden taking no part in the meeting) and adopted the enabling resolutions proposed by the Special Committee, which authorized the Special Committee to (i) evaluate and review the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, (iii) consider other proposals and strategic alternatives that may be available to C&D, and (iv) make a recommendation, whether for or against the Proposed Transaction, to the C&D Board on behalf of the minority holders of Common Stock.  The enabling resolutions prohibited the C&D Board from recommending the Proposed Transaction for approval by C&D’s stockholders, or otherwise approving the Proposed Transaction, without a prior favorable recommendation from the Special Committee.   Also on June 29, 2011, the Special Committee retained Perella Weinberg to serve as independent financial advisor to the Special Committee, and C&D issued a press release announcing the formation of the Special Committee and the retention of Potter Anderson and Perella Weinberg as independent advisors to the Special Committee.

On June 30, 2011, at an introductory meeting between Perella Weinberg and C&D management, C&D management provided Perella Weinberg with an overview and background information on C&D and certain other preliminary matters were discussed.  For reference purposes only, C&D management made available to Perella Weinberg certain financial projections which had previously been prepared and provided by C&D management to the C&D Board in connection with the Exchange Offer (the “Existing Projections”).  C&D management informed Perella Weinberg that it was in the process of preparing new projections to reflect year-to-date performance and refreshed perspectives on future periods and that such new projections would be made available when completed so that they would serve as a basis for Perella Weinberg’s financial analyses.

On July 1, 2011, the Special Committee met with Potter Anderson.  Potter Anderson confirmed that following the execution of the engagement letter between Perella Weinberg and the Special Committee, Perella Weinberg met with C&D management to discuss pending issues and the Existing Projections.  Potter Anderson then updated the Special Committee on the status of a putative class action lawsuit filed in the Court of Chancery on June 29, 2011 by a purported stockholder of C&D.

Between July 1 and July 6, 2011, Potter Anderson and Simpson Thacher discussed a form of confidentiality and standstill agreement between C&D and Angelo Gordon that would permit C&D to share non-public information with Angelo Gordon.  On July 6, 2011, Potter Anderson provided a form of confidentiality and standstill agreement approved by the Special Committee to Simpson Thacher (the “Confidentiality & Standstill Agreement”).  C&D management also continued work on the new financial projections that would serve as a basis for Perella Weinberg’s financial analyses (the “C&D Management Projections”).  The C&D Management Projections are set forth in “Special Factors—Summary of C&D Management Projections” beginning on page 28.

Between July 6 and July 19, 2011, Potter Anderson and Simpson Thacher discussed certain concerns expressed by Angelo Gordon with respect to the standstill provision contained in the Confidentiality & Standstill Agreement.

On July 18, 2011, C&D management provided Perella Weinberg with the C&D Management Projections.

On July 20, 2011, Perella Weinberg met with C&D management to discuss the C&D Management Projections.

On July 21, 2011, the Special Committee met with Potter Anderson and Perella Weinberg.  The Special Committee discussed the status of the Confidentiality and Standstill Agreement.  Potter Anderson informed the Special Committee that Angelo Gordon was not prepared to enter into any agreement that would restrict Angelo Gordon’s ability to commence a tender offer or to speak with other stockholders of C&D, unless the Special Committee provided assurances to Angelo Gordon with respect to the offer price reflected in the Proposed Transaction.  Potter Anderson reviewed with the Special Committee their fiduciary obligations under Delaware law with respect to the Confidentiality & Standstill Agreement.  After discussion, the Special Committee authorized Potter Anderson to communicate to Simpson Thacher that the Special Committee was not willing at that time to provide any price assurances to Angelo Gordon but would consider revisions to the Confidentiality & Standstill Agreement permitting Angelo Gordon to commence a tender offer under limited circumstances.

Later that day, Potter Anderson spoke with Simpson Thacher.  Simpson Thacher agreed to provide a revised draft of the Confidentiality & Standstill Agreement to Potter Anderson for the Special Committee’s review and consideration and Potter Anderson confirmed that the Special Committee would not engage in substantive negotiations with Angelo Gordon until after the Confidentiality & Standstill Agreement was executed and Perella Weinberg had provided preliminary initial financial analyses to the Special Committee.

On July 26, 2011, Simpson Thacher provided Potter Anderson with a revised draft of the Confidentiality & Standstill Agreement, which Potter Anderson shared with the Special Committee.

On August 2, 2011, Dr. Graves, the President and Chief Executive Officer of C&D, received a phone call from the chief executive officer of Company A advising Dr. Graves of Company A’s intention to make a proposal to acquire all of the outstanding shares of Common Stock of C&D (the “Inquiry”).  Subsequently, the general counsel of Company A contacted David Anderson, the  Vice President, General Counsel and Corporate Secretary of C&D, and requested that C&D enter into a confidentiality agreement with Company A before Company A would disclose the offer price.  Mr. Anderson referred the general counsel of Company A to Potter Anderson and management of C&D had no further contact with the management of Company A regarding the Inquiry.  Mr. Anderson contacted Potter Anderson, after which Potter Anderson discussed on an individual basis with the members of the Special Committee their fiduciary obligations and options with regard to the Inquiry in light of the Proposed Transaction.  At the direction of the Special Committee, Potter Anderson contacted the general counsel of Company A, who indicated Company A’s interest in entering into a non-disclosure agreement with C&D, pursuant to which both C&D and Angelo Gordon would agree to keep any proposal received by C&D from Company A confidential.  Without naming the interested party, Potter Anderson communicated to Simpson Thacher Company A’s potential interest in making a proposal, subject to the execution of a non-disclosure agreement between C&D and Company A.  Simpson Thacher agreed to discuss the Inquiry with Angelo Gordon.

On August 3, 2011, Potter Anderson provided comments on the Confidentiality & Standstill Agreement to Simpson Thacher, and forwarded a form of non-disclosure agreement (the “NDA”) on behalf of the Special Committee to Company A.

On August 4, 2011, the Special Committee met with Potter Anderson and Perella Weinberg.  Perella Weinberg reviewed the key points contained in discussion materials, which included an analysis of comparable companies, analysis of historical stock price performance, a summary of the C&D Management Projections and a preliminary valuation summary.  Perella Weinberg's discussion materials were provided by Perella Weinberg to, and reviewed by, members of the Special Committee in advance of the meeting.  A discussion ensued regarding Perella Weinberg’s preliminary financial analyses and next steps with respect to engaging in substantive negotiations with Angelo Gordon.

On the evening of August 4, 2011, C&D and Company A executed the NDA, and Potter Anderson and Simpson Thacher held further discussions to resolve the remaining issues outstanding with respect to the Confidentiality & Standstill Agreement.

On August 5, 2011, the Special Committee received a written proposal from Company A offering to acquire all of the outstanding Common Stock for $9.50 per share (the “Company A Proposal”).  Following discussions between the members of the Special Committee and Potter Anderson, the Special Committee provided a copy of the Company A Proposal to Perella Weinberg, the C&D Board and C&D management.

On August 10, 2011, the Special Committee and Angelo Gordon executed the Confidentiality & Standstill Agreement.

On August 11, 2011, Potter Anderson informed Simpson Thacher that Angelo Gordon’s financial advisor, Houlihan Lokey, was now permitted to commence due diligence activities pertaining to the Proposed Transaction.  In addition, on August 11, 2011, with the approval of Company A, and at the direction of the Special Committee, Potter Anderson also provided a copy of the Company A Proposal to Simpson Thacher.

On August 12, 2011, the Special Committee met with Potter Anderson and Perella Weinberg to discuss the commencement of due diligence by Houlihan Lokey and to discuss the Special Committee’s fiduciary obligations with respect to the Company A Proposal. At the conclusion of this discussion, the Special Committee authorized Perella Weinberg to contact Houlihan Lokey and Angelo Gordon to communicate that, although the Special Committee permitted the commencement of due diligence activities by Angelo Gordon and Houlihan Lokey, the Special Committee expected Angelo Gordon to improve the offer price reflected in the Proposed Transaction.

Later in the day on August 12, 2011, Simpson Thacher informed Potter Anderson that although Angelo Gordon had considered the Company A Proposal, Angelo Gordon reaffirmed its position under its June 16 proposal and stated that it was only interested in retaining its shares of Common Stock and acquiring the remaining shares of Common Stock not held by Angelo Gordon and thus would not be willing to sell its shares of Common Stock.  By letter to the Special Committee the same day, Angelo Gordon confirmed in writing that it was not interested in selling its Common Stock (the “August 12 Letter”).  Potter Anderson also informed the general counsel of Company A that Angelo Gordon had communicated to the Special Committee that it was not interested in pursuing the Company A Proposal, and that Angelo Gordon remained an interested buyer, but not a willing seller, of its Common Stock.  Potter Anderson also indicated to Company A that in light of Angelo Gordon’s response to the Company A Proposal, the Special Committee had recommended that Company A submit a revised proposal reflecting its best offer with respect to price.

From August 12 to August 16, 2011, Houlihan Lokey continued its due diligence activities on behalf of Angelo Gordon.

On August 17, 2011, Houlihan Lokey held a telephonic meeting with C&D management to discuss the assumptions used in the preparation of the C&D Management Projections and other diligence questions.  A representative of Perella Weinberg participated in this meeting.  Also on August 17, 2011, the Special Committee met (with Potter Anderson and Perella Weinberg participating in the meeting) to review updated discussion materials provided by Perella Weinberg, which were received and reviewed by members of the Special Committee in advance of the meeting.  Perella Weinberg reviewed with the Special Committee Perella Weinberg’s initial view of the effects of the recent stock market downturn on the preliminary financial analysis presented by Perella Weinberg to the Special Committee on August 4, 2011.  Perella Weinberg then indicated that, in light of recent market volatility, Perella Weinberg had updated the comparable companies analysis and preliminary valuation summary that had previously been provided to the Special Committee on August 4, 2011, and a discussion ensued regarding the updated analyses.  The Special Committee also discussed with its independent advisors the valuation reflected in the Company A Proposal.  The Special Committee then discussed with Perella Weinberg the potential implications of the recent market downturn on the C&D Management Projections.  Following these discussions, and based upon the advice of its independent advisors, the Special Committee concluded that the valuation reflected in the Proposed Transaction undervalued C&D’s per share price, notwithstanding the recent market volatility.  The Special Committee then authorized Perella Weinberg to communicate the Special Committee’s views to Houlihan Lokey and instructed Perella Weinberg to encourage Houlihan Lokey to continue its due diligence efforts, with the goal of improving the per share price reflected in the Proposed Transaction.  Potter Anderson then provided an update to the Special Committee with respect to the Company A Proposal, noting that Potter Anderson had contacted the general counsel of Company A to communicate Angelo Gordon’s statement that Angelo Gordon was not interested in participating in a sale of C&D to a third party.

Later in the day on August 17, 2011, Perella Weinberg reported to Potter Anderson that Houlihan Lokey affirmed, in light of recent stock market activity, that the offer price reflected in the Proposed Transaction was reasonable but also suggested a willingness to recommend that Angelo Gordon improve its offer price if the Special Committee agreed to: (i) commence discussions to settle the putative claims asserted by plaintiff stockholders against the Special Committee, the C&D Board, C&D and Angelo Gordon (the “Stockholder Claims”); and (ii) contact certain minority stockholders of C&D in order to gauge each stockholder’s respective view of the Proposed Transaction.

On August 18, 2011, Potter Anderson and Perella Weinberg contacted Mr. Dowd to discuss Perella Weinberg’s recent conversations with Houlihan Lokey.  Mr. Gallagher was unavailable for this discussion, but Mr. Dowd indicated he would update Mr. Gallagher on the outcome of the call.  A discussion ensued regarding whether to commence settlement discussions with respect to the Stockholder Claims and contact certain minority stockholders of C&D to gauge each such stockholder’s respective view of the Proposed Transaction.  Following these discussions, the Special Committee authorized Perella Weinberg to follow up with representatives of Houlihan Lokey and advise Houlihan Lokey to continue their due diligence activities with the goal of improving the offer price reflected in the Proposed Transaction.  Finally, the Special Committee authorized Potter Anderson to contact Simpson Thacher with respect to the Stockholder Claims.

On August 24, 2011, the general counsel of Company A notified the Special Committee that Company A had considered whether to improve its offer but determined that it was not interested in improving the terms of the Company A Proposal, and withdrew its proposal without further explanation.

During discussions between August 26 and August 29, 2011, the Special Committee determined, for a number of reasons (including confidentiality considerations), that it would not be in the best interests of C&D stockholders for the Special Committee to contact certain minority stockholders of C&D with respect to the Proposed Transaction.  Likewise, the Special Committee determined that it would not be beneficial to commence settlement negotiations related to the Stockholder Claims prior to the announcement of a definitive agreement between C&D and Angelo Gordon.

On August 29, 2011, Simpson Thacher indicated that Angelo Gordon had authorized Houlihan Lokey to advise Perella Weinberg that Angelo Gordon would consider an increase in the offer price from $9.50 to $9.65 per share in exchange for: (i) the exclusion of any condition to the consummation of the Merger that would require the Merger to receive the affirmative vote of a majority of the shares of Common Stock owned by stockholders unaffiliated with the controlling stockholder, Angelo Gordon (the “Majority of the Minority Condition”); and (ii) the inclusion of a condition to the consummation of the Merger that would require the total number of shares of Common Stock with respect to which appraisal rights shall have been exercised not to exceed five percent (5%) of the issued and outstanding shares of Common Stock as of the closing date of the Merger (the “Appraisal Out”).

On August 30, 2011, Potter Anderson and Perella Weinberg spoke separately with Mr. Dowd and Mr. Gallagher to confirm the terms of Angelo Gordon’s most recent offer.  Perella Weinberg shared its view with Mr. Dowd and Mr. Gallagher that Angelo Gordon could further improve its offer price in exchange for the proposed conditions. During discussions among the Special Committee and its advisors, the Special Committee confirmed with its independent counsel that the existence of a majority of the minority condition was not legally required.  After further discussions, the Special Committee indicated that it would support moving forward without a majority of the minority condition, provided that Angelo Gordon increased its offer price to $9.75 per share, and the Special Committee directed Perella Weinberg to contact Houlihan Lokey to seek to improve the current offer price of $9.65 per share.

Pursuant to subsequent negotiations between Perella Weinberg and Houlihan Lokey, Angelo Gordon increased its offer price from $9.65 per share to $9.75 per share, subject to the exclusion of a Majority of the Minority Condition and the inclusion of the Appraisal Out previously proposed by Angelo Gordon (the “Final Offer”).

On August 31, 2011, the Special Committee met with Potter Anderson and Perella Weinberg.  The Special Committee reviewed the status of negotiations to date, including the conditions associated with the Final Offer.  Perella Weinberg then discussed with the Special Committee updated discussion materials provided to and reviewed by members of the Special Committee in advance of the meeting.  Perella Weinberg confirmed that, in light of a continued downturn in the global stock markets, it had revised the comparable companies analysis and preliminary valuation as previously presented in discussion materials provided on August 4, 2011 and August 27, 2011 and had additionally compared the Final Offer versus Angelo Gordon’s initial offer price of $9.50 per share.

A discussion ensued among the Special Committee and its independent advisors regarding the updated financial analyses prepared by Perella Weinberg and the implications of the recent volatility in the global stock markets on the Special Committee’s negotiations with Angelo Gordon with respect to the Final Offer.  Potter Anderson noted that with the approval of the Special Committee, Willkie Farr would coordinate with Mr. Anderson to provide C&D’s comments regarding relevant provisions of the draft merger agreement to Potter Anderson.  After granting the approval requested by Potter Anderson, the Special Committee and its independent advisors engaged in a general discussion of the transaction structures likely to be proposed by Simpson Thacher in the draft merger agreement, the applicable signing and closing timelines associated with each structure, and the status of the Stockholder Claims.  The Special Committee also authorized Perella Weinberg to communicate to Houlihan Lokey that, subject to negotiating the final terms of the merger agreement, the parties were in agreement on the per share offer price reflected in the Final Offer.

On September 1, 2011, Potter Anderson and Perella Weinberg participated in a meeting of the C&D Board (the “September 1 C&D Board Meeting”) to provide an update to the C&D Board regarding the process conducted by the Special Committee to date.  Mr. Arden, the director of the C&D Board appointed by Angelo Gordon, was excused from the meeting during discussions related to the Special Committee’s evaluation of the Proposed Transaction.  During the September 1 C&D Board Meeting, C&D management also discussed with the C&D Board certain cost-cutting initiatives that were under preliminary consideration by C&D management, including the potential closure of a C&D manufacturing facility located in Milwaukee, Wisconsin, and the relocation of the manufacturing operations conducted at such facility to Reynosa, Mexico (the “Cost-Cutting Initiatives”) in order to improve C&D’s projected EBITDA during fiscal year 2013 and beyond.

On September 2, 2011, C&D management advised Potter Anderson that C&D management was considering the Cost-Cutting Initiatives.  Afterwards, Potter Anderson contacted Perella Weinberg to determine the potential effects of the Cost-Cutting Initiatives on certain financial analyses.  Perella Weinberg indicated it would review and update the discussion materials presented on August 31, 2011 to reflect the potential impact of the Cost-Cutting Initiatives on the financial analyses conducted by Perella Weinberg and would share any relevant updates with the Special Committee.

On September 3, 2011, Perella Weinberg met with C&D management to discuss the Cost-Cutting Initiatives and their potential impact on the C&D Management Projections and received in summary form information from C&D management indicating C&D management’s view of the potential impact of the Cost-Cutting Initiatives.  The C&D Management Projections were not updated to reflect the impact of the Cost-Cutting Initiatives, although such information was considered by Perella Weinberg in its financial analysis.

On September 6, 2011, Angelo Gordon provided a draft merger agreement to the Special Committee, which it and Potter Anderson undertook to review.  The Special Committee also provided the draft merger agreement to Willkie Farr for C&D’s review and comment.

Also on September 6, 2011, Perella Weinberg received from C&D management its preliminary analysis regarding the potential impact of the Cost-Cutting Initiatives on the C&D Management Projections and Perella Weinberg met with C&D management to discuss the same.

On September 7, 2011, Potter Anderson discussed with Willkie Farr initial comments to the draft merger agreement.

On September 8, 2011, the Special Committee convened, with Potter Anderson and Perella Weinberg participating. The Special Committee first received an update regarding the status of negotiations with respect to the Final Offer.  Potter Anderson also updated the Special Committee on Perella Weinberg’s conversation with C&D management with respect to the Cost-Cutting Initiatives and indicated that Perella Weinberg was prepared to share orally with the Special Committee preliminary valuation analyses updated by Perella Weinberg to reflect the potential impact of the Cost-Cutting Initiatives on the future financial performance of C&D. A discussion ensued, during which members of the Special Committee expressed the view that the Cost-Cutting Initiatives were in their formative stages, had not been approved by the C&D Board and, even if approved, would be challenging for C&D management to implement simultaneously with other growth initiatives under preliminary review and consideration by the C&D Board.  Further, members of the Special Committee noted that members of the C&D Board had directed C&D management to continue its study of the possible Cost-Cutting Initiatives and to revert to the C&D Board with an assessment of the potential financial benefit associated therewith at an unspecified future date.  At the conclusion of this discussion, the Special Committee directed Perella Weinberg to develop additional financial analyses incorporating the potential impact of the Cost-Cutting Initiatives, upon completion of which the Special Committee would convene to discuss next steps.

On September 9, 2011, the Special Committee considered outstanding issues with respect to the draft merger agreement, including issues relating to (i) C&D’s right to terminate the agreement upon a change in recommendation by the Special Committee or the C&D Board, (ii) the identity and creditworthiness of Acquiror, (iii) certain assurances regarding Acquiror’s delivery of the Written Consent, (iv) a proposed reverse termination fee payable to C&D upon Acquiror’s failure to deliver the Written Consent within twenty-four (24) hours of the execution of the merger agreement, (v) the reimbursement of certain C&D expenses if Acquiror failed to waive the Appraisal Out, (vi) the definition of material adverse effect (“MAE”), (vii) the status of C&D as a third-party beneficiary of the equity financing letter contemplated by Angelo Gordon in connection with the draft merger agreement and the Final Offer (the “Equity Financing Letter”), and (viii) the right of the parties to pursue certain remedies, including specific performance, to enforce certain rights under the merger agreement.

On September 10, 2011, the Special Committee met with Potter Anderson and Perella Weinberg.  The Special Committee invited Perella Weinberg to discuss the updated financial analyses prepared by Perella Weinberg, which were provided to and reviewed by members of the Special Committee in advance of the meeting.  Perella Weinberg first discussed updated preliminary financial analyses of C&D, which included in certain analyses the potential impact of the Cost-Cutting Initiatives and certain growth initiatives under review by C&D management, including a potential expansion of C&D’s international manufacturing operations and the execution of a contemplated sales contract with a key C&D customer (collectively, the “Potential Growth Opportunities”).  A discussion ensued regarding the updated financial analyses reflected in the discussion materials which included an analysis illustrating the discounted future equity value of C&D, during which members of the Special Committee expressed the view that execution risk, funding uncertainty and the possible effect of recent sales results in the U.S. on the C&D Management Projections each represented significant risks, as did the potential dilution of existing equity in C&D should C&D require incremental third-party equity financing to pursue the Cost-Cutting Initiatives and the Potential Growth Opportunities.  The Special Committee and Perella Weinberg also discussed each of the valuation metrics (including comparable companies analysis, discounted future equity value analysis, comparable transaction analysis and discounted cash flow analysis) included in the financial analysis prepared by Perella Weinberg.  At the conclusion of this discussion, the Special Committee directed Perella Weinberg to complete an additional analysis incorporating the incremental financing potentially required to fund the Potential Growth Opportunities, which the Special Committee would review with Perella Weinberg and Potter Anderson in order to reach a conclusion regarding further price discussions with Angelo Gordon.

On September 14, 2011, the Special Committee met with Potter Anderson and Perella Weinberg to discuss the additional financial analysis prepared by Perella Weinberg at the direction of the Special Committee with respect to the Potential Growth Opportunities, which included a sensitivity analysis providing an illustrative valuation of a proposed manufacturing facility in India, which assumed that the project was financed by the issuance of new C&D equity (the “September 14 Discussion Materials”).  A discussion ensued, during which the Special Committee expressed certain concerns relating to the execution and management of the potential Cost-Cutting Initiatives and the Potential Growth Opportunities and also noted that given ongoing uncertainty, if current C&D sales and revenue trends continued, it would be difficult for C&D to achieve its internal EBITDA projections for the 2012 fiscal year.  Following this discussion, and taking into account the analyses provided in Perella Weinberg’s discussion materials, the execution and management risks involved in implementing the potential Cost-Cutting Initiatives and the Potential Growth Opportunities, the difficulty in achieving the EBITDA projections, recent volatility in the U.S. and global stock markets, and the advice of its independent advisors, the Special Committee determined that the per share price reflected in the Final Offer remained adequate.

On September 15, 2011, after discussing certain outstanding issues with respect to the draft merger agreement with C&D and Willkie Farr, the Special Committee forwarded a revised draft of the merger agreement reflecting its comments to Angelo Gordon.

On September 17, 2011, Potter Anderson and Simpson Thacher discussed certain aspects of the draft merger agreement, including (i) the need for the Special Committee and the C&D Board to have the ability to change their respective recommendations with respect to the Final Offer, (ii) the reverse termination fee payable in the event Angelo Gordon failed to deliver the Written Consent, and (iii) the proposed requirement that Angelo Gordon pay C&D’s expenses in the event Angelo Gordon failed upon proper notice to waive the Appraisal Out.  A discussion ensued regarding the relevant provisions of the draft merger agreement in light of the Special Committee’s interest in securing both closing and funding certainty with respect to the Final Offer.  At the conclusion of this discussion, Potter Anderson indicated that it would convene the Special Committee and communicate Angelo Gordon’s view of the relevant provisions once Potter Anderson received and reviewed a revised draft of the draft merger agreement from Simpson Thacher.

On September 20, 2011, Angelo Gordon provided a revised draft of the merger agreement to the Special Committee, which Potter Anderson undertook to review.  The Special Committee also provided Angelo Gordon’s revised draft to C&D and Willkie Farr.  Later that day, Potter Anderson discussed certain aspects of this revised draft with C&D and Willkie Farr.

On September 21, 2011, the Special Committee met with Potter Anderson and Perella Weinberg to discuss and review Angelo Gordon’s September 20 draft of the merger agreement (the “September 20 Draft”).  The Special Committee and its advisors discussed Angelo Gordon’s proposed changes in the September 20 Draft, including the removal of certain provisions pertaining to a voting agreement proposed by the Special Committee, the termination fee payable upon a change of recommendation approved by the Special Committee, and a reverse termination fee payable in the event Angelo Gordon failed to deliver the Written Consent.

Perella Weinberg confirmed it had not yet spoken with Houlihan Lokey but concurred with Potter Anderson’s assessment of open issues with respect to the September 20 Draft. A discussion ensued regarding the revised language proposed by Angelo Gordon with respect to a change in recommendation, the circumstances, if any, under which the Special Committee and the C&D Board would consider advising stockholders of C&D to seek appraisal and the unlikelihood that any competing bid for C&D would be successful given statements by Angelo Gordon that it was an interested buyer, but not a willing seller, of its shares of Common Stock.

The Special Committee then discussed potential revisions to the September 20 Draft, including, among others, a reverse termination fee in the event Angelo Gordon failed to deliver the Written Consent, and certain remedies for C&D in the event of a willful breach by Angelo Gordon.

The Special Committee also discussed certain issues related to the Equity Financing Letter with respect to funding certainty, and confirmed that Perella Weinberg would perform due diligence with respect to any entity specified by Angelo Gordon in the Equity Financing Letter.

A discussion ensued regarding the key issues outstanding with respect to the draft merger agreement, and the Special Committee’s view that further revisions were required to the September 20 Draft to provide both closing and funding certainty.  Following this discussion, the Special Committee instructed Potter Anderson to revise the September 20 Draft and provide an updated draft merger agreement to Simpson Thacher.

Following the meeting of the Special Committee, Potter Anderson contacted Simpson Thacher to discuss the issues raised by the Special Committee with respect to closing and funding certainty, and indicated that it would provide a revised draft of the merger agreement to Simpson Thacher reflecting: (i) revised language for the change in recommendation provision, which would permit the Special Committee and the C&D Board for a period of twenty (20) days following the mailing of C&D’s definitive information statement to decide whether or not to recommend that stockholders seek appraisal of their shares of Common Stock; (ii) a 10% reverse termination fee payable by Angelo Gordon in the event Angelo Gordon failed to deliver the Written Consent; and (iii) a new carve out in the MAE definition in the draft merger agreement pertaining to pending litigation against C&D.  In response to the Special Committee’s concerns with respect to funding certainty, Simpson Thacher indicated that Angelo Gordon would propose language to be included in the draft merger agreement stating that C&D is a third-party beneficiary of the Equity Financing Letter.

On September 24, 2011, Potter Anderson provided a revised draft of the merger agreement to Simpson Thacher.

On September 26, 2011, Angelo Gordon provided a draft of the Equity Financing Letter to the Special Committee and its counsel, which the Special Committee shared with C&D and Willkie Farr.

Also on September 26, 2011, Potter Anderson and Simpson Thacher discussed certain remaining outstanding issues with respect to the draft merger agreement, including the terms of the Equity Financing Letter.  Simpson Thacher confirmed that due to the legal structure of the entities executing the Equity Financing Letter, the liability of the entities would be several and not joint.  Simpson Thacher also proposed a cap of $2.5 million with respect to the C&D expenses payable by Angelo Gordon, which Potter Anderson indicated it would discuss with C&D to confirm that the proposed $2.5 million cap would be adequate to reimburse C&D’s expenses.

On September 27, 2011, Angelo Gordon distributed a further revised draft merger agreement.

On September 28, 2011, the Special Committee met with Potter Anderson and Perella Weinberg.  Potter Anderson reported on its discussion with Simpson Thacher with respect to the change in recommendation, reverse termination fee and the MAE provisions of the draft merger agreement, and that it had confirmed with Mr. Anderson that the $2.5 million cap on C&D’s expenses was adequate.  Potter Anderson indicated that Angelo Gordon would provide language designating C&D as a third-party beneficiary of the Equity Financing Letter to address the Special Committee’s concerns with respect to funding certainty.  Potter Anderson then stated that following additional discussions on September 28, 2011 between Potter Anderson, Simpson Thacher, Willkie Farr and Mr. Anderson, outside counsel and C&D had reached substantive agreement on the legal issues outstanding with respect to the draft merger agreement.

After confirming that members of the Special Committee had received and reviewed discussion materials distributed to the Special Committee in advance of the meeting, Potter Anderson reviewed the fiduciary duties of the Special Committee in evaluating the draft merger agreement and the transactions contemplated thereby.  The Special Committee then reviewed certain provisions contained in the draft merger agreement.  The Special Committee noted that the increase in the offer price from $9.50 to $9.75 per share was conditioned in part upon the draft merger agreement not containing a Majority of the Minority Condition.  Potter Anderson confirmed the Special Committee would receive updated financial analyses from Perella Weinberg prior to approving and adopting the draft merger agreement.  The Special Committee also noted that the draft merger agreement included a reverse termination fee of 10% of C&D’s total equity value payable by Angelo Gordon in the event Angelo Gordon failed to deliver the Written Consent, and also required Angelo Gordon to pay C&D’s expenses up to $2.5 million if Angelo Gordon failed to waive the Appraisal Out upon proper notice.  The Special Committee also confirmed C&D’s status as a third-party beneficiary of the Equity Financing Letter, with the right to specifically enforce the Angelo Gordon Entities’ funding obligations thereunder.

Potter Anderson then discussed with the Special Committee the change in recommendation provision contained in the draft merger agreement, which permits the Special Committee or the C&D Board to change its recommendation for any reason prior to the delivery of the Written Consent, and, following the delivery of the Written Consent, permits the Special Committee and the C&D Board to communicate with stockholders of C&D regarding the exercise of their appraisal rights for a period of twenty (20) days after the mailing of C&D’s definitive information statement.  Potter Anderson also reviewed with the Special Committee the Merger Consideration, the treatment of outstanding Stock Options and SARs, the representations and warranties made by C&D, certain pre-closing covenants and conditions to closing, each party’s respective termination rights and indemnification and D&O insurance protections included the draft merger agreement.

Once the draft merger agreement and the related transaction documents were finalized, the Special Committee determined it would consider the information presented and convene again to receive an updated presentation from Perella Weinberg, to determine whether the Final Offer was fair and, if the Special Committee deemed appropriate, to recommend that the C&D Board approve the merger agreement and the transactions contemplated thereby.

On September 29, 2011, the C&D Board convened (with Mr. Arden taking no part in the meeting) to receive a presentation from Potter Anderson with respect to the Final Offer, the draft merger agreement and the transactions contemplated thereby, pursuant to which Potter Anderson reviewed with the C&D Board its fiduciary duties with respect to the Final Offer and summarized the key terms and provisions contained in the draft merger agreement.  Certain members of management and Willkie Farr participated in the meeting.

From September 30, 2011 to October 2, 2011, the Special Committee, Angelo Gordon and C&D, through its legal advisors, continued to finalize the terms of the draft merger agreement and the related transaction documents.

On October 2, 2011, the Special Committee convened, with Potter Anderson and Perella Weinberg participating in the meeting.  After confirming that members of the Special Committee had received and reviewed in advance of the meeting substantially final versions of the Merger Agreement, the Equity Financing Letter and discussion materials provided by Perella Weinberg (the “October 2 Discussion Materials”), Potter Anderson discussed certain non-substantive revisions that had been incorporated into the Merger Agreement since the Special Committee convened on September 28, 2011.  Potter Anderson also confirmed that there had been no revisions to the terms or provisions of the Equity Financing Letter since the Special Committee convened on September 28, 2011.  Perella Weinberg then reviewed with the Special Committee its financial analyses of the Merger Consideration of $9.75 per share, and confirmed that Perella Weinberg had performed the due diligence requested by the Special Committee with respect to the entities providing financing pursuant to the Equity Financing Letter.  Following this discussion, at the request of the Special Committee, Perella Weinberg delivered to the Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 2, 2011, to the effect that, as of October 2, 2011 and based on and subject to various assumptions, matters considered and limitations described in its opinion, the Merger Consideration of $9.75 per share to be received by holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.  Potter Anderson then reviewed certain reasons for the Merger, as well as certain risks associated with the Merger, and following a discussion of the Merger Agreement, the Equity Financing Letter and the October 2 Discussion Materials, the Special Committee unanimously adopted resolutions (i) declaring the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair to, and in the best interests of, the unaffiliated holders of Common Stock, (ii) recommending the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the C&D Board, (iii) recommending that the C&D Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommending that the C&D Board submit the Merger Agreement to the C&D stockholders for adoption and that the C&D Board recommend that the C&D stockholders vote to adopt the Merger Agreement.

The meeting of the Special Committee was adjourned, and a meeting of the C&D Board was immediately convened, with all members of the C&D Board present with the exception of Mr. Arden.  Mr. Anderson, Mr. Harvie and Willkie Farr, Potter Anderson and Perella Weinberg also participated in the meeting.  Potter Anderson confirmed that the Special Committee had received an update from outside counsel with respect to the Merger Agreement and the Equity Financing Letter, as well as an oral fairness opinion from Perella Weinberg.  Referencing discussion materials provided to the C&D Board in advance of the meeting, Perella Weinberg provided a summary of the financial analyses engaged in by Perella Weinberg.  Potter Anderson also confirmed that the Special Committee had adopted resolutions recommending the submission of the Merger Agreement and the transactions contemplated thereby to the C&D Board, and recommending that the C&D Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.  After further discussion, the C&D Board, having received the recommendation of the Special Committee, approved and declared advisable the Merger Agreement, and resolved to recommend that the C&D stockholders adopt the Merger Agreement.

Following the conclusion of the C&D Board meeting, Potter Anderson, Willkie Farr and Simpson Thacher finalized the transaction documentation, and on October 3, 2011, the parties executed the Merger Agreement and the Equity Financing Letter, and Angelo Gordon delivered to C&D the Written Consent.  On the morning of October 3, 2011, C&D and Angelo Gordon issued a joint press release announcing the Merger.

C&D’s Reasons for the Merger

As described above in “Background of the Merger,” at a meeting held on October 2, 2011, the C&D Board, acting upon the recommendation of the Special Committee and after consultation with its legal advisor and the Special Committee’s financial and legal advisor (and with Todd Arden taking no part in the vote), determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of C&D and the unaffiliated stockholders of C&D. In the course of reaching their respective determinations, the C&D Board and the Special Committee considered the following material factors and benefits, among others, as generally supporting such determinations:

•
the opinion of Perella Weinberg, delivered to the Special Committee on October 2, 2011, subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in the opinion, the Merger Consideration of $9.75 per share to be received by holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) was fair from a financial point of view to such holders, as described in “Opinion of Perella Weinberg, Financial Advisor to the Special Committee” on page 20;

•
the Special Committee’s belief that it was unlikely that the trading price of the Common Stock would, in the foreseeable future, have a net present value greater than the $9.75 per share payable to the holders of Common Stock pursuant to the Merger Agreement and that such amount to be paid represented a fair value in relation to both the current and historical market prices of Common Stock;

•
the Special Committee’s belief that, having alerted the market to its potential willingness to be acquired, having received only one other firm indication of interest, and having received no other offers for equal or greater consideration than the Merger Consideration of $9.75 per share, the current offer price is the best offer that the holders of Common Stock may reasonably expect to receive;

•	the risks of remaining an independent company;

•	the form of consideration to be paid to the holders of Common Stock is cash, which will provide certainty of value and immediate liquidity to the holders of Common Stock;

•
the uncertainties associated with continuing to execute on C&D’s strategic business plan in light of the C&D’s competitive position in its industry, potential for future growth and potential difficulty raising capital – particularly in light of the controlling stockholder’s ownership of a majority of C&D’s Common Stock;

•	uncertainty surrounding certain litigation pending against C&D;

•
execution risks and other difficulties associated with implementing the Cost-Cutting Initiatives and the amount of time that would pass before beneficial results could be achieved under such Cost-Cutting Initiatives;

•	execution risks and other difficulties inherent in effectively expanding C&D’s operations in India and China and the amount of capital required to do so;

•	uncertainty surrounding labor and other costs related to C&D’s operations and facilities and the potential impact on C&D’s market share and competitive position;

•	continued volatility in the commodities markets with respect to lead prices;

•	continuing weakness in certain markets that C&D serves, particularly in North America, and continuing competitive price pressure;

•
that if Acquiror did not deliver the Written Consent voting in favor of the Merger, then it may be required to pay C&D a reverse termination fee in the amount of 10% of the equity value of C&D; that if Acquiror does not complete the Merger under certain circumstances, it may be required to pay C&D’s expenses associated with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in the amount of up to $2.5 million; the facts that the Angelo Gordon Entities hold a majority of the Common Stock and have covenanted to deliver the Written Consent voting in favor of the Merger, and that C&D has a right to enforce the Equity Financing Letter, providing a significant level of certainty that Acquiror and C&D will consummate the Merger under the terms negotiated in the Merger Agreement;

•	historical and prospective difficulties associated with meeting projections and intended plans for C&D’s operations;

•
the availability of appraisal rights under Section 262 of the DGCL to holders of Common Stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery;

•	the fact that the Special Committee is composed of two independent directors who are not affiliated with Acquiror and are not employees of C&D or any of its subsidiaries; and

•
the principal terms of the proposed Merger, including, among others, the consideration to be received by the holders of Common Stock, the indemnification obligations and the conditions to the parties’ obligations to consummate the Merger.

In the course of reaching their respective determinations, the C&D Board and the Special Committee also considered a variety of uncertainties and risks in its deliberations concerning the Merger Agreement and the Merger, including, among others:

•
the fact that the nature of the Merger as a cash transaction will prevent the holders of Common Stock from being able to participate in any future earnings or growth of C&D and the holders of Common Stock will not benefit from any potential future appreciation in the value of Common Stock, including any value that could be achieved if C&D engages in future strategic or other transactions or as a result of the improvements to C&D’s operations;

•
the fact that, if the Merger is not completed under certain conditions, C&D may have incurred significant transaction and opportunity costs attempting to consummate the transactions, C&D’s business may be subject to disruption and C&D’s directors, officers and other employees will have expended considerable time and effort to consummate the transactions;

•
the fact that the restrictions in the Merger Agreement on the conduct of C&D’s business prior to the consummation of the Merger, requiring C&D to operate its business in the ordinary course of business and subject to other restrictions, other than with the consent of Acquiror, may delay or prevent C&D from undertaking business opportunities that could arise prior to the consummation of the Merger; and

•	the fact that the executive officers and directors of C&D may have interests in the Merger that are different from, or in addition to, those of C&D’s stockholders generally.

The C&D Board and the Special Committee did not consider any implied liquidation value when determining the fairness of the Merger because it was not contemplated that C&D be liquidated whether or not the Merger was consummated.  Moreover, a liquidation value analysis does not take into account any value that may be attributed to C&D’s ability to attract new business.  Further, at no point during the discussions between C&D and Angelo Gordon did Angelo Gordon indicate any willingness to consider any alternative transactions that would require the consent of the C&D stockholders, including a liquidation.  The C&D Board and the Special Committee did not consider net book value of equity attributable to C&D, which is an accounting concept, as a factor because the C&D Board and the Special Committee believed that net book value of equity attributable to C&D is not a material indicator of the value of C&D as a going concern, but rather is indicative of historical costs (and does not, for example, take into account the future prospects of C&D, market trends and conditions or business risks inherent in a competitive market) and therefore, in their view, is not a relevant measure in the determination as to the fairness of the Merger. The net book value of equity attributable to C&D as of July 31, 2011 was $5.41 per share.

Although the C&D Board and the Special Committee do not believe there is a single method of determining going concern value, the C&D Board and the Special Committee believe that the financial analyses evaluated and considered in their totality (and as discussed herein) are reflective of C&D’s going concern value. To the extent the pre-Merger going concern value was reflected in the price of the Common Stock prior to December 1, 2011, the date of the filing of this Information Statement, the offer price of $9.75 per share represents a premium to the going concern value of C&D.

C&D’s consideration of the Merger and the transactions contemplated by the Merger Agreement was a direct response to C&D’s receipt on June 16, 2011 of the unsolicited proposal from Angelo Gordon.  C&D had not previously considered consummating a transaction similar to the Merger involving C&D and Angelo Gordon as no such transaction had previously been presented to C&D.  C&D’s desire to pursue the Merger at this time is the result of its determination that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of C&D and the unaffiliated stockholders of C&D and is based on the reasons set forth above, among others. Other than the Inquiry made by Company A as described above in “Background of the Merger” and in light of the absence of any other third-party interest in pursuing a transaction similar to the Merger, C&D did not in any material respect consider any specific alternative transaction to the Merger in connection with its review and analysis of whether to pursue the Merger.

The foregoing discussion of the information and factors considered by the C&D Board and the Special Committee is not exhaustive, but C&D believes it includes all the material factors considered by the C&D Board and the Special Committee. In view of the wide variety of factors considered in connection with their evaluation of the Merger and the complexity of these matters, the C&D Board and the Special Committee did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the C&D Board may have given different weight to different factors. The C&D Board and the Special Committee conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, C&D management and the Special Committee’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, their determinations.

Position of C&D as to the Fairness of the Merger

For the reasons set forth above under “C&D’s Reasons for the Merger,” C&D reasonably believes that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of C&D and the unaffiliated stockholders of C&D, both from a procedural and substantive perspective.

Effects of the Merger

As a result and upon consummation of the Merger, C&D will cease to be a publicly traded company and C&D’s Common Stock will no longer be traded on the over the counter market.  Stockholders of C&D (other than the Angelo Gordon Entities) will no longer have any interest in C&D’s future earnings or growth.  In addition, upon consummation of the Merger.  The Merger will have the federal tax consequences described under “Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 38.

As a result and upon consummation of the Merger, C&D will be 100% owned by Acquiror (and indirectly by the Angelo Gordon Entities).  The following table sets forth, among other things, the number of shares of C&D Common Stock owned by each Angelo Gordon Entity pre- and post-Merger, as well as each Angelo-Gordon Entity’s interest in the net book value and net earnings of C&D.

								Earnings by
							Net Book	owner for
	Number of	Number of	Number of	Percent of			Value	6 months
	Shares	Shares	Shares	Commitment	% Holding	% Holding	(as of	ended
	pre-Merger	Acquired	post-Merger	Funding	pre-Merger	post-Merger	July 31, 2011)	July 31, 2011

AG Capital Recovery Partners V1 LP	5,446,180	2,952,768	8,398,948	55.31%	35.84%	55.27%	$45,462,000	$(970,000)
AG Capital Recovery Partners V11 LP	2,214,710	1,200,646	3,415,356	22.49%	14.57%	22.47%	18,487,000	(394,000)
AG Superfund LP	1,100,837	596,853	1,697,690,132	11.18%	7.24%	11.17%	9,189,000	(196,000)
AG Eleven Partners LP	470,726	255,184	725,910	4.78%	3.10%	4.78%	3,929,000	(84,000)
AG Superfund International Partners LP	286,296	155,353	441,649	2.91%	1.88%	2.91%	2,391,000	(51,000)
AG Garden Partners LP	87,835	47,513	135,348	0.89%	0.58%	0.89%	733,000	(16,000)
AG CNG Funds LP	80,363	43,242	123,605	0.81%	0.53%	0.81%	669,000	(14,000)
Nutmeg Partners LP	78,780	42,709	121,489	0.80%	0.52%	0.80%	658,000	(14,000)
AG MM LP	47,425	25,625	73,050	0.48%	0.31%	0.48%	395,000	(8,000)
AG Princess LP	34,307	18,685	52,992	0.35%	0.23%	0.35%	287,000	(6,000)
PHS Patriot Fund LP	10,525	0	10,525	0.00%	0.07%	0.07%	57,000	(1,000)

TOTAL	9,857,984	5,338,579	15,196,563	100.00%	64.87%	100%	$82,257,000	$(1,754,000)

Opinion of Perella Weinberg, Financial Advisor to the Special Committee

Pursuant to an engagement letter dated June 29, 2011, the Special Committee retained Perella Weinberg to act as its financial advisor in connection with the proposed Merger. The Special Committee selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and experience in affiliate transactions. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, affiliate transactions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On October 2, 2011, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Special Committee to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in the opinion, the Merger Consideration of $9.75 per share to be received by holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) was fair from a financial point of view to such holders.

The full text of Perella Weinberg’s written opinion, dated October 2, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex C and is incorporated by reference herein.  The opinion does not address the underlying business decision of C&D to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to C&D. The opinion was not intended to be and does not constitute a recommendation to any holder of Common Stock as to how such holder should act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which the Common Stock will trade at any time.  In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the Angelo Gordon Entities or the holders of any other class of securities, creditors or other constituencies of C&D. Perella Weinberg provided its opinion only for the information and assistance of the Special Committee in connection with, and for the purposes of its evaluation of, the Merger, and it may not be relied upon by any other person. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements, financial forecasts and other business and financial information of or relating to C&D, including research analyst reports;

•	reviewed the C&D Management Projections;

•	discussed the past and current operations, financial condition and prospects of C&D with management of C&D and members of the C&D Board (other than Todd Arden);

•	compared the financial performance of C&D with that of certain publicly traded companies which it believed to be generally relevant;

•
reviewed the historical trading prices and trading activity of the Common Stock, and compared such prices and trading activity with that of securities of certain publicly traded companies which it believed to be generally relevant;

•	reviewed the premiums paid in certain publicly available transactions which it believed to be generally relevant;

•	reviewed the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of C&D that information furnished by them for purposes of its analysis did not contain any material omissions or misstatements of material fact.  With respect to the C&D Management Projections, Perella Weinberg was advised by the management of C&D and assumed, with the consent of the Special Committee, that the C&D Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of C&D as to the future financial performance of C&D and the other matters covered thereby, and Perella Weinberg expressed no view as to the assumptions on which they are based.  In addition, the Special Committee advised Perella Weinberg that the Cost-Cutting Initiatives and the Potential Growth Opportunities under consideration by C&D and the assessment of their expected financial impact were at a very preliminary stage and that the C&D Board had not made any decision to pursue or implement them.  Perella Weinberg adjusted the C&D Management Projections to exclude the impact of certain restructuring costs, professional fees and other expenses that were deemed to be extraordinary in nature and non-recurring and, therefore, not representative of the underlying performance of C&D’s business.  In addition, Perella Weinberg adjusted the C&D Management Projections to include income attributable to C&D’s minority partner in its Chinese joint venture in order to reflect the expected performance of C&D on a consolidated basis.  Perella Weinberg then deducted the value of such minority interest from enterprise value in its financial analyses, consistent with industry practice.

In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of C&D, nor was it furnished with any such valuations or appraisals, nor did it assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of C&D.  In addition, Perella Weinberg did not evaluate the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters.  Perella Weinberg assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay.  Furthermore, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on C&D.  Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Merger Consideration of $9.75 per share to be received by the holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares). Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement (or any other related agreement) or the form or structure of the Merger or the likely timeframe in which the Merger would be consummated.  In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration of $9.75 per share to be received by the holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) or otherwise.  Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood C&D had received such advice as it deemed necessary from qualified professionals.  Perella Weinberg’s opinion did not address the underlying business decision of C&D to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may have been available to C&D. Perella Weinberg was not authorized to solicit and did not solicit indications of interest in a transaction with C&D from any party.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof, and upon certain assumptions regarding such financial, economic, market and other conditions which have been subject to unusual volatility and which, if different than assumed, may have had a material impact on Perella Weinberg’s analyses.  It should be understood that subsequent developments may affect Perella Weinberg’s opinion, and Perella Weinberg does not have any obligation to update, revise or reaffirm its opinion.  The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the Special Committee in connection with Perella Weinberg’s opinion relating to the Merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Stock Trading.  Perella Weinberg reviewed the historical trading price per share of Common Stock for the period starting on October 21, 2010, the date on which C&D announced its debt-for-equity exchange, and ending on June 15, 2011, the date prior to the date on which news of a potential acquisition of C&D by an affiliate of Acquiror became public, which date is referred to herein as the “Unaffected Price Date.”  After giving effect to rounding, Perella Weinberg noted that the range of closing market prices per share of Common Stock during such period was $3.70 to $8.20.  The historical stock trading analysis provided general reference points with respect to the trading prices of Common Stock which enabled Perella Weinberg to compare the historical prices with the price of the Merger Consideration of $9.75 per share to be paid to stockholders pursuant to the Merger Agreement (other than holders of Excluded Shares).

Analysis of Implied Premiums.  Perella Weinberg calculated the implied premium represented by the Merger Consideration of $9.75 per share to be received by the holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) relative to the following:

•	the closing market price per share of Common Stock on September 30, 2011, the last trading day prior the delivery of its opinion; and

•	the closing market price per share of Common Stock on the Unaffected Price Date.

The results of these calculations are summarized in the following table:

	Per Share Closing Price	Implied Premium of Merger Consideration of $9.75 per share
September 30, 2011	$7.42	31.4%
Unaffected Price Date (June 15, 2011)	$8.24	18.3%

In the analysis of implied multiples, Perella Weinberg first derived the implied enterprise value of C&D based on the Merger Consideration of $9.75 per share to be received by the holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares).  Enterprise value for C&D was calculated as the aggregate value of C&D’s fully diluted equity (based on the total number of fully diluted outstanding shares of Common Stock and the Merger Consideration of $9.75 per share) plus debt at book value and minority interest at book value, less cash and cash equivalents as provided by C&D management as of July 31, 2011. Perella Weinberg also reviewed historical and estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, for C&D for certain periods described below.  In addition, Perella Weinberg calculated an implied adjusted enterprise value for C&D, which is referred to herein as the “Pension Adjusted Enterprise Value,” based on the Merger Consideration of $9.75 per share to be received by the holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares), which was calculated as enterprise value plus the sum of (i) after-tax underfunded pension plan liabilities of C&D and (ii) unfunded post-employment benefit liabilities for C&D, in each case as of January 31, 2011 based on C&D’s public filings. Perella Weinberg also derived an adjusted EBITDA for C&D for certain periods described below, which was calculated as EBITDA, plus periodic benefit cost net of service cost for pension obligations and other postretirement benefits, which is referred to herein as “Adjusted EBITDA.”

Analysis of Multiples of Financial Results.  Perella Weinberg calculated the following multiples of historical and estimated financial results for C&D:

•	enterprise value as a multiple of estimated EBITDA for calendar year 2011 (equivalent to fiscal year ended January 31, 2012 based on the C&D Management Projections);

•	enterprise value as a multiple of next twelve months, or NTM, EBITDA;

•	enterprise value as a multiple of estimated EBITDA for calendar year 2012 (equivalent to fiscal year ended January 31, 2013 based on the C&D Management Projections);

•	Pension Adjusted Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2011 (equivalent to fiscal year ended January 31, 2012 based on the C&D Management Projections);

•	Pension Adjusted Enterprise Value as a multiple of NTM Adjusted EBITDA; and

•	Pension Adjusted Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2012 (equivalent to fiscal year ended January 31, 2013 based on the C&D Management Projections).

The results of these analyses are summarized in the following table:

Financial Multiple	Based on the Merger Consideration of $9.75 per share
Enterprise Value /
CY 2011E (FY 2012E) EBITDA	9.2x
NTM EBITDA	6.5x
CY 2012E (FY 2013E) EBITDA	5.5x
Pension Adjusted Enterprise Value /
CY 2011E (FY 2012E) Adjusted EBITDA	9.0x
NTM Pension Adjusted EBITDA	6.6x
CY 2012E (FY 2013E) Adjusted EBITDA	5.7x

Illustrative Premiums Paid Analysis.  Perella Weinberg analyzed the premiums paid in 33 “going-private” transactions involving a majority stockholder of United States target companies since August 2006 and 94 “going-private” transactions involving a majority stockholder of United States companies since August 2001, in each case with transaction values in excess of $10 million. For each of the transactions, based on publicly available information, Perella Weinberg calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day, one week and one month prior to the announcement of the transaction. Perella Weinberg observed that since August 2006 the median premiums to target company closing stock price one day, one week and one month prior to transaction announcement were 28.7%, 28.6% and 29.0%, respectively.  Perella Weinberg also observed that since August 2001 the median premiums to target company closing stock price one day, one week and one month prior to transaction announcement were 25.5%, 25.8% and 25.7%, respectively.  Perella Weinberg observed that the implied premium represented by the Merger Consideration of $9.75 per share to be received by the holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares) relative to $7.42, the closing market price per share of Common Stock on September 30, 2011, was 31.4%, and relative to $8.24, the closing market price per share of Common Stock on the Unaffected Price Date, was 18.3%.

Selected Publicly Traded Companies Analysis.  Perella Weinberg reviewed and compared certain financial information for C&D to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the electrical power storage systems industry, which, in the exercise of its professional judgment and based on its knowledge of such industries, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to C&D, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be comparable to C&D in one or more respects including the nature of their business, size, financial performance and geographic concentration.

Selected Peers	Other Strategic Players
EnerSys	Johnson Controls, Inc.
Exide Technologies	GS Yuasa Corporation
Greatbatch, Inc.
Power-One, Inc.
Maxwell Technologies, Inc.
Ultralife Corporation

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on the closing price per share as of September 30, 2011, SEC filings for historical information and third-party research estimates from FactSet and Institutional Brokers’ Estimate System for forecasted information. For C&D, Perella Weinberg made calculations based on the closing market price per share of Common Stock as of September 30, 2011 and the Unaffected Price Date, and the Merger Consideration of $9.75 per share, and utilized the C&D Management Projections and third-party research estimates from FactSet and Institutional Brokers’ Estimate System for forecasted information.

With respect to C&D and each of the selected companies, Perella Weinberg reviewed enterprise value and Pension Adjusted Enterprise Value as a multiple of estimated revenue, estimated EBITDA, estimated Adjusted EBITDA and estimated earnings per share for each of calendar years 2011 and 2012.  The results of these analyses are summarized in the following table:

	CY 2011E Multiples				CY 2012E Multiples
	Enterprise Value / Revenue	Enterprise Value / EBITDA	Pension Adjusted Enterprise Value / Adjusted EBITDA	Price / Earnings Per Share	Enterprise Value / Revenue	Enterprise Value / EBITDA	Pension Adjusted Enterprise Value / Adjusted EBITDA	Price / Earnings Per Share
Mean (Selected Peers)	0.4x	4.4x	4.7x	6.8x	0.4x	3.9x	4.1x	5.5x
Range (Selected Peers)	0.3x – 0.5x	4.0x – 4.8x	4.5x – 4.9x	5.7x – 8.0x	0.3x – 0.5x	3.3x – 4.4x	3.7x – 4.5x	3.4x – 7.5x
Mean (Other Strategic Players)	1.1x	13.2x	14.1x	54.2x	1.0x	6.5x	6.7x	12.2x
Range (Other Strategic Players)	0.5x – 3.2x	2.3x – 50.4x	2.3x – 55.3x	5.1x – 263.0x	0.5x – 2.5x	2.1x – 16.4x	2.1x – 16.8x	4.5x – 30.7x
C&D (September 30, 2011)	0.5x	7.6x	7.6x	81.8x	0.4x	4.6x	4.8x	9.0x
C&D (Merger Consideration of $9.75 per share)	0.6x	9.2x	9.0x	107.5x	0.5x	5.5x	5.7x	11.8x
C&D (Unaffected Price Date)	0.5x	8.1x	8.1x	90.9x	0.4x	4.9x	5.1x	10.0x

Perella Weinberg also reviewed the historical enterprise value as a multiple of NTM EBITDA for the period September 2006 through September 2011 for C&D, the Selected Peers individually and the median of the Other Strategic Players.  Perella Weinberg calculated the average value of the enterprise value as a multiple of NTM EBITDA since September 2006, September 2008, September 2010 and March 2011. The results of these analyses are summarized in the following table:

Historical NTM EBITDA Multiples
	6 month average	1 year average	3 year average	5 year average
Average (Selected Peers)	5.2x	5.7x	5.2x	6.3x
Average (Other Strategic Players)	6.8x	7.2x	7.5x	8.3x
C&D	NA	NA	6.1x	9.0x

Based on current trading multiples for the selected publicly traded companies, the analysis of historical trading multiples and on judgments made by Perella Weinberg, Perella Weinberg selected a representative range of forward-looking EBITDA multiples of 4.5x-5.0x and applied that range of multiples to C&D’s estimated EBITDA for the fiscal year ending January 31, 2013. Perella Weinberg noted that this analysis implied a per share equity reference range for Common Stock of $7.10 to $8.40.  Perella Weinberg also measured the implied equity reference range for Common Stock incorporating a scenario prepared by C&D management involving the potential closure of a manufacturing facility in Milwaukee, Wisconsin being considered by C&D as a Cost-Cutting Initiative, which is referred to herein as the “Streamline Scenario.”  This analysis implied a per share equity reference range for Common Stock of $6.70 to $7.90.  Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to C&D’s business. Accordingly, Perella Weinberg’s comparison of selected companies to C&D and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and C&D.

Discounted Illustrative Future Stock Price Analysis.  Perella Weinberg performed an illustrative analysis of the discounted future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of Common Stock, assuming such future share price is derived from C&D’s estimated EBITDA and an assumed enterprise value to estimated EBITDA multiple.  For this analysis, Perella Weinberg used financial information from the C&D Management Projections and incorporated the impact of the Streamline Scenario for the calendar year 2013.  Perella Weinberg first calculated the implied value per share of Common Stock at the end of calendar year 2012 based on applying forward-looking multiples of enterprise value to EBITDA of 4.5x to 5.0x to the EBITDA estimate for the fiscal year ending January 31, 2014 from the C&D Management Projections.  Perella Weinberg then discounted the 2012 year end implied share price values back to September 30, 2011 using an assumed cost of equity of 17.0%, which resulted in a range of implied present values per share of Common Stock of $7.80 to $9.00.

The implied present value of future prices per share of Common Stock was reviewed for illustrative purposes only. The illustrative future prices per share of Common Stock should not be viewed as an accurate representation of what actual prices per share of Common Stock will be.  Actual prices per share of Common Stock for any period may be greater or less than the illustrative future prices per share of Common Stock reviewed by Perella Weinberg, and the differences may be material.  Future share prices are inherently uncertain, being based upon numerous factors or events that are not possible to predict.

Discounted Cash Flow Analysis.  Perella Weinberg conducted a discounted cash flow analysis for C&D to calculate the present value as of September 30, 2011 of the estimated standalone unlevered free cash flows that C&D could generate during the period commencing in the second half of the fiscal year ended January 31, 2012 through the fiscal year ended January 31, 2014. Estimates of unlevered free cash flows used for this analysis utilized the C&D Management Projections prepared by C&D management. Perella Weinberg also calculated a range of terminal values assuming terminal year multiples of next twelve months EBITDA ranging from 4.5x to 5.5x.  Based on the C&D Management Projections, Perella Weinberg used discount rates ranging from 14.0% to 16.0% based on estimates of the weighted average cost of capital of C&D. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for C&D. For such range of implied enterprise values resulting from the application of such multiple to EBITDA, Perella Weinberg derived ranges of implied equity values for C&D by subtracting the debt at book value and minority interest at book value and by adding cash and cash equivalents. These analyses resulted in an implied equity value per share of Common Stock of $6.40 to $8.80.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to C&D or the Merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Special Committee as to the fairness, from a financial point of view, as of the date of such opinion, of the Merger Consideration of $9.75 per share to be received by holders of Common Stock pursuant to the Merger Agreement (other than holders of Excluded Shares). These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the C&D Management Projections and third-party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of C&D, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by C&D management or third parties.

As described above, the opinion of Perella Weinberg to the Special Committee was one of many factors taken into consideration by the C&D Board in making its determination to approve the Merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration provided for in the Merger Agreement, which consideration was determined through negotiations between C&D and Acquiror.

Pursuant to the terms of the engagement letter between Perella Weinberg and C&D, C&D agreed to pay to Perella Weinberg a fee of $1.5 million for its services, of which $1.25 million became payable upon Perella Weinberg’s delivery of its opinion. In addition, C&D agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of C&D or Acquiror or any of their respective affiliates.  During the two-year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and C&D or Acquiror pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to C&D and Acquiror and their respective affiliates and in the future may receive compensation for the rendering of such services.

Position of Acquiror, Merger Sub and the Angelo Gordon Entities as to the Fairness of the Merger

We refer to Acquiror, Merger Sub and the Angelo Gordon Entities collectively as the “Angelo Gordon Affiliates.”  Under SEC rules, the Angelo Gordon Affiliates are required to provide certain information regarding their position as to the substantive and procedural fairness of the Merger to the unaffiliated stockholders of C&D.  The Angelo Gordon Affiliates are making the statements included in this section solely for purposes of complying with such requirements. The Angelo Gordon Affiliates’ views as to the fairness of the proposed Merger should not be construed as a recommendation to any stockholder as to whether any stockholder should exercise its appraisal rights with respect to the proposed Merger.  The Angelo Gordon Affiliates agree with the analyses and conclusions of the Special Committee and the C&D Board, based upon the reasonableness of those analyses and conclusions, which they adopt, and their respective knowledge of C&D, as well as the factors considered by, and the findings of, the Special Committee and the C&D Board with respect to the fairness of the Merger to the unaffiliated stockholders. The Cost-Cutting Initiatives and their impact on the C&D Management Projections did not affect the analysis of the Merger Consideration by the Angelo Gordon Affiliates. Furthermore, the Angelo Gordon Affiliates do not believe that the elimination of the Majority of the Minority Condition impacted the procedural fairness of the Merger given that such a condition is not a legal requirement and the fact that the stockholders of C&D unaffiliated with the Angelo Gordon Affiliates were represented by a special committee of independent, disinterested directors that engaged in a thorough negotiation process relating to the Merger with the assistance of independent legal and financial advisors. The Angelo Gordon Affiliates believe that the Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated stockholders of C&D on the basis of the factors described under “C&D’s Reasons for the Merger.”

The foregoing discussion of the information and factors considered and given weight by the Angelo Gordon Affiliates in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by the Angelo Gordon Affiliates. The Angelo Gordon Affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the Merger. The Angelo Gordon Affiliates believe that the foregoing factors provide a reasonable basis for their belief that the Merger is fair to C&D and its unaffiliated stockholders.

Houlihan Lokey Presentation

The Angelo Gordon Affiliates retained Houlihan Lokey as their financial advisor to provide certain financial advisory services in connection with a potential transaction involving C&D, including assessing potential transaction terms.  As previously mentioned in “Background of the Merger” above, on June 14, 2011, Houlihan Lokey presented the Houlihan Lokey Presentation to representatives of the Angelo Gordon Affiliates.  Houlihan Lokey did not prepare the Houlihan Lokey Presentation for the benefit of any party (including any of C&D’s unaffiliated stockholders, the Special Committee or the C&D Board) apart from the Angelo Gordon Affiliates.  The Houlihan Lokey Presentation was prepared by Houlihan Lokey based on publicly available information and discussions with the Angelo Gordon Affiliates and without the benefit of the C&D Management Projections.  In preparing the Houlihan Lokey Presentation, Houlihan Lokey assumed and relied upon the accuracy and completeness of the financial and other information discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information. All projections, estimates and other information with respect to operations reflected in the Houlihan Lokey Presentation were prepared or derived from public sources and discussions with the Angelo Gordon Affiliates.  Houlihan Lokey expressed no opinion with respect to any projections or estimates included in the Houlihan Lokey Presentation or the assumptions on which they are based.  The full text of the Houlihan Lokey Presentation has been filed as an exhibit to Item 16 in the amended Schedule 13e-3 filed with the SEC in connection with the Merger and is incorporated herein by reference.  The Houlihan Lokey Presentation was not intended to be and does not constitute a recommendation to any holder of Common Stock as to how such holder should act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which the Common Stock will trade at any time.  Houlihan Lokey did not determine or recommend the Merger Consideration of $9.75 per share to be paid in connection with the Merger.  Houlihan Lokey was not asked to deliver and has not delivered an opinion to the Angelo Gordon Affiliates or any other party as to the fairness, from a financial point of view or otherwise, of the Merger Consideration to be paid.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the Houlihan Lokey Presentation.  Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of C&D, such as the impact of competition on the business of C&D and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of C&D or the industry or in the markets generally. No company, business or transaction used in the analyses for comparative purposes is identical to C&D or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations, judgments and assumptions concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Houlihan Lokey believes that mathematical derivations (such as determining an average or median) of financial data are not by themselves meaningful and should be considered together with judgments and informed assumptions. The assumptions and estimates contained in Houlihan Lokey’s analyses and the reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

The following is a summary of the material preliminary analyses presented in the Houlihan Lokey Presentation. The order of analyses in this summary does not represent relative importance or weight given to those analyses by Houlihan Lokey. This summary of Houlihan Lokey’s analyses is not a complete description of the analyses presented in the Houlihan Lokey Presentation.

Selected Companies Analysis

Houlihan Lokey calculated multiples of enterprise value based on certain financial data for C&D and nine selected companies operating in the electrical power storage systems industry. Houlihan Lokey calculated each selected company’s enterprise value as a multiple of its Adjusted EBITDA for the latest 12 months and estimates of Adjusted EBITDA for the fiscal periods ending December 31, 2011 and 2012. The selected companies analysis indicated an implied per share equity reference range for C&D of $3.75 to $9.58.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value based on the estimated purchase prices paid in 28 selected publicly-announced transactions in the electrical power storage manufacturing, development and design industries. The calculations expressed the enterprise value of each target as a multiple of such target’s latest 12 month EBITDA. The selected transactions analysis indicated an implied per share equity reference range for C&D of $5.47 to $7.76.

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of C&D by calculating the estimated net present value of the unlevered, after-tax free cash flows that C&D was estimated to generate through the fiscal year ending January 31, 2016, based on historical financial information, discussions with Angelo Gordon and financial analyst estimates for certain comparable companies. The discounted cash flow analysis indicated an implied per share equity reference range for C&D of $6.62 to $8.30.

Minority Squeeze-Out Analysis

Houlihan Lokey reviewed the publicly available financial terms of 15 minority squeeze-out transactions announced between April 2009 and June 2011, and calculated the mean and median price per share premiums for the one-day, one-week and one-month periods after the announcement of each transaction. Analysis of such premiums implied a per share equity reference range for C&D of $10.00 to $10.80.

Purposes and Reasons of Acquiror, Merger Sub and the Angelo Gordon Entities for the Merger

The Angelo Gordon Affiliates decided to pursue the Merger because they believe that C&D can be operated more effectively as a privately owned company. In addition, the Angelo Gordon Affiliates believe that the Merger will allow the unaffiliated stockholders to receive a significantly attractive value for their shares of Common Stock, which value had not been reflected in the recent trading price of the Common Stock.

As a privately owned company, C&D would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long term, increase C&D’s value. In contrast, as a publicly traded company, C&D currently faces public stockholder and investment analyst pressure to make decisions that may produce better short-term results, but which may over the long term lead to a reduction in the per share price of its Common Stock. As a privately owned company, C&D would also be relieved of many of the other burdens and constraints imposed on public companies. The need for management to be responsive to public stockholder concerns and to engage in an ongoing dialogue with public stockholders may at times distract management’s time and attention from the effective operation and improvement of the business. The Angelo Gordon Affiliates have undertaken to pursue the Merger at this time in light of the underperformance of C&D’s stock price and the opportunity to take advantage of the foregoing benefits that they believe can be realized in connection with the Merger.

In the ordinary course, the Angelo Gordon Entities consider all potential alternatives with respect to their investment holdings, including its investment in C&D.  However, no specific alternative to the Merger was considered in any material respect in connection with the Angelo Gordon Affiliates’ review and analysis of whether to pursue the Merger.

Plans for C&D

Upon the consummation of the Merger, the separate existence of Merger Sub will cease and C&D will continue its existence as the surviving corporation. The surviving corporation will possess all the rights, privileges, immunities, powers, liabilities and duties of C&D.  It is expected that, initially following the Merger, the business and operations of C&D will be continued by C&D substantially as they are currently being conducted.  Except as indicated in this information statement, Acquiror does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving C&D, a sale or transfer of a material amount of assets of C&D, any material change in C&D’s capitalization or dividend policy or any other material change in C&D’s corporate structure or business.  However, Acquiror will continue to evaluate the business and operations of C&D prior to and after the Merger, and will take such actions as it deems appropriate under the circumstances then existing.  Acquiror reserves the right to make any changes deemed appropriate in light of such evaluation.

Summary of C&D Management Projections

C&D does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiation and review of the Merger Agreement by the C&D Board and the Special Committee, C&D management prepared the C&D Management Projections, which contain unaudited prospective financial information on a standalone, pre-Merger basis.  C&D is electing to provide the C&D Management Projections in this information statement to provide the stockholders of C&D access to certain non-public unaudited prospective financial information that was made available to Acquiror and its financial advisor, Houlihan Lokey, and affiliates of Acquiror and to the Special Committee’s financial advisor in connection with the Merger.  The C&D Management Projections were not prepared with a view toward public disclosure and the inclusion of the C&D Management Projections in this information statement should not be regarded as an indication that C&D or any other recipient of the C&D Management Projections considered, or now considers, it to be necessarily predictive of actual future results.  Neither C&D nor its affiliates assume any responsibility for the accuracy of the C&D Management Projections.  The C&D Management Projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation or presentation financial information.  There can be no assurance that the assumptions made in preparing the C&D Management Projections will prove accurate or that the projected results reflected therein will be realized.  Readers of this information statement are cautioned not to place undue reliance on the C&D Management Projections.

Neither PricewaterhouseCoopers LLP (C&D’s independent registered public accounting firm) nor any other independent accountants, have compiled, examined or performed any procedures with respect to the C&D Management Projections, nor have they expressed any opinion or any other form of assurance on the C&D Management Projections or their achievability, and assume no responsibility for, and disclaim any association with, the C&D Management Projections.

PricewaterhouseCoopers LLP’s report incorporated by reference in this information statement refers exclusively to C&D’s historical financial information.  PricewaterhouseCoopers LLP’s report does not cover any other information in this information statement and should not be read as doing so.

The C&D Management Projections include forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of C&D, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 7, and other risk factors as disclosed in C&D’s filings with the SEC that could cause actual results to differ materially from those shown below.  C&D stockholders are urged to review C&D’s most recent SEC filings, including C&D’s Annual Report on Form 10-K, for a description of risk factors with respect to C&D’s business. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 7 and “Where You Can Find More Information” beginning on page 65.

The C&D Management Projections do not take into account any circumstance or event occurring after the date they were prepared or which may occur in the future, and, in particular, do not take into account any revised prospects of C&D’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such C&D Management Projections were prepared or which may occur in the future.

C&D stockholders are urged to review C&D’s most recent SEC filings for a description of C&D’s reported results of operations, financial condition and capital resources during the fiscal year ended January 31, 2011.  See “Where You Can Find More Information” beginning on page 65.  No one has made or makes any representation to any stockholder of C&D regarding the information included in the C&D Management Projections or the ultimate performance of C&D compared to the C&D Management Projections.

The C&D Management Projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation.  Although the C&D Management Projections were based on historical experience and on various other assumptions that C&D management believes are reasonable under the circumstances and are presented with numeric specificity, the C&D Management Projections reflect numerous estimates and assumptions made by C&D management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to C&D’s business, all of which are difficult to predict and many of which are beyond C&D’s control.  As a result, although presented with numerical specificity, the C&D Management Projections reflect numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the C&D Management Projections will be realized or that actual results will not be significantly higher or lower than estimated.  Because the C&D Management Projections cover multiple years, they by their nature become less predictive with each successive year.

For the foregoing reasons, as well as the bases and assumptions on which the C&D Management Projections were compiled, the inclusion of the C&D Management Projections in this information statement should not be regarded as an indication that such C&D Management Projections will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

The following table presents a summary of the material prospective financial information of C&D contained in the C&D Management Projections for the fiscal years ending January 31, 2012, 2013 and 2014, respectively:

Fiscal Year Ended January 31,	2012E	2013E	2014E
	(in $ millions)
Sales	$383	$447	$474
Cost of Goods Sold	$326	$370	$392
Gross Profit	$57	$77	$82
Operating Expenses	$45	$49	$51
Operating Income	$12	$28	$31
Interest	$5	$5	$5
Taxes	$0	$7	$9
Other	$4	$1	$1
Minority Interest	$1	$2	$3
Net Income	$2	$12	$13

EBITDA*	$18	$35	$38
Adjusted EBITDA**	$22	$37	$40

Cash flows from operating activities	$6	$23	$25
Cash flows from investing activities	$(9)	$(12)	$(12)
Cash flows from financing activities	$5	$(7)	$(5)

Free Cash Flow***	$(3)	$11	$13

*	EBITDA is defined as Net Income plus interest, taxes, depreciation and amortization.
**	Adjusted EBITDA is defined as EBITDA plus non-cash stock amortization, professional fees ssociated with the Merger Agreement and certain other non-recurring costs.
***	Free Cash Flow is defined as cash flows from operating activities less capital expenditures.

The C&D Management Projections set forth in the table above include actual results for the first quarter of fiscal year 2012 and estimated financial results for the remainder of fiscal year 2012 through 2014.  Set forth below are the material assumptions relating to the C&D Management Projections:

General Assumptions

The C&D Management Projections include estimated legal and financial advisory fees payable by C&D in connection with the Merger Agreement and the transactions contemplated thereby of approximately $2.5 million and that additional related expenses may be incurred if the Merger were to be delayed or if there is any adverse change in associated pending litigation proceedings and that such changes could materially impact results of operations and cash flows.

Sales Assumptions

During recent periods, C&D’s sales have been negatively impacted by the global recessionary environment and economic downturn.  These economic uncertainties continue to be a major risk in achievement of these projections.  The projections above include actual sales for the three months ended April 30, 2011.  For the remainder of fiscal year 2012 and through fiscal year 2014, C&D management assumed revenue growth due to (i) increased customer confidence in purchasing C&D’s products as a result of C&D’s successful fiscal 2011financial restructuring, including recapture of market share, (ii) continued growth in C&D’s Asia business, (iii) acceptance of C&D’s projected new product introductions and (iv) over the longer term, general economic growth in C&D’s target markets.  These sales projections could be negatively impacted by a number of factors including, amongst others:

•	fluctuations in prices and availability of raw materials, particularly lead, could increase C&D’s costs or cause delays in shipments;

•
maintaining C&D’s manufacturing operations requires significant capital expenditures, and C&D’s failure to maintain C&D’s operations would have a material adverse impact on C&D’s ability to generate revenue;

•
maintaining and expanding C&D’s manufacturing capacity depends upon continued compliance with environmental laws and regulations, and adverse action taken by regulators could have a material adverse effect on C&D’s ability to generate revenue;

•	adverse economic or market changes in certain markets in which C&D conducts business;

•	pricing pressures from C&D’s larger customers and from the extremely competitive industries in which C&D operates;

•	difficulties or delays in product development;

•	C&D’s reliance on third parties whose operations are outside C&D’s control;

•	C&D’s customers that become insolvent or bankrupt; and

•	a change in C&D’s product mix.

Cost of Goods Sold Assumptions

C&D’s cost of goods sold consists of material, labor, fixed and variable overhead, freight and depreciation of property and equipment related to the manufacturing of C&D’s products.  Lead is the primary cost component in C&D’s cost of goods sold.  C&D management assumed that the cost of lead will remain constant throughout the projection period.  The overall increase in cost of goods sold during the projection period is driven by (i) increased sales volume and (ii) assumed wage increases and medical inflation in fiscal year 2012 through fiscal year 2014.  These increases are offset by (i) assumed cost reductions associated with C&D’s closure of C&D’s Leola, Pennsylvania manufacturing facility, which was announced in the second quarter of fiscal year 2011 and (ii) assumed cost savings resulting from ongoing capital expenditures and manufacturing productivity improvements.  These projections could be adversely affected by increases in the cost of raw materials, particularly lead, the primary cost component of C&D’s battery products, or other product parts or components such as copper and plastics.  Lead represented approximately 40% of C&D’s cost of sales in fiscal year 2011.  Lead market prices averaged $0.89 per pound in fiscal year 2009, $0.83 per pound in fiscal year 2010, $0.98 per pound in fiscal year 2011 and $1.18 for the six months ended July 31 30, 2011.  C&D has lead clauses in many customer contracts which allow C&D to offset the changes in lead costs through higher/lower revenue; however, generally on a lag basis.  Sales price increases/decreases from the lead clauses are ultimately offset by higher/lower lead costs in direct materials.  A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases/surcharges to mitigate such cost increases in a timely manner, or at all, could have a material adverse effect on these projections.

Operating Expenses Assumptions

C&D’s operating expenses primarily consist of (i) selling, general and administrative expenses, or SG&A, and (ii) research and development expenses.  SG&A expenses include salaries and related costs for C&D’s staff in sales, marketing, finance, information technology, human resource, legal and other administrative functions, costs for operating leases, office supplies, promotions, advertising and selling expenses.  SG&A expenses are expected to increase throughout the projection period due to (i) assumed wage increases and medical inflation, (ii) achievement of management incentive plan targets, (iii) increased commissions and selling expenses as a result of sales growth and (iv) increase sales headcount in Europe and Asia to support sales growth.  C&D’s research and development expenses include salary-related expenses for C&D’s engineering staff, costs for engineering equipment and prototypes, costs for operating leases and office- and  equipment-related expenditures, including depreciation of property and equipment.  Overall research and development expenses are projected to remain constant as a percentage of sales to support new product introductions and product design enhancements.

Interest Expense Assumptions

C&D management has assumed that, following the consummation of the Merger, C&D’s United States credit facility and its China line of credit will remain in place and interest rates on those debt instruments will remain unchanged throughout the projection period.

Other Expenses Assumptions

Other expenses are related to professional fees associated with the Merger Agreement and the transactions contemplated thereby, foreign currency exchange, bank fees and other non-operating expenses.  C&D management projects other expenses based on historical levels and expects the majority of these costs to remain flat with certain exceptions.  Other expenses for fiscal year 2012 includes a projected $2.5 million of professional fees associated with the Merger Agreement and the transactions contemplated thereby.

Cash Flow From Operating Activities

Cash flow from operating activities consists primarily of income (loss) from operations and changes in working capital.  Cash flow from operating activities is expected to improve due to increased net income driven by C&D’s expanding revenue base.  C&D management’s working capital projections assume constant days sales outstanding, improvement in inventory days on hand as a result of increased sales and an increase in days payable outstanding as C&D is able to negotiate more favorable payment terms with certain vendors as a result of C&D’s successful fiscal 2011 financial restructuring.  In addition, C&D management assumed, based on actuarial assumptions, a reduction in cash from operations resulting from projected required contributions to C&D’s pension plans.  Accounting for pensions requires the use of estimates and assumptions regarding discount rates, return on assets and compensation increases, among others and thus actual amounts may differ materially from the assumptions utilized in these projections.

Cash Flow From Investing Activities

Cash flow from investing activities consists primarily of capital expenditures related to equipment replacement. C&D management projected capital expenditures to be approximately $9 million, $12 million and $12 million in fiscal year 2012, 2013 and 2014, respectively.  The capital expenditures primarily relate to C&D’s projected cost reduction and productivity improvements, routine maintenance activities, sales growth in Asia and new product offerings.

Cash Flow From Financing Activities

Cash flow from financing activities consists primarily of projected borrowings/repayments of C&D’s existing credit facility.

C&D HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE C&D MANAGEMENT PROJECTIONS, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE C&D MANAGEMENT PROJECTIONS WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE C&D MANAGEMENT PROJECTIONS ARE NO LONGER APPROPRIATE.

Financing for the Merger

Acquiror has obtained the equity financing commitment described below. The funding under this commitment is subject to conditions. Acquiror has represented to C&D that, if the financing is funded in accordance with the equity financing letter described herein, it will have sufficient committed equity to pay the Merger Consideration in respect of all shares of Common Stock (other than those shares owned by the Angelo Gordon Entities), all other amounts due in connection with the Merger and all fees and expenses required to be paid by Acquiror, Merger Sub and C&D in connection with the Merger. The obligations of Acquiror and Merger Sub under the Merger Agreement, including their obligations to consummate the Merger, are not subject to or conditioned upon the receipt of any financing, including the equity financing.

Equity Financing

Acquiror has entered into a letter agreement, which we refer to as the “equity financing letter,” with AG CNG Funds, L.P., AG MM, L.P., AG Capital Recovery Partners VI, L.P., AG Capital Recovery Partners VII, L.P., AG Eleven Partners, L.P., AG Garden Partners, L.P., AG Super Fund International Partners, L.P., Nutmeg Partners, L.P., AG Princess, L.P. and AG Super Fund, L.P. (collectively, the “Investors”), dated as of October 3, 2011, pursuant to which the Investors have committed, upon the terms and subject to the conditions set forth in the equity financing letter, to make or secure capital contributions to Acquiror for an aggregate of up to $53,833,274.65. Each Investor may assign all or a portion of its equity commitment to an affiliate, although no such assignment will affect the Investor’s commitment to make or secure capital contributions pursuant to the equity financing letter.

The Investors’ equity commitments are generally subject to the satisfaction of the conditions to Acquiror’s and Merger Sub’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement. The equity financing contemplated by the equity financing letter will terminate upon the earliest to occur of (i) the consummation of the Merger (at which time each Investor’s obligation pursuant to the equity financing letter will be discharged) and (ii) the termination of the Merger Agreement in circumstances where Acquiror is not required to pay to C&D the amounts described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 55.

Prior to the consummation of the Merger and subject to the terms and conditions of the equity financing letter, C&D is entitled to seek specific performance to cause Acquiror to draw down the full proceeds of the equity financing contemplated by the equity financing letter in the event that conditions to Acquiror’s and Merger Sub’s obligations to consummate the Merger have been satisfied.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Common Stock will be sent a letter of transmittal describing how such holder may exchange each of their shares of Common Stock for the Merger Consideration promptly after the completion of the Merger.

You should not return your stock certificates to C&D, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent.  If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent.  If ownership of your shares is not registered in the transfer records of C&D, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to determine how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration.

Interests of C&D’s Directors and Officers in the Merger

You should be aware that, aside from their interests as stockholders of C&D, certain members of the C&D Board and C&D’s executive officers may have interests in the Merger that are different from or in addition to the interests of C&D stockholders generally. The Special Committee and the C&D Board were aware of these differing interests and potential conflicts and considered them, among other matters, in making their respective determination regarding the Merger Agreement.

Directors’ and Officers’ Equity Interests in the Merger

As of October 18, 2011, the latest practicable date for which this information was available prior to the filing of this information statement, the current executive officers and directors of C&D owned an aggregate of 18,311 shares of Common Stock. If the Merger is completed, these shares will be converted into the right to receive the Merger Consideration.

In addition, C&D’s directors and executive officers participate in C&D’s equity-based compensation plans and hold Stock Options and SARs.  All outstanding equity awards granted to C&D’s directors and executive officers prior to 2011 were fully vested in connection with the Exchange Offer relating to C&D’s 2005 Notes and 2006 Notes, which was completed on December 23, 2010.  All outstanding equity awards granted in 2011 generally vest and become exercisable over a period of four years following the date of grant based upon the grantee’s continued employment with C&D.

Upon the completion of the Merger, each Stock Option and SAR that is held by any of C&D’s directors or executive officers, whether or not then vested and exercisable, will be canceled and extinguished in exchange for a payment in cash equal to the product of (A) the number of shares of Common Stock subject to such Stock Option or SAR, as applicable, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option or SAR, as applicable, less any required withholding taxes.  None of the equity awards granted prior to 2011 will have value to the directors or executive officers in connection with the Merger because the applicable exercise prices of such awards exceed the Merger Consideration of $9.75 per share that is to be paid to the holders of Common Stock under the Merger Agreement (other than holders of Excluded Shares).

As of October 18, 2011, the latest practicable date for which this information was available prior to the filing of this information statement, the executive officers and directors of C&D held in the aggregate Stock Options to acquire 789,575.08 shares of Common Stock and SARs covering 10,509.46 shares of Common Stock.  All of the outstanding SARs relating to 10,509.46 shares of Common Stock are vested, and Stock Options to acquire 26,519.08 shares of Common Stock are vested, and the remainder of such awards are unvested.  If the Merger is completed, all of the Stock Options and SARs, whether vested or unvested, will be canceled and converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the total number of shares of Common Stock multiplied by the excess, if any, of $9.75 over the exercise price per share subject to such Stock Option or SAR, as applicable.

The following table sets forth, for each person who has been a director or executive officer of C&D since the beginning of our most recent completed fiscal year, (i) the aggregate number of shares of Common Stock subject to vested Stock Options and SARs held by such person as of October 18, 2011, that will be canceled and cashed out upon the consummation of the Merger and the aggregate consideration (before tax withholding) that such person will receive upon the cancellation of such awards, (ii) the aggregate number of shares of Common Stock subject to unvested Stock Options held by such person as of October 18, 2011, that will be canceled and cashed out upon the consummation of the Merger and the aggregate consideration (before tax withholding) that such person will receive upon the cancellation of such awards, and (iii) the number of shares of Common Stock held by such person as of October 18, 2011, that will be converted into the right to receive the Merger Consideration.  The information in the table assumes that all currently outstanding Stock Options and SARs will remain outstanding until the consummation of the Merger.

	Vested Options (1)		Unvested Options that Vest as a result of the Merger		Vested SARs (1)		Shares of Common Stock		Totals
Name	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)	Value ($)
Todd W. Arden	―	―	―	―	―	―	―	―	―
Kevin P. Dowd	1,207.80	0	60,560	93,262	―	―	7,001	68,260	161,522
James J. Gaffney	―	―	60,560	93,262	―	―	―	―	93,262
Michael Gallagher	―	―	60,560	93,262	―	―	―	―	93,262
Andrew Hines	―	―	60,560	93,262	―	―	―	―	93,262
David Treadwell	―	―	60,560	93,262	―	―	―	―	93,262
Jeffrey A. Graves	19,142.38	0	302,800	466,312	7,840.77	0	9,480	92,430	558,742
Ian J. Harvie	6,168.92	0	109,008	167,872	2,668.69	0	1,830	17,843	185,715
David J. Anderson	―	―	48,448	84,784	―	―	0	―	84,784
James D. Dee (2)	―	―	―	―	―	―	1,225	11,944	11,944
Todd J. Greenspan (2)	―	―	―	―	―	―	―	―	―

____________________

(1)
All vested Stock Options and SARs (other than those Stock Options and SARs that vest as a result of the Merger) held by C&D’s directors and officers have an exercise price in excess of $9.75; therefore, such awards will be canceled in connection with the Merger for no consideration.

(2)
Messrs. Dee and Greenspan are no longer executive officers of C&D.  Mr. Dee resigned as of September 10, 2010, and Mr. Greenspan resigned as of December 1, 2010.  The number of shares of Common Stock held by Messrs. Dee and Greenspan as set forth in the table are current as of April 20, 2011, the record date for determining which stockholders of C&D were entitled to vote at our Annual Meeting of Stockholders held on June 2, 2011.

Severance Benefits Pursuant to Named Executive Officer Employment Agreements

Pursuant to their respective employment agreements with C&D, upon (i) an involuntary termination of employment of Jeffrey A. Graves or Ian J. Harvie by C&D without “cause” (as defined in such agreements) within six (6) months prior to or twenty-four (24) months following a change in control such as the Merger, (ii) a voluntary resignation by the executive after C&D’s material breach of his employment agreement within six (6) months prior to a change in control such as the Merger, or (iii) a voluntary resignation by the executive for “good reason” (as defined in such agreements) within twenty-four (24) months following a change in control such as the Merger (either termination in (i), (ii), or (iii) above, a “Qualifying Termination”), the executive will be entitled to the following “double-trigger” severance payments, as applicable, subject to his execution of a general release of claims in C&D’s favor:

•
Three (3) times, in the case of Dr. Graves, or two (2) times, in the case of Mr. Harvie, the executive’s annual base salary in effect immediately before termination, payable in a lump sum within fifteen (15) days of termination, which in each case is an enhancement equal to one (1) year’s base salary as compared to the executive’s severance benefit upon such a termination not in connection with a change in control;

•
Three (3) times, in the case of Dr. Graves, or two (2) times, in the case of Mr. Harvie, the greater of (a) the average of the annual bonus paid with respect to the three (3) most recently completed fiscal years and (b) the executive’s target bonus percentage times base salary, payable in a lump sum within fifteen (15) days of termination, which in each case is an enhancement by a multiple of one (1) times such bonus amount as compared to the executive’s severance benefit upon such a termination not in connection with a change in control (in which case, additionally, the calculation of such amount would take into account only the executive’s target bonus percentage and not prior years’ bonuses);

•
The cost to provide the executive and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided that the executive officer timely elects COBRA coverage upon termination of employment, for thirty-six (36) months, in the case of Dr. Graves, or twenty-four (24) months, in the case of Mr. Harvie, after the termination or until the executive obtains alternative coverage, if earlier, which in each case is an enhancement equal to twelve (12) additional months of coverage as compared to the executive’s severance benefit upon such a termination not in connection with a change in control;

•
Life insurance coverage under our life insurance policy for twenty-four (24) months following termination, which, for Mr. Harvie only, is an enhancement equal to twelve (12) additional months of coverage as compared to the executive’s severance benefit upon such a termination not in connection with a change in control;

•
Immediate vesting of all previously unvested Stock Options that vest based solely on continued service to C&D, and the extension of the term of such Stock Options to the greatest extent permissible under the applicable incentive plan and applicable law, which would not be provided upon such a termination not in connection with a change in control; and

•	Outplacement services for one (1) year, which would not be provided upon such a termination not in connection with a change in control.

For purposes of the employment agreements, the term “good reason” means, without the executive’s consent, (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the authority, duties or responsibilities of the executive’s supervisor, (iii) a material diminution in the budget over which the executive retains authority, (iv) a material relocation of C&D’s principal executive offices, (v) a material diminution in the executive’s base salary, or (vi) any other action or inaction that constitutes a material breach of the executive’s employment agreement.

Golden Parachute Compensation Table

The following table summarizes the potential payments and value of benefits for each of Dr. Graves and Mr. Harvie in connection with the proposed Merger, as required by Item 402(t) of Regulation S-K, which payments and benefits were calculated assuming (i) the consummation of the Merger on October 18, 2011, the latest practicable date prior to the filing of this information statement, (ii) the occurrence of the Qualifying Termination on October 18, 2011, and (iii) other relevant assumptions identified in this information statement.

Golden Parachute Compensation
Name	Cash ($)(1)*	Equity ($)(2)†	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)*	Tax Reimbursement ($)	Other ($)	Total ($)
Jeffrey A. Graves	2,805,000	466,312	–	112,345	–	–	3,383,657
Ian J. Harvie	1,080,000	167,872	–	69,114	–	–	1,316,986
______________________________

* Designates so-called “double-trigger” change in control benefits, which means that the payment of such amounts is conditioned upon both (a) the consummation of the Merger and (b) the executive’s timely Qualifying Termination.

† Designates so-called “single-trigger” change in control benefits, which means that the payment of such amounts is conditioned solely upon the consummation of the Merger, regardless of whether the executive suffers a timely Qualifying Termination.

(1)
Represents a cash severance payment equal to three times, in the case of Dr. Graves, or two times, in the case of Mr. Harvie, the sum of the executive’s current base salary and current target bonus (70% of base salary for Dr. Graves and 50% of base salary for Mr. Harvie).

(2)
Represents an amount equal to the aggregate payment in cancellation of Stock Options and SARs held by the executives that were outstanding as of October 18, 2011, the latest practicable date prior to the filing of this information statement.  Such payment with respect to each Stock Option or SAR will equal the product of (A) the number of shares of Common Stock subject to such Stock Option or SAR, as applicable, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option or SAR, as applicable.  No additional benefits will be realized by either executive in connection with the provision in his employment agreement providing for accelerated vesting upon a Qualifying Termination because the Merger Agreement provides for cancellation and payment in respect of both vested and unvested awards. Amounts set forth in this column are also disclosed in the table above under the caption “—Directors’ and Officers’ Equity Interests in the Merger.”

(3)
Represents the estimated cost of providing continued health and medical coverage for thirty-six (36) months, in the case of Dr. Graves, or twenty-four (24) months, in the case of Mr. Harvie, and life insurance coverage for twenty-four (24) months, which were quantified using the assumptions used for financial reporting purposes under GAAP; outplacement services for one (1) year following termination, based on a reasonable estimate of the potential cost of outplacement services; and unused vacation pay through a reasonable estimate of the closing date of the Merger, based on accrued and unused vacation time to date.  The individual elements of compensation included in the aggregate amounts disclosed in this column are set forth in the following table:

Name	Medical and Life Insurance Coverage	Outplacement	Vacation
Jeffrey A. Graves	$65,197	$20,000	$27,148
Ian J. Harvie	$14,728	$20,000	$34,386

Employment Agreement with David J. Anderson

Pursuant to his employment agreement with C&D, upon an involuntary termination of David J. Anderson by C&D without “cause” (as defined in such agreement), whether or not in connection with a change in control such as the Merger, Mr. Anderson will be entitled to the following severance payments, subject to his execution of a general release of claims in C&D’s favor:

•	continued base salary for twelve (12) months following the executive’s termination;

•	a subsidy of the executive’s COBRA premiums for twelve (12) months equal to the health insurance premium subsidy provided to active employees; and

•	an amount equal to the executive’s target bonus for the year of termination, or if greater, fifty percent (50%) of the executive’s base salary.

In addition, if such termination were to occur within six (6) months prior to or twenty-four (24) months following a change in control such as the Merger, Mr. Anderson will be entitled to receive outplacement services for one (1) year.

Indemnification and Insurance

The Merger Agreement provides that, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time, Acquiror and the surviving corporation shall to the fullest extent permitted by law:

•	indemnify, defend and hold harmless and provide advancement of expenses to, each present and former director and officer of C&D or any of its subsidiaries;

•
cause all rights to indemnification, exculpation and expense advancement now existing in favor of each present and former director and officer of C&D or any of its subsidiaries as provided in C&D’s or its subsidiaries’ organizational documents to survive the Merger and continue in full force and effect after the effective time of the Merger;

•
cause the certificate of incorporation and bylaws of the surviving corporation to, with respect to matters occurring at or prior to the effective time of the Merger, contain provisions no less favorable with respect to indemnification, exculpation and expense advancement now existing in favor of each present and former director and officer of C&D or any of its subsidiaries and such provisions may not be amended, repealed or otherwise modified during such time in such a way as to adversely affect such rights; and

•
obtain and maintain directors’ and officers’ liability insurance for each present and former director and officer of C&D or any of its subsidiaries at the current level and scope of the directors’ and officers’ liability insurance  policies of C&D and its subsidiaries in effect on the date of the Merger Agreement; provided, that, in no event shall Acquiror or the surviving corporation be required to expend an amount per annum in excess of 300% of the aggregate premiums currently paid or payable by C&D in 2010 (on an annualized basis).

Prior to the effective time of the Merger, Acquiror may, and, if requested by Acquiror, C&D shall, purchase a six-year “tail” prepaid policy on C&D’s current directors’ and officers’ liability insurance; provided, that, if obtained by C&D, the one-time premium for such coverage shall not be more than 300% of the annual premium currently paid by C&D for such insurance without the prior written consent of Acquiror.  If such a “tail” policy is purchased prior to the effective time of the Merger, the surviving corporation must maintain such policy in full force and effect and Acquiror and the surviving corporation will have no obligations under the immediately preceding bullet so long as such policy is in full force and effect.

Special Committee Compensation

To date, Messrs. Dowd and Gallagher have not received any additional compensation in connection with their service on the Special Committee; however, the C&D Board in its discretion may approve additional compensation for Messrs. Dowd and Gallagher at a future date, including reimbursement for all reasonable expenses incurred in connection with serving on the Special Committee.

Agreements with the Angelo Gordon Entities

The Angelo Gordon Entities collectively own 9,857,984 shares of Common Stock in C&D as of the date of this information statement. One member of the C&D Board, Todd Arden, is an employee of Angelo Gordon, which maintains investment and voting control over the shares held or controlled by each of the Angelo Gordon Entities.  C&D does not have any agreements or understandings with these members of the C&D Board or employees concerning compensation that is based on or otherwise related to the Merger.  The Angelo Gordon Entities or one or more of their affiliates are parties to the following agreements.

As described above in “Background of the Merger,” C&D and Angelo Gordon are parties to the Support Agreement, pursuant to which, among other things, Angelo Gordon agreed to support the Restructuring and the C&D Board was recomposed to consist of seven directors, five of which were nominated by the Supporting Noteholders.

Regulatory Matters

In connection with the Merger, C&D is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and complying with U.S. federal securities laws.  None of the parties to the Merger Agreement is aware of any other required regulatory approvals in connection with the Merger.

Fees and Expenses

The following is an estimate of the fees and expenses to be incurred by C&D in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger:

Description	Amount (in thousands)
Legal	$[_____]
Financial Advisors	$[_____]
Accounting	$[_____]
Printing and Mailing	$[_____]
SEC Filing Fees	$5.9
Miscellaneous	$[_____]
TOTAL	$[_____]

Under certain circumstances, Acquiror has agreed to reimburse C&D for reasonable out-of-pocket fees and expenses of up to $2.5 million in the aggregate incurred by C&D in connection with the transactions contemplated by the Merger Agreement. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 55.

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material United States federal income tax consequences of the Merger relevant to U.S. Holders (as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders that hold shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to shares of Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, shares of Common Stock held as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, investors in pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, United States expatriates, holders subject to the alternative minimum tax under the Code, holders whose “functional currency” is not the U.S. dollar, a person who owns (actually or constructively) 5% or more of Common Stock, tax-exempt organizations and dealers in securities) that may be subject to special rules. In addition, this discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

For the purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock and is: (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

If a partnership or other entity taxed as a partnership holds Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger to them.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

Exchange of Common Stock for Cash

The receipt of cash for shares of Common Stock pursuant to the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Common Stock exchanged in the Merger. Gain or loss must be determined separately for each block of shares of Common Stock exchanged pursuant to the Merger (for example, shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held such shares for more than one year at the time of the completion of the Merger. In general, long-term capital gain of a non-corporate U.S. Holder (including an individual U.S. Holder) will be subject to a maximum United States federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Payments to a U.S. Holder in connection with the Merger may be subject to information reporting and backup withholding. A U.S. Holder will not be subject to backup withholding, however, if such holder (i) timely furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the IRS Form W-9 (or successor form) included in the letter of transmittal such holder will receive or (ii) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability, provided such holder timely furnishes the required information to the Internal Revenue Service. Each U.S. Holder should consult its tax advisors as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Litigation Related to the Merger

Beginning on June 29, 2011, following the announcement on June 16, 2011 by Acquiror of its proposal to acquire the outstanding shares of Common Stock not owned by it for cash, three putative stockholder class action lawsuits were filed in the Delaware Court of Chancery, referred to herein as the “Delaware Actions,” and another putative stockholder class action lawsuit was filed in the Court of Common Pleas of Montgomery County, Pennsylvania, referred to herein as the “Pennsylvania Action,”  challenging the proposed Merger.  On August 19, 2011, counsel to the plaintiffs in the Delaware Actions submitted a proposed order to the court seeking consolidation of the Delaware Actions into a single action, referred to herein as the “Consolidated Delaware Action.”  On September 8, 2011, the Delaware Court of Chancery granted that request for consolidation.  On October 11, 2011, an amended class action complaint was filed in the Consolidated Delaware Action, naming as defendants C&D, each current member of the C&D Board and the Acquiror.  On October 25, a fourth class action complaint was filed in the Delaware Court of Chancery.  That action is subject to the Delaware Court of Chancery’s August 19 consolidation order governing the consolidation of any related newly filed case with the Consolidated Delaware Action.

On October 26, 2011, a consolidated second amended class action complaint was filed in the Consolidated Delaware Action.  The consolidated second amended class action complaint asserts breach of fiduciary duty claims against the current members of the C&D Board and Angelo Gordon & Co., L.P., and aiding and abetting breach of fiduciary duty claims against C&D, Angelo Gordon & Co., L.P., Acquiror and Merger Sub premised principally on allegations that: (i) the individual defendants and the Acquiror breached their fiduciary duties under Delaware law because the Merger Agreement was executed without meaningful input from C&D’s public stockholders, (ii) the consideration the Acquiror is proposing to provide to C&D’s public stockholders for their Common Stock is inadequate, and (iii) the Form PRE 14C (filed by C&D on October 19, 2011) failed to disclose material information.  Plaintiffs claim that the Form PRE 14C failed to disclose material information about the selection and appointment of the members of the Special Committee, the criteria used to select the Special Committee’s financial advisor (Perella Weinberg), certain aspects of the financial analysis performed by Perella Weinberg, and the sale and negotiation process.  In their consolidated second amended class action complaint, Plaintiffs sought to preliminarily and permanently enjoin the Merger (or if the Merger is consummated prior to any final judgment to rescind the Merger or receive rescissory damages), a declaration that defendants have violated their fiduciary duties, and an order directing defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of C&D’s stockholders.  Plaintiffs further requested the costs of the action, including reasonable attorneys’ fees, and such other equitable relief as may be just and proper.

At the same time that the consolidated second amended class action complaint was filed, Plaintiffs moved for a preliminary injunction to enjoin the Merger and for expedition of the proceedings.  On November 1, 2011, Defendants filed an opposition to Plaintiffs’ request for expedited proceedings, arguing that Plaintiffs’ disclosure claims were not colorable and did not provide a basis for expedition.  On November 3, 2011, the Delaware Court of Chancery denied Plaintiffs’ motion for expedition of the proceedings.  In light of the Court’s November 3, 2011 ruling, Plaintiffs have submitted a proposed amended order of consolidation and appointment of co-lead counsel.  Pursuant to that proposed amended order, which defendants do not oppose, defendants shall answer or otherwise move with respect to the consolidated second amended class action complaint within 45 days of the closing of the Merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Merger.  These questions and answers may not address all questions that may be important to you as a C&D stockholder.  Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the Annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 65.

Q:	What is the proposed transaction?

A:
The proposed transaction is the acquisition of C&D by Acquiror pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a direct wholly owned subsidiary of Acquiror, will merge with and into C&D, with C&D being the surviving corporation and becoming a direct wholly owned subsidiary of Acquiror.  Acquiror is an affiliate controlled by Angelo, Gordon & Co., L.P.

Q:	What will I be entitled to receive in the Merger?

A:
If the Merger is completed, you will be entitled to receive $9.75 in cash, without interest and subject to reduction for any required withholding taxes, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of our Common Stock, you would be entitled to receive $975.00 in cash in exchange for your shares of Common Stock, subject to reduction for any required withholding taxes. You will not be entitled to receive shares of the surviving corporation or of Acquiror or any of its affiliates.

Q:	When do you expect the Merger to be completed?

A:
We are working to complete the Merger as quickly as possible. We expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is currently expected to occur in the fourth calendar quarter of 2011.

Q:	What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, C&D will remain a publicly traded company and the Common Stock will continue to be traded on the over the counter market.

Q:	What effects will the proposed Merger have on C&D?

A:
This is a “going-private” transaction.  As a result of the proposed Merger, we will cease to be a publicly traded company and will be 100% owned by Acquiror.  You will no longer have any interest in our future earnings or growth.  In addition, upon consummation of the proposed Merger, our Common Stock will no longer be traded on the over the counter market.

Q:	Why am I not being asked to vote on the Merger?

A:
Under the DGCL, the Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock.  The requisite stockholder approval was obtained shortly following the execution of the Merger Agreement on October 3, 2011, when the Written Consent adopting the Merger Agreement was delivered by the Angelo Gordon Entities, which owned approximately 65% of our outstanding Common Stock on that date.  Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:
Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by the Angelo Gordon Entities, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger.  This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex D.

Q:	Did the C&D Board approve and recommend the Merger Agreement?

A:
Yes. Acting upon the recommendation of the Special Committee, the C&D Board (with Todd Arden taking no part in the vote) (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the unaffiliated stockholders of C&D, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend adoption of the Merger Agreement by the stockholders of C&D.

Q:	What was the role of the Special Committee of the Board of Directors?

A:
The Special Committee, composed solely of the members of the C&D Board who are not members of management of C&D or affiliated with Acquiror, Merger Sub or the Angelo Gordon Entities, was formed in response to the receipt by the C&D Board on June 16, 2011 of a proposal by an affiliate of the Angelo Gordon Entities concerning a “going-private” transaction. Since the formation of the Special Committee and throughout the transaction process, the Special Committee, together with its advisors, has met separately from management of C&D and the rest of the C&D Board on a regular basis to evaluate important decisions relating to this process, including the decision to enter into the Merger Agreement.

Q:	What happens if I sell my shares before completion of the Merger?

A:
If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:
No.  You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration.  If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration.  Please do NOT return your stock certificate(s) to C&D.

THE PARTIES TO THE MERGER

C&D

C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, Pennsylvania 19422
Phone: (215) 619-2700

C&D is a leading manufacturer, marketer and distributor of electrical power storage systems for the standby power storage market. C&D primarily manufactures and markets integrated reserve power systems and components for the standby power market, which include telecommunications, uninterruptible power supply cable services and utilities and renewable energies. Integrated reserve power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. C&D also produces the individual components of these systems including reserve batteries, power rectifiers, system monitors, power boards and chargers.  Major applications of these products include wireless and wireline telephone infrastructure, cable television signal powering, corporate data center powering, computer network backup for use during power outages and renewable energy integration.  C&D markets its products through independent manufacturer’s representatives, national and global distributors, specialty resellers and its own sales personnel to end users and original equipment manufacturers.

For more information about C&D, please visit our website at www.cdtechno.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement.  Detailed descriptions about C&D’s business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See “Where You Can Find More Information” beginning on page 65.

Acquiror

Angel Holdings LLC
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Phone: (212) 692-2000

Acquiror is a newly formed Delaware limited liability company that is controlled by private investment funds affiliated with Angelo Gordon.  Acquiror was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger.  Acquiror has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Upon completion of the Merger, C&D will be a direct wholly owned subsidiary of Acquiror.

Merger Sub

Angel Acquisition Corp.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Phone: (212) 692-2000

 Merger Sub is a Delaware corporation and was incorporated on behalf of Acquiror solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub is an indirect wholly owned subsidiary of Acquiror and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist.

Angelo Gordon Entities
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Phone: (212) 692-2000

Each of the Angelo Gordon Entities is a Delaware limited partnership and is principally engaged in the business of investing in debt securities and other credit investments.  The general manager of AG MM, L.P. is AG MM, LLC, a Delaware limited liability company.  The general partner of AG Capital Recovery Partners VI, L.P. is AG Capital Recovery VI LLC, a Delaware limited liability company.  The general partner of AG Capital Recovery Partners VII, L.P. is AG Capital Recovery VII LLC, a Delaware limited liability company.  The general partner of AG Eleven Partners, L.P. is AG Eleven LLC, a Delaware limited liability company.  The general partner of AG Garden Partners, L.P. is AG Super LLC, a Delaware limited liability company.  The general partner of Nutmeg Partners, L.P. is Nutmeg LLC, a Delaware limited liability company.  The general partner of AG Princess, L.P. is AG Princess LLC, a Delaware limited liability company.  The general partner of AG CNG Funds, L.P. is AG CNG LLC, a Delaware limited liability company.  The general partner of AG Super Fund International Partners, L.P. is AG Super Fund International LLC, a Delaware limited liability company.  The general partner of AG Super Fund, L.P. is AG Super Fund LLC, a Delaware limited liability company.  Each of the foregoing entities is ultimately controlled by Angelo Gordon.  Angelo Gordon is a privately-held registered investment advisor dedicated to alternative investing. The firm was founded in 1988 and currently manages approximately $23 billion.  The principal executive offices of each of the Angelo Gordon Entities, Angelo Gordon and each of the other affiliated entities described above are located at 245 Park Avenue, 26th Floor, New York, NY 10167, and their telephone number is (212) 692-2000.

Business and Background of Natural Persons Related to C&D

A brief biography of each director and executive officer of C&D is listed below. None of C&D nor any of C&D’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Each of C&D’s directors and executive officers listed below is a United States citizen. None of C&D nor any of C&D’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Executive Officers

Dr. Jeffrey A. Graves.  Dr. Graves has been a director of C&D and its President and Chief Executive Officer since July 2005. From July 2001 to January 2005, Dr. Graves was employed at Kemet Electronics Corporation, a manufacturer of high performance capacitor solutions, including surface-mount capacitor technologies, where he last held the position of Chief Executive Officer. From 1994 to 2001, Dr. Graves held a number of key leadership positions in the Power Systems Division and Corporate Research & Development Center of General Electric Company (“GE”). Prior to working for GE, Dr. Graves held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves is also a director of Teleflex Incorporated and Hexcel Corporation, and served on the board of directors of Technitrol, Inc. from January 2006 through May 2007.

Ian J. Harvie. Mr. Harvie has served as Senior Vice President and Chief Financial Officer since January 2009. From December 2005 to January 2009, Mr. Harvie served as Vice President and Chief Financial Officer of C&D. From February 2002 to October 2005, Mr. Harvie was employed by Exide Technologies where he served in various positions, including serving as the Vice President - Controller and as the interim CFO for one year. From January 1984 to January 2002, Mr. Harvie was employed by PricewaterhouseCoopers LLP, and from July 1998 to January 2002, he held the title of Partner in Audit & Business Advisory Services.

David J. Anderson.  Mr. Anderson joined C&D in April 2011 as Vice President, General Counsel and Corporate Secretary.  He is C&D’s chief legal officer.  From February 2004 until April 2011, Mr. Anderson was Vice President and General Counsel of Kulicke and Soffa Industries, Inc., a manufacturer of semiconductor assembly equipment.  Before Kulicke and Soffa, Mr. Anderson was General Counsel at InvestorForce, a provider of software solutions to institutional investors.  Before InvestorForce, Mr. Anderson was a corporate lawyer in private practice in Philadelphia.

Directors (other than Dr. Graves)

David L. Treadwell.  Mr. Treadwell has been a director since December 2010 and Chairman of the C&D Board since January 2011.  From August 2006 through August 2011, Mr. Treadwell served as President and Chief Executive Officer of EP Management Corporation (f/k/a EaglePicher Corporation), a $600 million diversified industrial products company.   Mr. Treadwell is currently the Chief Executive Officer and a director of EPMC Holdings Corp., which holds the remaining assets and liabilities of EP Management Corporation’s divested businesses.  From July 2005 to November 2005, he served as President of the EaglePicher Hillsdale division and was promoted to COO of EaglePicher in November 2005.  Mr. Treadwell is also Lead Director of Flagstar Bancorp, Inc. and a director of Fairpoint Communications.  Mr. Treadwell was named as a member to the C&D Board in December 2010 and was recommended to serve as a member of the C&D Board by certain security holders of C&D, including Angelo Gordon.

Todd W. Arden.  Mr. Arden has been a director since December 2010. Since 2000, Mr. Arden has been employed at Angelo Gordon and currently serves as a Managing Director in the distressed securities group. Prior to joining Angelo Gordon, Mr. Arden served as a Portfolio Manager/Analyst within AIG/SunAmerica’s High Yield Group. Previously, he was a Senior Equity Analyst to Troubh Partners. Mr. Arden began his career as a Manager in Arthur Andersen’s Financial Consulting Services practice, concentrating in the distressed/litigation support area. Mr. Arden was named as a member to the C&D Board in December 2010 and was recommended to serve on the C&D Board by certain security holders of C&D, including Angelo Gordon.

Kevin P. Dowd.  Mr. Dowd has been a director of C&D since January 1997 and served as Chairman of the C&D Board from June 2008 to January 2011. From March 2004 to July 2008, Mr. Dowd was Chairman and Chief Executive Officer of Sonitrol, Inc., a leading commercial security provider in North America. Sonitrol was acquired by The Stanley Works in July 2008. From August 1988 to March 2001, he was employed by Checkpoint Systems, Inc., where he last held the position of President and Chief Executive Officer and served as a member of its board of directors.

James J. Gaffney.  Mr. Gaffney has been a director since December 2010. From 1997 to 2003, Mr. Gaffney provided consulting services to GS Capital Partners II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I LP and Goldman, Sachs & Co. and other affiliated investment funds in relation to an investment held by those funds. Mr. Gaffney currently serves on the board of directors of the following public companies: Imperial Sugar Company, where he serves as Chairman of the Board and is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee; SCP Pool Inc., where he is a member of the Audit Committee and Chairman of the Governance Committee; Beacon Roofing Supply, Inc., where he is Chairman of the Compensation Committee and a member of the Governance Committee; and Armstrong World Industries, where he is Chairman of the Governance Committee and a member of the Compensation Committee. Mr. Gaffney was named as a member to the C&D Board in December 2010 and was recommended to serve as a member of the C&D Board by certain security holders of C&D, including Angelo Gordon.

Michael Gallagher.  Mr. Gallagher has been a director since December 2010. Since November 2010, Mr. Gallagher has been a Venture Partner for the Alexandria, Virginia based equity investor, Columbia Capital, focusing on Telecom Infrastructure Projects. From 2007 to February 2010, Mr. Gallagher was employed at Nuvox Communications where he held the title of President of Sales and Marketing. While with Nuvox Communications, Mr. Gallagher was responsible for managing a 600-person sales force and associated $570 million revenue stream. He created and implemented various VOIP business class products such as MPLS networking and large capacity dedicated internet bandwidth. Nuvox was sold to publicly traded Windstream Communications in February 2010. From 1998 to 2007, Mr. Gallagher was the Chief Executive Officer and Founder of Florida Digital Network (FDN Communications), a local telephone and broadband network for business customers in the major cities of Florida. FDN raised over $120 million in venture capital, making it the largest ever venture backed enterprise in the State of Florida at the time. Mr. Gallagher is also a member of the Rollins College Crummer Business School Advisory Board. Mr. Gallagher was named as a member to the C&D Board in December 2010 and was recommended to serve as a member of the C&D Board by certain security holders of C&D, including Angelo Gordon.

 Andrew P. Hines.  Mr. Hines has been a director since December 2010. Mr. Hines has been a principal of Hines and Associates, a financial management consulting firm since July 2010 and has served as Executive Vice President and Chief Financial Officer of RHI Entertainment since June 2011.  From September 2009 to June 2010, Mr. Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (formerly Quebecor World), a company which provided high-value and comprehensive print, digital and related services to businesses worldwide. From October 2006 to August 2009, Mr. Hines was a principal of Hines and Associates, and from October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. Mr. Hines is also a director and Chairman of the Audit Committee of each of Tronox Incorporated and Hughes Telematics, Inc.  From November 2003 to 2007, Mr. Hines served as a director and Chairman of the Audit Committee of Superior Essex, Inc. Mr. Hines was named as a member to the C&D Board  in December 2010 and was recommended to serve as a member of the C&D Board by certain security holders of C&D, including Angelo Gordon.

Business and Background of Natural Persons Related to Acquiror, Merger Sub and Angelo Gordon Entities

Acquiror and Merger Sub

The names and material occupations, positions, offices or employment during the past five years of each director and executive officer of Merger Sub and each executive officer of Acquiror is listed below.  The manager of Acquiror is Angelo, Gordon Management LLC, a Delaware limited liability company that is ultimately controlled by Angelo Gordon. The business address of Angelo, Gordon Management LLC is 245 Park Avenue, 26th Floor, New York, NY 10167.  The business address of each director and executive officer listed below is c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor, New York, NY 10167. Each is a U.S. citizen.

Thomas Fuller.  Mr. Fuller is the Chief Executive Officer of each of Acquiror and Merger Sub and is a director of Merger Sub.  Mr. Fuller is a Senior Managing Director of Angelo Gordon and a member of the firm’s executive committee.  Mr. Fuller joined Angelo Gordon in 2000.

D. Forest Wolfe.  Mr. Wolfe is the Executive Vice President and Secretary of each of Acquiror and Merger Sub.  Mr. Wolfe is the General Counsel of Angelo Gordon, and he joined the firm in 2009.  Previously, Mr. Wolfe was a Vice President and then Executive Director in the Legal Department of Morgan Stanley & Co. from 2004 to 2009.

Angelo Gordon Entities

Each of the Angelo Gordon Entities and their respective controlling entities are ultimately controlled by John M. Angelo and Michael L. Gordon.  John Angelo is the co-founder and Chief Executive Officer of Angelo Gordon and Michael Gordon is co-founder, Chief Operating Officer and Chief Investment Officer of Angelo Gordon.  Each of Mr. Angelo and Mr. Gordon is a U.S. citizen and has been active in all aspects of the firm’s development since its founding in 1988.  Neither Mr. Angelo nor Mr. Gordon has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).  Neither Mr. Angelo nor Mr. Gordon has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 65.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about C&D contained in this information statement or in C&D’s public reports filed with the SEC may supplement, update or modify the disclosures about C&D contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by C&D, Acquiror and Merger Sub were qualified and subject to important limitations agreed to by C&D, Acquiror and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that C&D delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into C&D upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, C&D will continue to exist following the Merger.

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their respective successors have been duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the surviving corporation, or until their earlier death, resignation or removal, or otherwise as provided by law. The officers of C&D immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the surviving corporation, or until their earlier death, resignation or removal, or otherwise as provided by law.

The certificate of incorporation and bylaws of the surviving corporation will be in the respective forms of the certificate of incorporation and bylaws attached as exhibits to the Merger Agreement, until amended in accordance with their respective terms or by applicable law.

Following the completion of the Merger, the Common Stock will cease to be traded on the over the counter market.

Closing; When the Merger Becomes Effective

The closing of the Merger is required to take place on a date specified by the parties to the Merger Agreement, on a date no later than the third business day after the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to closing of the Merger (described under “—Conditions to the Merger” below) (other than the conditions that by their terms are to be satisfied at the closing of the Merger, but subject to satisfaction or (to the extent permitted by applicable law) waiver of those conditions) or such other date that the parties to the Merger Agreement may agree upon; provided, however, that unless the parties mutually agree otherwise, the closing of the Merger will not occur until a date at least thirty (30) calendar days after the mailing of this information statement to our stockholders.

The effective time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as the parties to the Merger Agreement may agree and specify in the Certificate of Merger).

Merger Consideration

Conversion of Our Common Stock

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares (i) held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and (ii) shares owned by Acquiror, the Angelo Gordon Entities, Merger Sub, C&D or any wholly owned subsidiary of C&D) will be canceled and converted automatically into the right to receive $9.75 in cash, without interest and less any required withholding taxes. Each share of Common Stock owned by C&D or Merger Sub will be canceled and no consideration will be delivered in respect thereof. Each share of Common Stock owned by Acquiror, the Angelo Gordon Entities or any wholly owned subsidiary of C&D will remain outstanding after the effective time of the Merger and no consideration will be delivered in respect thereof. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Common Stock owned by stockholders with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, unless such demand has been withdrawn or becomes ineligible, will be canceled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described below under “Appraisal Rights.”

Treatment of Stock Options and SARs

Each Stock Option that is outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be canceled and extinguished and the holder thereof will be entitled to receive from the surviving corporation as soon as practicable after the effective time of the Merger an amount in cash equal to the product of (a) the number of shares of Common Stock subject to such Stock Option and (b) the excess (if any) of the Merger Consideration over the exercise price per share of such Stock Option.  Each SAR that is outstanding immediately prior to the effective time of the Merger, whether or not then vested, will be canceled and extinguished and the holder thereof will be entitled to receive from the surviving corporation as soon as practicable after the effective time of the Merger an amount in cash equal to the product of (a) the number of shares of Common Stock subject to such SAR and (b) the excess (if any) of the Merger Consideration over the exercise price per share of such SAR.

Procedure for Receiving Merger Consideration

Prior to the effective time of the Merger, Acquiror will appoint a bank or trust company (which we refer to as the “paying agent”) reasonably acceptable to C&D to act as paying agent for the Merger Consideration and Acquiror will enter into an agreement with the paying agent in form and substance reasonably acceptable to C&D.  At or prior to the effective time, Acquiror will deposit with the paying agent, for the benefit of the holders of our common stock, cash sufficient to pay the Merger Consideration.

At the effective time of the Merger, each certificate representing shares (or uncertificated shares in book entry form) of Common Stock that has not been surrendered, other than any excluded shares, will represent only the right to receive, upon such surrender and without any interest, the amount of cash to which the holder of such stock is entitled. At the close of business on the day on which the effective time of the Merger occurs, no further registrations of transfers on the stock transfer books of C&D of the shares of Common Stock will be made. If, after the effective time of the Merger, C&D stock certificates or shares in book-entry form are presented to the paying agent, they will be canceled and exchanged as described below.

As promptly as reasonably practicable after the effective time of the Merger, Acquiror will cause the paying agent to mail to each holder of shares of Common Stock, a letter of transmittal and instructions explaining how to surrender C&D stock certificates (or transfer uncertificated shares) in exchange for the Merger Consideration.

After the effective time of the Merger, and upon surrender of a C&D stock certificate to the paying agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent (or in the case of a book-entry transfer of uncertificated shares, upon receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request)), the holder of such C&D stock certificate will be entitled to receive the Merger Consideration, and the stock certificate so surrendered will be canceled. No interest will be paid or will accrue on any Merger Consideration payable under the Merger Agreement. If payment is to be made to a person other than the person in whose name the certificate is registered (or the uncertificated shares so transferred is registered), the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate so surrendered (or of the uncertificated shares), unless the person requesting such payment can establish to the reasonable satisfaction of Acquiror that such tax has been paid or is not applicable.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES TO C&D, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond or surety in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such stock certificate, the paying agent will deliver, in exchange for such lost, stolen or destroyed stock certificate, the Merger Consideration in respect of such shares. These procedures will be described in the letter of transmittal that C&D stockholders will receive, which such stockholders should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by C&D, Acquiror and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures C&D delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite power and authority to carry on their respective businesses;

•	corporate power and authority to enter into the Merger Agreement, the valid and binding nature and enforceability of the Merger Agreement; and

•	brokers’ or finders’ fees.

The Merger Agreement contains a number of representations and warranties made by C&D that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures C&D delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	ownership of subsidiaries;

•	capital structure;

•	C&D Board approval of, and recommendation to stockholders to adopt, the Merger Agreement;

•
absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
absence of required governmental or other third party consents in connection with execution, delivery and performance of the Merger Agreement and consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
timely filing of required documents with the SEC, compliance of such documents with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, with respect to such documents, the absence of untrue statements of material facts or omissions of material facts required to be stated in such documents or necessary in order to make the statements made in such documents, in light of the circumstances under which such statements were made, not misleading;

•
compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

•	the accuracy of information supplied by C&D in connection with this information statement;

•	absence of specified changes or events and conduct of business in the ordinary course since January 31, 2011;

•	absence of certain litigation and investigations;

•	certain material contracts;

•	compliance with applicable laws and holding of all necessary permits;

•	employee benefits matters, executive compensation matters and ERISA compliance;

•	tax matters;

•	inapplicability of certain takeover laws; and

•	receipt of an opinion from the Special Committee’s financial advisor.

The Merger Agreement contains a number of representations and warranties made by Acquiror and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the availability of financing to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied by Acquiror in connection with this information statement;

•	the operations, liabilities and obligations of Merger Sub;

•	absence of certain litigation and investigations; and

•	the non-reliance on C&D’s estimates, projections and forecasts.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” on C&D means any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of C&D and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede the performance by C&D of its obligations under the Merger Agreement or the consummation of the Merger, except for any such events, conditions, facts, changes, occurrences or effects to the extent resulting from:

(A)
changes in U.S. or global general economic conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates (to the extent such changes do not have a materially disproportionate effect on C&D and its subsidiaries, taken as a whole, relative to other companies operating in the same industry in which C&D and its subsidiaries operate);

(B)
changes in general market or economic conditions applicable to industries in which C&D or any of its subsidiaries operate generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world in which C&D or any of its subsidiaries operate (to the extent such changes do not have a materially disproportionate effect on C&D and its subsidiaries, taken as a whole, relative to other companies operating in the same industry in which C&D and its subsidiaries operate);

(C)
changes, after the date of the Merger Agreement, in law or applicable accounting regulations (including GAAP) or principles or interpretations thereof, or political, legislative or business conditions in the countries in which C&D or any of its subsidiaries operate (to the extent such changes do not have a materially disproportionate effect on C&D and its subsidiaries, taken as a whole, relative to other companies operating in the same industry in which C&D and its subsidiaries operate);

(D)
acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement (to the extent such changes do not have a materially disproportionate effect on C&D and its subsidiaries, taken as a whole, relative to other companies operating in the same industry in which C&D and its subsidiaries operate);

(E)
any event, condition, fact, change or occurrence relating to the products of any person (other than C&D and any of its subsidiaries), including the entry into the market of products competitive with any of the products of either C&D or any of its subsidiaries;

(F)
any change in C&D’s stock price or trading volume or in C&D’s credit rating or in any analyst’s recommendation with respect to C&D or any failure by C&D to meet internal or published projections, forecasts or estimates of revenue, earnings or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted under the foregoing clauses (A) through (D));

(G)	any threatened or actual strike or other labor disruptions in respect of C&D or any of its subsidiaries;

(H)	any litigation involving C&D or any of its subsidiaries pending as of the date of the Merger Agreement; or

(I)
changes resulting from the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or the commencement or pendency of any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated thereby.

The representations and warranties contained in the Merger Agreement will expire at the effective time of the Merger, and not survive the consummation of the Merger (without limiting any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger), but they form the basis of specified conditions to the parties’ obligations to complete the Merger.

Conduct of Business Pending the Merger

C&D has agreed that from the date of the Merger Agreement until the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement, except as expressly permitted, contemplated or required by the Merger Agreement, required by applicable law or consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), C&D will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice;

•
use commercially reasonable efforts to preserve intact and maintain its business organization and goodwill of material suppliers and customers and other persons having business relationships with C&D; and

•	keep available the services of present officers and employees on terms and conditions substantially comparable to those currently in effect.

In addition, C&D has agreed that from the date of the Merger Agreement until the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement, except as required by applicable law or the Merger Agreement, without Acquiror’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change to C&D’s charter or bylaws or organizational documents of any of its subsidiaries;

•
(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any wholly owned C&D subsidiary to C&D or to another wholly owned C&D subsidiary), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, convertible into, or denominated with reference to, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of C&D or any C&D subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests except for purchases, redemptions or other acquisitions of capital stock or other securities required (or permitted in connection any net share settlement or Tax withholding) by the terms of any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) (a “Company Plan”) or any award thereunder;

•
issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, restricted stock, restricted stock units, performance units, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) other than pursuant to the exercise of outstanding Stock Options granted under the Equity Plans in accordance with their present terms (as modified or as may be required by applicable laws) and consistent with past practice;

•	merge or consolidate with any other Person;

•	acquire assets with a value or purchase price in the aggregate in excess of $500,000, other than in the ordinary course of business consistent with past practice;

•
sell, lease, license, subject to a material lien, or otherwise surrender, relinquish or dispose of any assets with a value or purchase price in the aggregate in excess of $500,000, other than in the ordinary course of business consistent with past practice;

•
(i) make any loans, advances or capital contributions to, or investments in, any Person other than (x) loans, advances or capital contributions to, or investments in wholly owned C&D subsidiaries, (y) pursuant to any existing contract, agreement, obligation, commitment, lease, license, permit, franchise or other instrument, other than any Company Plan (a “Contract”), or (z) advances to employees in the ordinary course of business consistent with past practice, (ii) create, incur, guarantee or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, or (iii) make or commit to make any capital expenditure other than in an aggregate amount not to exceed the amount set forth in C&D’s fiscal 2012 capital expenditure budget, a copy of which has been provided to Acquiror prior to the date of the Merger Agreement;

•
materially increase benefits under any Company Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as currently in effect on the date of the Merger Agreement, fail to make any required contribution to any Company Plan, merge or transfer any Company Plan or the assets or liabilities of any Company Plan or change the sponsor of any Company Plan (other than as would not materially increase C&D’s or any subsidiary of C&D’s liabilities or obligations under such Company Plan), or terminate any Company Plan or establish any additional benefit plan that would be a Company Plan, if it were in existence as of the date of the Merger Agreement, in each case except as required by the terms of the Merger Agreement or as required by applicable law or the terms of a Company Plan or Contract which C&D or any C&D subsidiary is a party as currently in effect on the date of the Merger Agreement;

•
increase the compensation or benefits provided to any current or former employee, officer, director, independent contractor or consultant of C&D or any subsidiary of C&D, except as required by applicable law or the terms of a Company Plan or Contract which C&D or any C&D subsidiary is a party as currently in effect on the date of the Merger Agreement or in connection with annual promotion-related or merit-based increases for employees whose total annual compensation is less than $100,000;

•
settle or compromise any actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, assessments, inquiries or investigations (whether civil, criminal, administrative or otherwise) (collectively, “Actions”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Action in any manner that requires the payment of more than $150,000 or limits in any respect the ability of C&D to conduct its business as presently conducted;

•
(i) make, change or rescind any express or deemed material election relating to taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any material Action relating to taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability, (iii) enter into any closing agreement with respect to any material taxes, or (iv) change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending January 31, 2011;

•
other than in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate (i) any Contract that is filed or would be required to be filed by C&D as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, (ii) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money, (iii) any Contract that requires or is reasonably likely to result in (x) annual payments to or from C&D or any of its subsidiaries of more than $2,000,000 or (y) aggregate payments to or from C&D or any of its subsidiaries of more than $2,000,000, (iv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of C&D or any of its subsidiaries, prohibits the pledging of the capital stock of C&D or any of its subsidiaries or prohibits the issuance of guarantees by C&D or any of its subsidiaries, (v) any Contract that materially restricts the ability of C&D or any of its subsidiaries to compete in any business or with any Person in any geographical area or grants a material right of first refusal or right of first offer or similar right or (vi) any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing material indemnification, “earn-out” or other contingent payment obligations (each such Contract described in the foregoing clauses (i) through (vi) is referred to herein as a “Material Contract”), or any Contract that would have been a Material Contract had it been entered into prior to the date of the Merger Agreement;

•	materially change any financial reporting or accounting methods, principles or practices of C&D or any C&D subsidiary, except for any such change required by applicable Law or GAAP;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of C&D or any C&D subsidiary; and

•	agree or commit to do any of the foregoing.

Required Stockholder Approval for the Merger

We received the required stockholder approval to adopt the Merger Agreement on October 3, 2011, when the Angelo Gordon Entities, which on such date owned approximately 65% of the outstanding shares of Common Stock, delivered the Written Consent adopting the Merger Agreement. The close of business on October 2, 2011 was the record date established by the C&D Board for the determination of the stockholders of C&D entitled to consent to corporate action in writing without a meeting with respect to the adoption of the Merger Agreement. Therefore, no further approval by our stockholders is required in connection with the Merger Agreement or the Merger. A copy of the Written Consent is attached as Annex B to this information statement.

Communications to Stockholders

Following the delivery of the Written Consent, for a period of twenty (20) calendar days after the mailing of the notice of appraisal rights to the C&D stockholders, the C&D Board and the Special Committee is permitted to communicate their recommendation, if any, as to whether C&D stockholders should seek to exercise appraisal rights with respect to their shares of Common Stock.

Further Actions and Efforts; Other Agreements

Each of C&D, Acquiror and Merger Sub have agreed, subject to certain exceptions, to:

•
cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by the Merger Agreement; and

•	cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to:

•	obtain all necessary waivers, consents and approvals from other parties to material contracts;

•	obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law;

•	lift or rescind any order adversely affecting the ability of the parties to consummate the Merger; and

•	effect any necessary registrations and filings and submissions of information requested by any governmental entity.

The Merger Agreement contains additional agreements among the parties relating to, among other things:

•
notice by C&D to Acquiror of any notice or other communication received by C&D or any of its subsidiaries from any governmental entity, or any person alleging that the consent of such person is or may be required, in connection with the Merger or any of the other transactions contemplated by the Merger Agreement;

•
notice of the commencement, and participation in the defense or settlement, of any litigation involving C&D or any of its officers or directors, including the Special Committee, relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement (and no settlement of such litigation may occur without the prior written consent of Acquiror, which consent may not be unreasonably withheld, conditioned or delayed);

•	preparation of this information statement;

•	requiring the parties to consult with each other regarding public announcements;

•	taking such actions as be required so that no state takeover law is or becomes applicable to the Merger or the other transactions contemplated by the Merger Agreement; and

•	ensuring exemption of certain transactions by members of the C&D Board and C&D’s officers in connection with the Merger under Rule 16b-3 of the Exchange Act.

Indemnification and Insurance

The Merger Agreement provides that, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, Acquiror and the surviving corporation shall to the fullest extent permitted by law:

•
indemnify, defend and hold harmless (and provide advancement of expenses in respect of) each present and former director and officer of C&D or any of its subsidiaries (acting in their capacity as such) against any costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, settlements, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any matters existing or occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time;

•
cause all rights to indemnification, exculpation and expense advancement now existing in favor of each present and former director and officer of C&D or any of its subsidiaries as provided in C&D’s or its subsidiaries’ organizational documents to survive the Merger and continue in full force and effect after the effective time of the Merger;

•
cause the certificate of incorporation and bylaws of the surviving corporation to, with respect to matters occurring at or prior to the effective time of the Merger, contain provisions no less favorable with respect to indemnification, exculpation and expense advancement now existing in favor of each present and former director and officer of C&D or any of its subsidiaries and such provisions may not be amended, repealed or otherwise modified during such time in such a way as to adversely affect such rights; and

•
obtain and maintain directors’ and officers’ liability insurance for each present and former director and officer of C&D or any of its subsidiaries at the current level and scope of the directors’ and officers’ liability insurance policies of C&D and its subsidiaries in effect on the date of the Merger Agreement; provided, that, in no event shall Acquiror or the surviving corporation be required to expend an amount per annum in excess of 300% of the aggregate premiums currently paid or payable by C&D in 2010 (on an annualized basis).

Prior to the effective time of the Merger, Acquiror may, and, if requested by Acquiror, C&D shall, purchase a six-year “tail” prepaid policy on C&D’s current directors’ and officers’ liability insurance; provided, that, if obtained by C&D, the one-time premium for such coverage shall not be more than 300% of the annual premium currently paid by C&D for such insurance without the prior written consent of Acquiror.  If such a “tail” policy is purchased prior to the effective time of the Merger, the surviving corporation must maintain such policy in full force and effect and Acquiror and the surviving corporation will have no obligations under the immediately preceding bullet so long as such policy is in full force and effect.

The foregoing rights afforded to each present and former director and officer of C&D or any of its subsidiaries are in addition to, and not a limitation of, any other rights that such person may have under the organizational documents of C&D or its subsidiaries, any other indemnification arrangements, the DGCL or otherwise.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligation of each of Acquiror, Merger Sub and C&D to complete the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•
the adoption of the Merger Agreement by the C&D stockholders (which condition was satisfied when the Angelo Gordon Entities executed the Written Consent adopting the Merger Agreement on October 3, 2011); and

•
the absence of any order, injunction, judgment, law, rule, regulation or similar prohibition issued by a court of competent jurisdiction or other governmental entity that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Conditions to Obligations of Acquiror and Merger Sub

The obligation of Acquiror and Merger Sub to consummate the Merger is further subject to satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•
the representations and warranties of C&D set forth in the Merger Agreement regarding the absence of a material adverse effect on C&D since January 31, 2011 must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on the closing date;

•
the representations and warranties of C&D set forth in the Merger Agreement regarding capitalization, authority to enter into the Merger Agreement, brokers and takeover statutes must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such specific date);

•
all other representations and warranties of C&D set forth in the Merger Agreement (disregarding any exceptions therein relating to materiality or material adverse effect) must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such specific date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on C&D;

•
C&D must have performed, or complied with, in all material respects all covenants, obligations and agreements required to be performed by or complied with by it under the Merger Agreement at or prior to the closing date;

•	C&D must have delivered to Acquiror certificates signed on its behalf by a senior executive officer of C&D certifying as to the matters set forth above in the preceding four bullets; and

•
the total number of shares of Common Stock with respect to which appraisal rights shall have been exercised shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock as of the closing date.

Conditions to Obligations of C&D

The obligation of C&D to consummate the Merger is further subject to satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•
the representations and warranties of Acquiror and Merger Sub set forth in the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such specific date), except where such failure to be so true and correct does not materially and adversely affect the ability of Acquiror or Merger Sub to consummate the Merger;

•
each of Angelo Gordon and Merger Sub must have performed, or complied with, in all material respects all covenants, obligations and agreements required to be performed by or complied with by it under the Merger Agreement at or prior to the closing date; and

•
Acquiror must have delivered to C&D certificates signed on behalf of Acquiror and Merger Sub by a senior executive officer of Acquiror certifying as to the matters set forth above in the preceding two bullets.

Amendments; Waivers

The Merger Agreement may be amended by the parties at any time prior to the effective time of the Merger, before or after receipt of C&D stockholder approval, by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time of the Merger, to the fullest extent permitted by applicable law, the time for performance of any obligations or other acts of a party may be extended, inaccuracies in a party’s representations and warranties may be waived, and compliance with any of the agreements or conditions may be waived by the parties; provided, that, in the case of C&D, the same can only be effected by the Special Committee on behalf of C&D. Any consent or agreement on the part of a party to any such extension or waiver must be set forth in a written instrument properly signed.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger, before or after the adoption of the Merger Agreement by the C&D stockholders:

•	by mutual written consent of Acquiror, Merger Sub and C&D (pursuant to a resolution adopted by the Special Committee);

•	by either Acquiror or C&D (pursuant to a resolution adopted by the Special Committee):

•
if the Merger has not been consummated on or before 5:00pm New York City Time on April 2, 2012 (which we refer to as the “outside date”), unless the failure to fulfill any obligation under the Merger Agreement by the party seeking to terminate has been the proximate cause of the failure of the Merger to be consummated on or before the outside date;

•
if any court of competent jurisdiction or other governmental entity has issued an order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order or other actions has become final and nonappealable;

•	by Acquiror:

•
if, provided that Acquiror or Merger Sub is not in material breach of its representations, warranties, covenants or agreements under the Merger Agreement, C&D breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions in the Merger Agreement relating to the accuracy of the representations and warranties of, and performance of covenants by, C&D and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one (1) business day prior to the outside date or (B) the date that is thirty (30) days from the date that C&D is notified by Acquiror of such breach;

•	by C&D:

•
if, provided that C&D is not in material breach of its representations, warranties, covenants or agreements under the Merger Agreement, Acquiror or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions in the Merger Agreement relating to the accuracy of the representations and warranties of, and performance of covenants by, Acquiror and Merger Sub and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one (1) business day prior to the outside date or (B) the date that is thirty (30) days from the date that Acquiror is notified by C&D of such breach;

•	had it been the case that the Written Consent of the Angelo Gordon Entities was not delivered within twenty-four (24) hours after the execution of the Merger Agreement; or

•
if Acquiror does not waive in writing the failure of the closing condition relating to the total number of shares of Common Stock to which appraisal rights shall have been exercised within five (5) business days after the date on which C&D notifies Acquiror in writing of the failure of such condition to occur.

Any termination of the Merger Agreement must be, in the case of C&D, effected through a resolution adopted by the Special Committee.

Effect of Termination

If the Merger Agreement is terminated as described in “—Termination of the Merger Agreement” above, the Merger Agreement will be void and have no effect, and there will be no liability of any party under the Merger Agreement except that:

•
designated provisions of the Merger Agreement (including, without limitation, (i) provisions regarding reimbursement of expenses and the other transactions contemplated by the Merger Agreement, (ii) the ability of the parties to the Merger Agreement to specifically enforce the Merger Agreement or pursue damages against the other party and (iii) provisions regarding consent to jurisdiction and waiver of the right to a trial by jury) will survive the termination of the Merger Agreement; and

•	no termination will relieve any party from any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Termination Fees and Expenses

Fees

Acquiror would have been required to pay or cause to be paid to C&D a fee equal to ten percent (10%) of the equity value of C&D had C&D terminated the Merger Agreement as a result of the failure of Acquiror to deliver the Written Consent within twenty-four (24) hours after the execution of the Merger Agreement.

Expenses

In general, and except as described below, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated.

In the event that C&D terminates the Merger Agreement pursuant to the provisions in the Merger Agreement which allow C&D to terminate the Merger Agreement if Acquiror fails to waive in writing within the required time period the failure of the closing condition relating to the total number of shares of Common Stock with respect to which appraisal rights shall have been exercised, then Acquiror must pay to C&D all reasonable out-of-pocket expenses incurred by C&D and its affiliates (up to an amount equal to $2.5 million) in connection with or related to the authorization, preparation and execution of the Merger Agreement and all other matters relating to the closing of the transactions contemplated thereby.

Remedies; Third-Party Beneficiaries

Acquiror and C&D have agreed that the parties will be entitled to an injunction or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which the parties are entitled under the Merger Agreement. The parties have agreed to bring any action relating to the Merger Agreement or the transactions contemplated thereby in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware.

In addition, prior to the closing of the Merger Agreement and subject to certain conditions, C&D is entitled to seek specific performance to cause Acquiror to draw down the full proceeds of the equity financing contemplated by the equity financing letter.

The Merger Agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable rights or remedies, except that:

•
following the effective time of the Merger, each holder of Common Stock, Stock Option or SAR is entitled to enforce the provisions of the Merger Agreement to the extent necessary to receive the Merger Consideration or other amounts payable pursuant to the Merger Agreement to which such holder is entitled; and

•
following the effective time of the Merger, the provisions in the Merger Agreement relating to indemnification and exculpation from liability for the directors and officers of C&D will be enforceable by each indemnified party and his or her heirs or representatives.

No Provisions for Unaffiliated C&D Stockholders

No provision has been made by C&D or the Angelo Gordon Entities in connection with the transactions contemplated by the Merger Agreement to grant unaffiliated stockholders of C&D access to the corporate files of C&D or the Angelo Gordon Entities or to obtain counsel or appraisal services at the expense of C&D or the Angelo Gordon Entities.

MARKET PRICES OF COMMON STOCK AND
DIVIDEND INFORMATION

Prior to December 17, 2010, our Common Stock was listed on the New York Stock Exchange. Currently, our Common Stock is traded on the over the counter market under the symbol “CHHP.PK.” As of November 30, 2011, there were 15,196,562 shares of Common Stock outstanding, held by 43 stockholders of record. The following table sets forth, for the periods indicated, the high and low sales prices for our Common Stock as reported by the New York Stock Exchange or the over the counter market, as adjusted for the 1.37335-for-1 forward stock split of our Common Stock that occurred on December 21, 2010 and the 1-for-35 reverse stock split of our Common Stock that occurred on March 14, 2011:

Market Information

	Common Stock
	High	Low
Fiscal Year Ending January 31, 2010
1st Quarter	$74.16	$27.78
2nd Quarter	$61.93	$37.46
3rd Quarter	$63.71	$46.38
4th Quarter	$49.19	$33.39
Fiscal Year Ending January 31, 2011
1st Quarter	$49.70	$36.95
2nd Quarter	$37.72	$21.66
3rd Quarter	$21.41	$2.55
4th Quarter	$7.14	$3.06
Fiscal Year Ending January 31, 2012
1st Quarter	$9.80	$4.75
2nd Quarter	$9.60	$7.50
3rd Quarter	$9.70	$7.42
4th Quarter (through November 30, 2011)	$9.73	$9.68

On November 30, 2011, the most recent practicable date prior to the date of this information statement, the closing sale price of our Common Stock on the over the counter market was $9.70 per share.

C&D has not paid any dividends on its Common Stock during the periods indicated in the table above. The terms of the Merger Agreement do not allow us to declare or pay a dividend between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D in its entirety. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our Common Stock. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to properly demand and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to demand and perfect appraisal rights.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date fixed in advance by the corporation (which record date shall not be more than 10 days prior to the date the notice is given) with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of our Common Stock and Section 262 of the DGCL is attached to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

Holders of our Common Stock who desire to exercise their appraisal rights must deliver to C&D a written demand for appraisal of their shares of our Common Stock no later than 20 calendar days after the date of mailing of the notice of written consent and appraisal rights and this information statement, or [_____], 2011. A demand for appraisal will be sufficient if it reasonably informs C&D of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares must be mailed or delivered to:  C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, Attention:  General Counsel. Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the record owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to demand appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within 10 days after the effective time of the Merger, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of C&D’s stockholders who properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of or consented to the Merger. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the first clause of the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 calendar days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 calendar days after the effective time of the Merger, any stockholder who properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted or consented in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 calendar days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the stockholders entitled to appraisal of their shares of Common Stock, the Delaware Court of Chancery will appraise the shares of Common Stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the per share Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors.  In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”  The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”  In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 calendar days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the Merger into the right to receive the $9.75 per share cash payment (without interest) pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the effective date of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the effective date of the Merger (or thereafter with the written approval of C&D) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of C&D without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, C&D’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SUMMARY FINANCIAL INFORMATION

Set forth below is certain selected historical financial information relating to C&D.  This financial information has been excerpted or derived from the audited financial statements filed and the related notes filed as part of C&D’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 (the “Form 10-K”) and the unaudited interim financial statements and the related notes filed as part of C&D’s Quarterly Reports on Forms 10-Q for the fiscal quarters ended April 30, 2011 and July 31, 2011 (the “Forms 10-Q”). This financial information should be read in conjunction with the audited financial statements and other financial information contained in the Form 10-K and the Forms 10-Q, including the notes thereto. More comprehensive financial information (including management’s discussion and analysis of financial condition and results of operations) is included in such reports and other documents filed by C&D with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the Form 10-K and as Item I of the Forms 10-Q are incorporated herein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC or obtained from C&D as described under the section of this Information Statement titled “WHERE YOU CAN FIND MORE INFORMATION.”

The following table sets forth summary historical consolidated financial data for C&D as of and for the six months ended July 31, 2011 and 2010 and as of and for each of the fiscal years ended January 31, 2011 and 2010.

(in thousands, except per share data)

	Six Months	Six Months
	Ended July 31,	Ended July 31,	Year ended January 31,
	2011	2010	2011	2010
NET SALES	$182,909	$168,538	$354,831	$335,709
COST OF SALES	158,525	147,527	305,812	298,175
GROSS PROFIT	24,384	21,011	49,019	37,534

OPERATING EXPENSES:
Selling, general and administrative expenses	19,248	18,431	37,378	41,045
Research and development expenses	3,165	3,377	6,487	7,555
Goodwill impairment	-	59,978	59,978	-
Restructuring charges	-	-	2,283	-
OPERATING INCOME (LOSS) FROM OPERATIONS	1,971	(60,775)	(57,107)	(11,066)
Interest expense, net	2,506	7,547	14,708	12,207
Other expense, net	692	1,410	8,999	284
Gain on debt for equity exchange	-	-	(12,050)	-
LOSS FROM OPERATIONS BEFORE INCOME TAXES	(1,227)	(69,732)	(68,764)	(23,557)
Provision (benefit) for income taxes from operations	235	(13,400)	(13,207)	2,223
NET LOSS	(1,462)	(56,332)	(55,557)	(25,780)
Net income (loss) attributable to noncontrolling interest	292	(48)	589	(242)
NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	(1,754)	(56,284)	(56,146)	(25,538)
Loss per share
Basic:
Net loss attributable to C&D TECHNOLOGIES, INC.	$(0.12)	$(54.38)	$(21.79)	$(24.75)
Diluted:
Net loss attributable to C&D TECHNOLOGIES, INC.	$(0.12)	$(54.38)	$(21.81)	$(24.78)
Dividends per common share	$-	$-	$-	$-

BALANCE SHEET DATA
Current assets	$152,348	$132,519	$150,427	$137,316
Non-current assets	98,944	106,884	100,866	165,426
Total assets	$251,292	$239,403	$251,293	$302,742

Current liabilities	$61,893	$52,455	$65,560	$74,049
Non-current liabilities	94,345	198,614	92,201	186,223
Total liabilities	156,238	251,069	157,761	260,272
Non-controlling interest	12,797	11,268	12,198	11,226
Total equity attributable to C&D Technologies, Inc.	82,257	(22,934)	81,334	31,244
Total Equity	95,054	(11,666)	93,532	42,470
Total liabilities & Equity	$251,292	$239,403	$251,293	$302,742

Ratio of Earnings to Fixed Charges

C&D’s ratio of earnings to fixed charged was as follows for the respective periods indicated:

(in thousands, except ratio data)

	Six Months
	Ended July 31,	Year Ended January 31,
	2011	2011	2010	2009	2008	2007
Earnings
Loss before income taxes, noncontrolling interest and discontinued operations	$(1,227)	$(68,764)	$(23,557)	$(15,457)	$(770)	$(16,522)
Interest expense and amortization of debt costs	2,511	14,795	12,486	12,032	10,960	14,266
Interest portion of rent*	340	625	820	782	678	699

	$ 1,624	$(53,344)	$(10,251)	$(2,644)	$10,868	$(1,557)

Fixed Charges
Interest expense and amortization of debt costs	2,511	14,795	12,486	12,032	10,960	14,266
Interest portion of rent	340	625	820	782	678	699

	$ 2,851	$15,420	$13,306	$12,814	$11,638	$14,965

Ratio of earnings to fixed charges	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)

*           C&D has determined the interest component of rent expense to be 0.30.

(1)
The ratio of earnings to fixed charges was less than 1:1 for the six months ended July 31, 2011. In order to achieve a ratio of earnings to fixed charges of 1:1, C&D would have had to generate an additional $1.2 million of earnings in the six month period. The ratio of earnings to fixed charges was less than 1:1 for fiscal year 2011. In order to achieve a ratio of earnings to fixed charges of 1:1, C&D would have had to generate an additional $68.8 million of earnings in fiscal 2011. The ratio of earnings to fixed charges was less than 1:1 for fiscal year 2010. In order to achieve a ratio of earnings to fixed charges of 1:1, C&D would have had to generate an additional $23.6 million of earnings in fiscal 2010. The ratio of earnings to fixed charges was less than l:1 for fiscal year 2009. In order to achieve a ratio of earnings to fixed charges of 1:1 C&D would have had to generate an additional $15.5 million of earnings in fiscal 2009. The ratio to fixed charges was less than 1:1 for fiscal year 2008. In order to achieve a ratio of earnings to fixed charges of 1:1 C&D would have had to generate an additional $0.8 million of earnings in fiscal year 2008. The ratio to fixed charges was less than 1:1 in fiscal year 2007. In order to achieve a ratio of earnings to fixed charges of 1:1 C&D would have had to generate an additional $16.5 million of earnings in fiscal 2007.

Net Book Value of Equity Attributable to C&D

The net book value of equity attributable to C&D as of July 31, 2011 was $5.41 per share.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of November 30, 2011 with respect to shares of our Common Stock beneficially owned by each of our directors and the named executive officers, all of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock as of such date. All amounts provided for herein have been adjusted to reflect C&D’s 1-for-35 reverse stock split effected on March 14, 2011.  Except as indicated in the footnotes to the table and subject to applicable community property laws, we believe that each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director or executive officer on or within 60 days after November 30, 2011. In the case of our directors and executive officers, the information below has been provided by such persons at our request.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock Outstanding (1)
Principal Stockholders
Angelo, Gordon & Co., L.P. (2) John M. Angelo Michael L. Gordon 245 Park Avenue, 26th Floor New York, NY 10167	9,857,984	64.86%

Bruce & Co., Inc. (3) 20 North Wacker Dr., Suite 2414 Chicago, IL 60606	1,660,652	10.92%

Swiss Re Financial Products Corporation (4) 55 East 52nd Street New York, NY 10055	1,221,254	8.03%

Directors and Executive Officers*
Todd W. Arden	0	**
Kevin P. Dowd (5)	8,209	**
Michael Gallagher	0	**
James J. Gaffney	0	**
Andrew Hines	0	**
David Treadwell	0	**
Jeffrey A. Graves (6)	36,465	**
Ian J. Harvie (7)	10,672	**
David J. Anderson	0	**
James D. Dee (8)	1,225	**
Todd J. Greenspan (9)	0	**
All directors and executive officers as a group (11 persons) (10)	56,571	**
__________

*	Except as noted below, all beneficial owners are members of the C&D Board and/or officers of C&D and accordingly can be reached at 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422.

**	Less than 1%.

(1)	Based on 15,196,562 shares of Common Stock outstanding as of November 30, 2011.

(2)
These shares of Common Stock are beneficially owned for the account of certain private investment funds for which Angelo, Gordon & Co., L.P. acts as investment adviser. Angelo, Gordon & Co., L.P. may be deemed to have sole power to direct the voting and disposition of the 9,857,990 shares of Common Stock.  John M. Angelo, a principal of Angelo, Gordon & Co., L.P., may be deemed to have shared power to direct the voting and disposition of the 9,857,990 shares of Common Stock.  Michael L. Gordon, a principal of Angelo, Gordon & Co., L.P., may be deemed to have shared power to direct the voting and disposition of the 9,857,990 shares of Common Stock.

The following table sets forth the number of shares of Common Stock currently owned by each Angelo Gordon Entity.

Angelo Gordon Entity	Number of Shares of Common Stock
AG Capital Recovery Partners VI, L.P.	5,446,180.00
AG Super Fund, L.P.	2,214,710.00
AG Eleven Partners, L.P.	1,100,837.00
AG Super Fund International Partners, L.P.	470,726.00
AG Garden Partners, L.P.	286,296.00
AG CNG Funds, L.P.	87,835.00
Nutmeg Partners, L.P.	80,363.00
AG MM, L.P.	78,780.00
AG Princess, L.P.	47,425.00
PHS Patriot Fund, L.P.	34,307.00
TOTAL	9,847,459.00

(3)
Based solely on the Schedule 13G, dated January 6, 2011, filed by Bruce & Co., Inc. The Schedule 13G relates to shares of Common Stock beneficially owned for the account of Bruce Fund, Inc., a Maryland registered investment company, and the accounts of other clients for which Bruce & Co., Inc. acts as investment manager.  Bruce & Co., Inc. may be deemed to have sole power to direct the voting and disposition of the 1,660,652 shares of Common Stock.

(4)
Based solely on the Schedule 13G, dated January 14, 2011, filed by Swiss Re Financial Products Corporation (“Swiss Re”). The Schedule 13G relates to shares of Common Stock beneficially owned by Swiss Re.  Swiss Re may be deemed to have sole power to direct the voting and disposition of the 1,221,254 shares of Common Stock.

(5)	Includes fully vested and presently exercisable options to purchase 1,208 shares of Common Stock.

(6)	Includes fully vested and presently exercisable options to purchase 26,985 shares of Common Stock.

(7)	Includes fully vested and presently exercisable options to purchase 8,841 shares of Common Stock.

(8)	Mr. Dee resigned as an officer of C&D effective September 10, 2010.

(9)	Mr. Greenspan resigned as an officer of C&D effective December 1, 2010.

(10)	Includes shares of Common Stock beneficially owned by the directors and executive officers as described in the preceding footnotes.

WHERE YOU CAN FIND MORE INFORMATION

C&D files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about C&D. Stockholders may read and copy any reports, statements or other information filed by C&D at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. C&D’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of C&D’s website at www.cdtechno.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows C&D to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that C&D may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement.

C&D incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

SEC File Number 001-09389	Period

Current Reports on Form 8-K
Filed on January 31, 2011, March 15, 2011, May 2, 2011, June 7, 2011, June 8, 2011, June 16, 2011, September 7, 2011, October 4, 2011 and November 3, 2011 (other than with respect to information furnished under Item 2.02 of any Current Report on Form 8-K, including the related exhibits under Item 9.01).

Annual Report on Form 10-K	Year Ended January 31, 2011 (filed on May 2, 2011).

Quarterly Reports on Form 10-Q	Period Ended April 30, 2011 (filed on June 8, 2011).

Period Ended July 31, 2011 (filed on September 7, 2011).

C&D undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, Pennsylvania 19422
(215) 619-2700

Acquiror and Merger Sub have supplied, and C&D has not independently verified, the information in this information statement relating to Acquiror and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to David Anderson, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, telephone (215) 619-2700. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. C&D has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated [_____], 2011. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, C&D will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANGEL HOLDINGS LLC,

ANGEL ACQUISITION CORP.

AND

C&D TECHNOLOGIES, INC.

DATED AS OF OCTOBER 3, 2011

A-1

i

Section 8.09.	Definitions	37
Section 8.10.	Interpretation	38
Section 8.11.	Assignment	39
Section 8.12.	Counterparts	39

INDEX OF DEFINED TERMS

Actions	13
affiliate	38
Agreement	1
Appraisal Shares	4
Bankruptcy and Equity Exception	10
beneficial ownership	38
business day	38
Cap	27
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Common Stock	1
Company	1
Company Board	1
Company Board Recommendation	1
Company Bylaws	11
Company Charter	11
Company Disclosure Schedule	8
Company Employees	16
Company Plan	15
Company Subsidiaries	8
Confidentiality Agreement	28
Contract	11
Convertible Notes	30
Costs	25
DGCL	2
Effective Time	3
Equity Financing	20
Equity Financing Commitment	20
Equity Plans	7
ERISA	15
ERISA Affiliate	16
Exchange Act	11
Exchange Fund	5
GAAP	12
Governmental Entity	11
Indemnified Person	25
Indenture	29
Information Statement	11
Knowledge	38
Law	11
Liens	10
Material Adverse Effect	8
Material Contract	14
Merger	1
Merger Consideration	4
Merger Sub	1
Multiemployer Plan	15
Order	13
Outside Date	32
Parent	1
Parent Disclosure Schedule	18
Parent Funds	1
Parent Group	1
Paying Agent	5
PBGC	17
Permits	14
Person	38
Proceeding	25
Representatives	38
Reverse Termination Fee	33
SAR	7
Schedule 13E-3	11
SEC	11
SEC Reports	12
Section 16	29
Section 262	4
Securities Laws	11
Shares	1
Special Committee	1
Special Committee Recommendation	1
Stock Option	7
Stockholder Approval	10
Subsidiary	38
Surviving Corporation	2
Takeover Statute	18
Tax Return	15
Taxes	15
Transaction Litigation	29
Uncertificated Shares	4
Written Consent	2

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 3, 2011, is entered into by and among Angel Holdings LLC, a Delaware limited liability company (“Parent”), Angel Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and C&D Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, certain funds and accounts affiliated with Parent (the “Parent Funds”) collectively own beneficially and of record 9,857,984 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represents approximately 64.40% of the outstanding shares of Common Stock;

WHEREAS, Parent has proposed to the Board of Directors of the Company (the “Company Board”) that Merger Sub acquire all of the issued and outstanding shares of Common Stock not owned by the Parent Funds.  Parent, Merger Sub and the Parent Funds are collectively referred to as the “Parent Group”; and such outstanding shares of Common Stock not owned by the Parent Group are collectively referred to as the “Shares”;

WHEREAS, the Company Board has established a special committee consisting solely of independent directors (the “Special Committee”) to, among other things, consider and negotiate any proposal made to acquire the Shares, including the Merger (as defined herein) and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, subject to the terms and conditions provided herein, Parent, Merger Sub and the Company intend to effect a merger pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a Subsidiary of Parent (the “Merger”);

WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the holders of the Shares, (ii) approved and declared advisable this Agreement and the Merger and (iii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Merger and recommending that the holders of the Shares adopt this Agreement (such recommendation by the Special Committee, the “Special Committee Recommendation”);

WHEREAS, the Company Board, based on the Special Committee Recommendation, has unanimously (i) determined that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the holders of the Shares, (ii) approved and declared advisable this Agreement and the Merger and (iii) resolved to recommend to the holders of the Shares that such holders adopt this Agreement (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, the applicable governing bodies of each of Parent and Merger Sub have unanimously approved the Merger and this Agreement and deem it advisable and in the best interests of their equityholders to consummate the Merger, on the terms and conditions set forth herein; and

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that Parent will execute and deliver, or cause to be executed and delivered, to the Company a true, correct and complete copy of an Action by Written Consent, in the form attached as Exhibit A hereto, providing for the adoption of this Agreement by each member of the Parent Group holding shares of Common Stock (the “Written Consent”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.   The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in this Agreement and the DGCL.

SECTION 1.02.   Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that unless the parties hereto mutually agree otherwise, the Closing shall not occur until a date that is at least thirty (30) calendar days after the mailing of the definitive Information Statement to the Company’s stockholders.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.   Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL and shall make all other filings required under the DGCL in connection with the Merger.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the DGCL.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

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SECTION 1.04.   Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended so as to read in their entirety as set forth in Exhibit B and Exhibit C hereto, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.

SECTION 1.05.   Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

SECTION 1.06.   Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

SECTION 2.01.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Merger Sub:

(a)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Each share of Common Stock that is directly owned by the Company or Merger Sub shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in respect thereof.  Each share of Common Stock owned by any member of the Parent Group (other than Merger Sub) or any wholly owned Company Subsidiary immediately prior to the Effective Time shall remain outstanding after the Effective Time and no consideration shall be delivered in respect thereof.

(c)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (but excluding shares which remain outstanding, or are to be canceled, in accordance with Section 2.01(b) and, except as provided in Section 2.01(e) in respect of the Appraisal Shares) shall be converted into the right to receive $9.75 in cash, without interest (the “Merger Consideration”), and at the Effective Time all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) or (y) any such uncertificated shares of Common Stock (collectively, the “Uncertificated Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

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(d)           The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(e)           Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares in accordance with the provisions of Section 262 of the DGCL (“Section 262”), and whose demand has not been withdrawn, shall not be converted into the right to receive the Merger Consideration with respect to such Appraisal Shares as provided in Section 2.01(c), but shall instead entitle the holder thereof to receive payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration with respect to such Appraisal Shares as provided in Section 2.01(c).  The Company shall give reasonably prompt notice to Parent of any written demands for appraisal of any shares of Common Stock pursuant to Section 262, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company prior to the Effective Time, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02.   Exchange Fund.  (a) Paying Agent.  Prior to the Closing Date, Parent shall, at its expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent in form and substance reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the holders of Certificates and Uncertificated Shares, cash in an amount equal to the aggregate Merger Consideration payable in respect of all the Shares entitled to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall deliver the Merger Consideration contemplated to be issued and delivered pursuant to Section 2.01 out of the Exchange Fund and the Exchange Fund shall not be used for any other purpose.

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(b)           Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of the Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration.  Each holder of record of the Shares shall (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of Shares previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 2.01(c), without any interest thereon and less any required withholding of taxes, and any Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered or transferred as contemplated by this Section 2.02(b), and subject to Section 2.01(e), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II.

(c)           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Uncertificated Shares, as applicable.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company with respect to the Common Stock shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

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(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation (or its designee(s)), upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e)           No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish or otherwise affect the amounts payable to any holder of the Shares as provided herein. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly cause to be deposited into the Exchange Fund cash in an amount sufficient to fully satisfy such cash payment obligations.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h)           Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

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SECTION 2.03.   Treatment of Equity-Based Awards.

(a)           As of the Effective Time, each option to purchase shares of Common Stock (a “Stock Option”) granted under any Company equity or incentive plan, including without limitation, the Company’s 1998 Stock Option Plan, 2007 Stock Incentive Plan and 2011 Stock Option Plan (the “Equity Plans”) outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will be canceled and extinguished and the holder thereof will be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Stock Option, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option.  For the avoidance of doubt, no consideration shall be paid in respect of the cancellation of any Stock Option with an exercise price or base price per share equal to or greater than the Merger Consideration.

(b)           As of the Effective Time, each outstanding stock appreciation right (an “SAR ”) granted by the Company under any Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and the holder thereof will be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such SAR.  For the avoidance of doubt, no consideration shall be paid in respect of the cancellation of any SAR with an exercise price per share equal to or greater than the Merger Consideration.

(c)           Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Section 2.03 to any holder of Stock Options or SARs, such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation.

(d)     Prior to the Effective Time, the Company Board or appropriate committee thereof will adopt such resolutions and the Company will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.03, provided that the Company shall not (and shall not be required to) pay any consideration or incur any debts or obligations on behalf of the Company or the Surviving Corporation (or Parent) in connection with the taking of such actions.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports (as defined herein) filed or furnished prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk-factor section or any forward-looking statements) or as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific Section or subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or subsections of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01.   Corporate Organization.  The Company and each of the Subsidiaries of the Company (collectively, the “Company Subsidiaries”) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (where such concept is recognized under applicable Law) and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means  any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger, except  for any such events, conditions, facts, changes, occurrences or effects to the extent resulting from (A) changes in U.S. or global general economic conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates, (B) changes in general market or economic conditions applicable to industries in which the Company or any of the Company Subsidiaries operates generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world in which the Company or any of the Company Subsidiaries operates, (C) changes, after the date of this Agreement, in Law or applicable accounting regulations (including GAAP) or principles or interpretations thereof, or political, legislative or business conditions in the countries in which the Company or any of the Company Subsidiaries operate, (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement, (E) any event, condition, fact, change or occurrence relating to the products of any Person (other than the Company and the Company Subsidiaries), including the entry into the market of products competitive with any of the products of either the Company or any of the Company Subsidiaries, (F) any change in the Company’s stock price or trading volume or in the Company’s credit rating or in any analyst’s recommendation with respect to the Company or any failure by the Company to meet internal or published projections, forecasts or estimates of revenue, earnings  or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted under the foregoing clauses (A) through (D), subject to the following proviso), (G) any threatened or actual strike or other labor disruptions in respect of the Company or any Company Subsidiary, (H) any litigation involving the Company or any Company Subsidiary pending as of the date hereof as set forth on Section 3.09 of the Company Disclosure Schedule, or (I) changes resulting from the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or the commencement or pendency of any litigation arising from allegations of breach of fiduciary duty or violation of law relating to this Agreement or the transactions contemplated hereby; provided, however, the exceptions in clauses (A) through (D) shall not apply if such events, conditions, facts, changes, occurrences or effects have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the same industry in which the Company and the Company Subsidiaries operate.

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SECTION 3.02.   Capitalization.

(a)           The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock.  As of the close of business on September 30, 2011, (i) 15,196,563 shares of Common Stock were issued and outstanding, (ii) 110,373 shares of Common Stock were held in the Company’s treasury, and (iii) 1,253,241 shares of Common Stock were reserved for issuance in respect of outstanding Stock Options and SARs, with a weighted average exercise price or base price of $14.47.  In addition, as of the date of this Agreement, there were 360,997 shares of Common Stock available for grants of  Stock Options, SARs and other equity-based awards under the 2007 Stock Incentive Plan, the Approved Share Option Plan and the 2011 Stock Option Plan.

(b)           Except with respect to the Convertible Notes and as set forth above in Section 3.02(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity securities of the Company, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity securities of the Company or any Company Subsidiary, (C) other than Stock Options, any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any obligation of the Company or any Company Subsidiary to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or (D) other than SARs, any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Common Stock on a deferred basis or other rights granted by the Company that are linked to the value of shares of Common Stock and (y) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  With the exception of the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

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(c)           All outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights.  Except as provided in Section 3.02(c) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities or ownership interests in each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of any lien, pledge, charge, encumbrance or security interests of any kind (“Liens”) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(d)           Section 3.02(d) of the Company Disclosure Schedule sets forth (i) each of the Company Subsidiaries and the ownership interest of the Company in each such Company Subsidiary, as well as the ownership interest of any other Person or Persons in each such Company Subsidiary and (ii) the Company’s or the Company Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(e)           No shares of Common Stock are owned by any Company Subsidiary.

SECTION 3.03.   Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the affirmative vote or written consent of holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Stockholder Approval”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  The Special Committee and the Company Board, acting based on the recommendation of the Special Committee, at a meeting duly called and held and at which a quorum was present and voting, have determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the holders of the Shares and adopted the Special Committee Recommendation and the Company Board Recommendation, respectively.  The Company Board has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has taken all action in order that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any other transactions contemplated hereby.

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SECTION 3.04.   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Restated Certificate of Incorporation of the Company dated June 30, 1998, as amended (the “Company Charter”), or the Amended and Restated By-laws of the Company, dated December 4, 2007 (the “Company Bylaws”), or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to the filings and other matters described in Section 3.04(b), conflict with or violate any statute, law, rule, regulation, ordinance or code of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of, or result in the creation of a Lien on any property or under any contract, agreement, obligation, commitment, lease, license, permit, franchise or other instrument, other than any Company Plan (each, a “Contract”) to which the Company or any of the Company Subsidiaries is a party or by which their respective properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) any applicable requirements of the applicable U.S. federal securities laws, including the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”), including, assuming receipt of the Written Consent as contemplated herein, the filing and delivery with the Securities and Exchange Commission (the “SEC”) and mailing to stockholders of the Company of an information statement prepared pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby (the “Information Statement”) (which shall also satisfy the requirements of Sections 228 and 262 of the DGCL) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), and (B) the filing of appropriate certificates as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

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SECTION 3.05.   SEC Filings and Financial Statements.

(a)           The Company has timely filed or furnished all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other Securities Laws since January 31, 2010 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Form 8-K, the “SEC Reports”).  As of the respective dates such documents were filed or furnished, as the case may be, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and other Securities Laws and did not contain, as of the respective dates such documents were filed or furnished, as the case may be (except to the extent amended or superseded by a subsequent filing with the SEC that is publicly available prior to the date of this Agreement), any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (including the related notes thereto) (i) have been prepared from the books and records of the Company and the Company Subsidiaries, (ii) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto and except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved , and (iv) and fairly present in all material respects the consolidated financial position, the consolidated results of operations, the consolidated stockholders’ equity and the consolidated cash flows of the Company and its  Subsidiaries as of the dates thereof or for the periods presented therein, as applicable (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).  To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or investigation and there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the SEC Reports.

(b)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

SECTION 3.06.   Information Supplied.  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Information Statement, the Schedule 13-E3 or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement, the Schedule 13E-3 and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

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SECTION 3.07.   Absence of Certain Changes.

(a)           Since January 31, 2011 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(b)           Since January 31, 2011, there has been no event, condition, fact, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.   No Undisclosed Liabilities. Except for (a) liabilities incurred by the Company or the Company Subsidiaries since January 31, 2011 in the ordinary course of business consistent with past practice, (b) matters reflected or reserved against in the most recent consolidated balance sheet of the Company included in the SEC Reports, (c) liabilities incurred in connection with the transactions contemplated hereby, or (d) liabilities not required to be set forth on the consolidated balance sheet of the Company in accordance with GAAP, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09.   Litigation. Subject to Section 3.09 of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, assessments, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective assets or properties or, to the Knowledge of the Company,  any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is or are subject to any order, writ, injunction, judgment or decree of any Governmental Entity (an “Order”), except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.10.   Compliance with Law. The businesses of the Company and the Company Subsidiaries are not being, and since January 31, 2009, have not been conducted in violation of any Law or Order, except for any violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and the Company Subsidiaries has in full force and effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no default has occurred under any such Permit, except for the absence of Permits and for defaults under Permits that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

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SECTION 3.11.   Material Contracts.

(a)           Section 3.11 of the Company Disclosure Schedule lists the following Contracts to which, as of the date hereof, the Company or any of the Company Subsidiaries is a party or by which any them is bound:  (i) any Contract that is filed or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, (ii) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money, (iii) any Contract that requires or is reasonably likely to result in (x) annual payments to or from the Company or any Company Subsidiary of more than $2,000,000 or (y) aggregate payments to or from the Company or any Company Subsidiary of more than $2,000,000, (iv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any Company Subsidiary, (v) any Contract that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area or grants a material right of first refusal or right of first offer or similar right or (vi) any Contract relating to an acquisition, divestiture, merger or similar transaction  that has continuing material indemnification, “earn-out” or other contingent payment obligations.  Each such Contract described in clauses (i) through (vi) is referred to herein as a “Material Contract.”

(b)           The Company has previously furnished or made available to Parent true and complete copies of each Material Contract and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) subject to the Bankruptcy and Equity Exception, each of the Material Contracts is in full force and effect and is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, is valid and binding on the other parties thereto and (ii) there is no default under any Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto.

SECTION 3.12.   Tax Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed by, or on behalf of, the Company or any of the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable Laws (including pursuant to any applicable extensions) and all such Tax Returns are, or will be at the time of filing, complete and correct in all material respects, (ii) all Taxes of the Company and each of the Company Subsidiaries have been timely paid in full or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof in accordance with GAAP, (iii) neither the Company nor any Company Subsidiary has received written notice of any Action with respect to any Taxes and no such Action is pending with respect to any Taxes of the Company or any Company Subsidiary, (iv) there are no Liens for Taxes upon any of the assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (v) neither the Company nor any Company Subsidiary (A) is or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury regulation section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor or by contract.  Neither the Company nor any Company Subsidiary has engaged in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

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(b)           For purposes of this Agreement:

(i)           “Taxes” shall mean any federal, state, local or foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity; and

(ii)           “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to any Taxes, including any schedule or attachment thereto or amendment thereof, or any claim for refund or information return.

SECTION 3.13.   Employee Matters.

(a)           Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan.  As used in this Agreement, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), under which (i) any current or former employee, officer, director, independent contractor or consultant of the Company or any Company Subsidiary (“Company Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any Company Subsidiary, or (ii) the Company or any Company Subsidiary has any present or future material liability.

(b)           Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i)           Each Company Plan (other than any Multiemployer Plan) has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws;

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(ii)           Neither the Company nor any Company Subsidiary, nor any entity that is a member of their respective “controlled groups” (within the meaning of Section 414 of the Code (an “ERISA Affiliate”) has any liability with respect to any Multiemployer Plan;

(iii)           Each Company Plan (other than any Multiemployer Plan) which is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter to that effect from the Internal Revenue Service (or the Company or Company Subsidiaries are entitled to rely on a favorable opinion or advisory letter issued by the Internal Revenue Service in accordance with Revenue Ruling 2005-16 with respect to the qualified status of the plan document) and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification;

(iv)           Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and related Treasury guidance thereunder;

(v)           With respect to each Company Plan (other than any Multiemployer Plan) (x) no event (including any “reportable event,” as such term is defined in Section 4043 of ERISA), nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), or “accumulated funding deficiency” or failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred, and (y) no condition exists, in either case, that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any of their respective ERISA Affiliates, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; and there has been no determination that any Company Plan is, or is expected to be, in “at risk” status within the meaning of Title IV of ERISA;

(vi)           All contributions to Company Plans that were required to be made by the Company or any Company Subsidiary under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP; and with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid; and

(vii)           With respect to each Company Plan (other than any Multiemployer Plan), (A) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (B) no facts or circumstances exist that could give rise to any such Action, (C) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) (or comparable agency under non-U.S. Law) in respect of any Company Plan subject to Title IV of ERISA (or a comparable scheme under non-U.S. Law) concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (D) no administrative investigation, audit or other administrative proceeding (including amnesty proceedings) by the Department of Labor, the PBGC, the Internal Revenue Service or any other governmental agencies (U.S. or non-U.S.) is pending, in progress, or, to the knowledge of the Company or any Company Subsidiary, threatened  (including, any routine requests for information from the PBGC).

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(c)           Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, the execution and delivery of, or performance by the Company of its obligations in respect of the transactions contemplated by, this Agreement will not (either alone or in connection with any other event) (A) result in any severance pay or any increase in severance pay, or  (B) accelerate the time of payment, funding (through a grantor trust or otherwise), or vesting of any compensation or benefits, result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, or increase the amount payable under or result in any other material obligation pursuant to any of the Company Plans.

(d)           No Company Plans, individually or in the aggregate, either alone, or in connection with any other event, including the transactions contemplated by this Agreement, give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code, or that could give rise to the imposition of an excise tax under Section 4999 of the Code.

(e)           Notwithstanding any other provision of this Agreement, this Section 3.13 sets forth the sole representations and warranties contained in this Agreement with respect to Company Plans.

SECTION 3.14.   Opinion of Financial Advisor.  The Special Committee has received the opinion of Perella Weinberg Partners LP, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions and limitations contained therein, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to the holders of the Shares.

SECTION 3.15.   Brokers.  No broker, finder or investment banker, other than Perella Weinberg Partners LP, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.  The Company has heretofore furnished to Parent a complete and correct copy of the engagement letter with Perella Weinberg Partners LP related to the services provided to the Special Committee in connection with the transactions contemplated hereby.

SECTION 3.16.   Takeover Statutes.  The Company has taken all actions necessary to render the restrictions of any “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws inapplicable to the Merger or the other transactions contemplated hereby.  The Company does not have any stockholder rights plan in effect.

SECTION 3.17.   No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing and each of Parent and Merger Sub acknowledge the foregoing.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that the Parent Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific Section or subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or subsections of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01.   Corporate Organization.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent and Merger Sub have the requisite power and authority and all necessary governmental approvals to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted and are duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.  Parent and Merger Sub have made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable organizational documents, each as amended as of the date of this Agreement.

SECTION 4.02.   Authority Relative to this Agreement.  Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement, following its execution, by Parent in its capacity as the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

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SECTION 4.03.   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) subject to the filings and other matters described in Section 4.03(b), conflict with or violate any Laws applicable to any of Parent or Merger Sub or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or Contract to which any of Parent or Merger Sub is a party or by which their properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements of Securities Laws and (B) filing of appropriate certificates as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger.

SECTION 4.04.   Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in the Information Statement, the Schedule13E-3 or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement, the Schedule 13E-3 and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply in all material respects with the Securities Laws.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

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SECTION 4.05.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

SECTION 4.06.   Equity Financing.  Parent has heretofore furnished to the Company a complete and correct copy of the Equity Commitment Letter, dated October 3, 2011, between Parent and the investor parties thereto (the “Equity Financing Commitment”), pursuant to which the investor parties thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount set forth therein (the “Equity Financing”), which is sufficient to pay the Merger Consideration in respect of all of the Shares, all other amounts due in connection with the Merger and any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing.  The Equity Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto.  The Equity Financing Commitment has not been and will not be amended or modified.  The commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded in any respect.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Equity Financing Commitment and, subject to the accuracy of the representations and warranties in Article III and the satisfaction of the conditions set forth in Article VI, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Equity Financing Commitment on or prior to the Closing Date.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Financing Commitment.  Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned upon, receipt of any financing (including the Equity Financing).

SECTION 4.07.   Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent.  Merger Sub was formed specifically for the transactions contemplated hereby and has conducted no operations and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby.

SECTION 4.08.   Litigation.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any Order imposed or binding upon Parent or Merger Sub, in each case, by or before any Governmental Entity, that seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal or otherwise interfering with, the Merger or any other transactions contemplated hereby, except for those that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

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SECTION 4.09.   No Other Company Representations or Warranties.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries.  Parent and Merger Sub acknowledge that they and their Representatives have received access to (i) such books and records, facilities, equipment, Contracts and other assets of the Company which they and their Representatives have requested to review and (ii) have had opportunities to meet with the management of the Company and to discuss the business and assets of the Company.  Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any Company Subsidiaries nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub.  Neither the Company nor any Company Subsidiaries nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or Representatives in anticipation or contemplation of any of the transactions contemplated hereby.  Notwithstanding the foregoing, nothing in this Section 4.09 or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, or any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

SECTION 4.10.   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or Representatives, with respect thereto.  Notwithstanding the foregoing, nothing in this Section 4.10 or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, or any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

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ARTICLE V

COVENANTS AND OTHER AGREEMENTS

SECTION 5.01.   Conduct of Business of the Company.  From the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly permitted, contemplated or required by this Agreement or required by applicable Law, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use its commercially reasonable efforts to preserve intact and maintain its business organization and goodwill of material suppliers and customers and other Persons having business relationships with the Company, and to keep available the services of their present officers and employees on terms and conditions substantially comparable to those currently in effect.  In addition to and without limiting the generality of the foregoing, except as required by applicable Law or this Agreement or as expressly set forth in Section 5.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the Company Subsidiaries to:

(a)           adopt or propose any change to the Company Charter or Company Bylaws or organizational documents of a Company Subsidiary;

(b)           (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any wholly-owned Company Subsidiary to the Company or to another wholly-owned Company Subsidiary), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, convertible into, or denominated with reference to, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests except for purchases, redemptions or other acquisitions of capital stock or other securities required (or permitted in connection any net share settlement or Tax withholding) by the terms of the Company Plans or any award thereunder;

(c)           issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, restricted stock, restricted stock units, performance units, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) other than pursuant to the exercise of outstanding Stock Options granted under the Equity Plans in accordance with their present terms (as modified or as may be required by applicable Laws) and consistent with past practice;

(d)           merge or consolidate with any other Person;

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(e)           acquire assets with a value or purchase price in the aggregate in excess of $500,000, other than in the ordinary course of business consistent with past practice;

(f)           sell, lease, license, subject to a material Lien, or otherwise surrender, relinquish or dispose of any assets with a value or purchase price in the aggregate in excess of $500,000, other than in the ordinary course of business consistent with past practice;

(g)           (i) make any loans, advances or capital contributions to, or investments in, any Person other than (x) loans, advances or capital contributions to, or investments in wholly-owned Company Subsidiaries, (y) pursuant to any existing Contract, or (z) advances to employees in the ordinary course of business consistent with past practice, (ii) create, incur, guarantee or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, or (iii) make or commit to make any capital expenditure other than in an aggregate amount not to exceed the amount set forth in the Company’s  fiscal 2012 capital expenditure budget, a copy of which has been provided to Parent prior to the date of this Agreement;

(h)          materially increase benefits under any Company Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as currently in effect on the date of this Agreement, fail to make any required contribution to any Company Plan, merge or transfer any Company Plan or the assets or liabilities of any Company Plan, change the sponsor of any Company Plan (other than as would not materially increase the Company’s or any Company Subsidiary’s liabilities or obligations under such Company Plan), or terminate any Company Plan or establish any additional benefit plan that would be a Company Plan, if it were in existence as of the date of this Agreement, in each case except as required by terms of this Agreement or as required by applicable Law or the terms of a Company Plan or Contract which the Company or any Company Subsidiary is a party as currently in effect on the date of this Agreement;

(i)            increase the compensation or benefits provided to any Company Employees, except as required by applicable Law or the terms of a Company Plan or Contract which the Company or any Company Subsidiary is a party as currently in effect on the date of this Agreement or in connection with annual promotion-related or merit-based increases for employees whose annual compensation is less than $100,000;

(j)            settle or compromise any Action or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Action in any manner that requires the payment of more than $150,000 or limits in any respect the ability of the Company to conduct its business as presently conducted;

(k)           (i) make, change or rescind any express or deemed material election relating to Taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any material Action relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability, (iii) enter into any closing agreement with respect to any material Taxes, or (iv) change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2010;

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(l)            other than in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate any Material Contract (or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement);

(m)          materially change any financial reporting or accounting methods, principles or practices of the Company or any Company Subsidiary, except for any such change required by applicable Law or GAAP;

(n)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; or

(o)           agree or commit to do any of the foregoing.

SECTION 5.02.   Written Consent; Information Statement and Schedule 13E-3

(a)  Immediately following the execution and delivery of this Agreement, Parent shall deliver to the Company the Written Consent.  The Company shall comply with the DGCL, the Company Charter and the Company Bylaws and the Exchange Act in connection with the Written Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 5.02(b) below and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL and of the availability of appraisal rights in accordance with Section 262 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL.

(b)           As promptly as reasonably practicable after Stockholder Approval has been obtained through execution and delivery to the Company of the Written Consent, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement and the Schedule 13E-3 in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated hereby.  Parent shall cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and the Schedule 13E-3 and any amendments thereto and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act.  The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement or the Schedule 13E-3 and to cause the Information Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement, the definitive Information Statement or the Schedule 13E-3, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.

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SECTION 5.03.   Communications to Stockholders.  The Special Committee and the Company Board may (i) at any time prior to the delivery of the Written Consent to the Company, withdraw, qualify or modify either the Special Committee Recommendation or the Company Board Recommendation, respectively and, (ii) following delivery of the Written Consent to the Company, for a period of twenty (20) calendar days after the mailing to the Company’s stockholders of a notice describing the appraisal rights available to the holders of Shares under applicable Law (which notice will be contained in the Information Statement) may, whether by mailing, press release, regulatory filing or otherwise, communicate to the holders of such Shares the recommendation, if any, of the Company Board or the Special Committee as to whether such holders should seek to exercise appraisal rights under applicable Law with respect to such Shares.

SECTION 5.04.   Indemnification; Directors, and Officers, Insurance.

(a)           During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each present and former director and officer of the Company or any of the Company Subsidiaries (acting in their capacity as such) (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, settlements, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any matters existing or occurring at or prior to the Effective Time (including, without limitation, in respect of (x) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of the Company Subsidiaries or (y) any of the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (a “Proceeding”) (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification) in all such cases to the same extent that such Indemnified Persons are indemnified or have the right to advancement of expenses pursuant to the Company Charter or the Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary) in effect as of the date of this Agreement and subject in all events to the limitations set forth in Sections 145(a) and 145(b) of the DGCL (regardless of whether or not such provisions are applicable to Parent or the Surviving Corporation as a matter of Delaware law); provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification or advancement of expenses under this Section 5.04(a) in connection with a Proceeding, then the obligations of the Surviving Corporation set forth in this Section 5.04(a) shall survive the sixth anniversary of the Effective Time until such time as such Proceeding is fully and finally resolved.

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(b)           During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Law, cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of each Indemnified Person as provided in the Company Charter and Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary), in effect as of the date of this Agreement, to survive the Merger and continue in full force and effect after the Effective Time.  During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by Law, cause the certificate of incorporation and bylaws of the Surviving Corporation to, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Charter and Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary) in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified after the Effective Time and prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Proceeding pending or asserted or any claim made within such six-year period shall continue until the final disposition of such Proceeding or resolution of such claim.  All rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary, as the case may be, shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement.

(c)           During the period commencing on the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors’ and officers’ liability insurance for the Indemnified Persons at the current level and scope of the directors’ and officers’ liability insurance  policies of the Company and the Company Subsidiaries in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.04(c) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2010 (on an annualized basis) for such purpose (the “Cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.  Prior to the Effective Time, Parent may, and, if requested by Parent, the Company shall, purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance; provided that if obtained by the Company the cost for such “tail” shall not exceed a one-time premium equal to the Cap without the prior written consent of Parent.  In the event that such a “tail” policy is purchased prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and Parent and the Surviving Corporation shall have no obligations under the first sentence of this Section 5.04(c) so long as such “tail” policy is in full force and effect.

(d)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations of Parent or the Surviving Corporation (or their respective successors or assigns) under this Section 5.04.

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(e)           Notwithstanding anything in this Agreement to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.04 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary), any other indemnification arrangements, the DGCL or otherwise and nothing in this Section 5.04 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company Charter, the Company Bylaws (or the equivalent organizational documents in the case of a Company Subsidiary), any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.

(f)           The obligations and liabilities of Parent and the Surviving Corporation under this Section 5.04 shall be joint and several.

(g)           The obligations set forth in this Section 5.04 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the “tail” policy referred to in Section 5.04(c) (and their heirs and representatives), each, an “Other Indemnified Person”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person.  Each of the Indemnified Persons and Other Indemnified Persons are intended to be third party beneficiaries of this Section 5.04, with full rights of enforcement as if a party thereto.

(h)           This Section 5.04 shall survive consummation of the Merger and the Effective Time.  This Section 5.04 is intended to benefit, and may be enforced by, the Indemnified Persons, the Other Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

SECTION 5.05.   Access and Information; Confidentiality.

(a)           The Company shall (a) afford to Parent and its Representatives such access during normal business hours throughout the period from the date of this Agreement to the Effective Time to the Company’s and each of the Company Subsidiaries’ books, records, systems, Contracts, facilities and employees and (b) furnish to Parent and its Representatives all financial, business, operational and other data and information (and shall provide reasonable consultation with respect thereto) promptly following a request by Parent (and to the extent that the data or information is of the type of data or information that has been provided to Parent in the ordinary course of business prior to the date of this Agreement in any event no later than the timeframe for which such data or information has been provided historically to Parent); provided, that, the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or any agreement or obligation of confidentiality owing to a third party, jeopardize protections afforded to the Company or any Company Subsidiary under the attorney-client privilege or attorney work product doctrine or expose the Company or any Company Subsidiary to risk of liability for disclosure of sensitive or personal information, and provided, further, that the Company shall not be obligated to provide any minutes of meetings or resolutions of the Special Committee or the Company Board (or any sub-committees thereof) relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto.  No information, knowledge, investigation obtained or made by Parent pursuant to this Section 5.05 shall affect or be deemed to modify or affect the representations, warranties, covenants or agreements of the Company contained herein.

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(b)           Each of the Company and Parent shall hold, and shall cause their Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and remain subject to, the terms and conditions of the Confidentiality Agreement dated as of August 9, 2011 between the Company and Angelo, Gordon & Co. (the “Confidentiality Agreement”).

SECTION 5.06.   Notification of Certain Matters.  The Company shall promptly notify Parent of any notice or other communication from any Person received by the Company or any Company Subsidiary alleging that the consent of such Person is or may be required in connection with or relating to the Merger or any of the other transactions contemplated hereby or from any Governmental Entity received by the Company or any Company Subsidiary in connection with or relating to the Merger or any of the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available to Parent hereunder.

SECTION 5.07.   Publicity.  None of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity. Upon execution of this Agreement, Parent and the Special Committee shall agree upon the text of a press release to be jointly issued by Parent and the Company with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.08.   Reasonable Best Efforts.  Subject to the terms and conditions hereof and applicable Law, each of the parties hereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement, and to cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law, (iii) lift or rescind any Order adversely affecting the ability of the parties to consummate the Merger, and (iv) effect any necessary registrations and filings and submissions of information requested by any Governmental Entity.

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SECTION 5.09.   Litigation Support.  The Company shall promptly advise Parent of any litigation involving the Company or any of its officers or directors, including the Special Committee, relating to this Agreement, the Merger or the other transactions contemplated hereby (any such litigation, “Transaction Litigation”) and shall keep Parent reasonably informed regarding the status of such Transaction Litigation.  The parties hereto will cooperate and consult with one another, to the fullest extent reasonably possible, in connection with any Transaction Litigation, and the Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation; provided, however, that the Company agrees that it will not compromise or settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  In furtherance of and without in any way limiting the foregoing, the Company will use its commercially reasonable efforts consistent with the fiduciary duties of the Company Board to defend any Transaction Litigation so as to permit the consummation of the Merger in the manner contemplated by this Agreement.

SECTION 5.10.   Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock, Stock Options or SARs pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 5.11.   Convertible Notes.

(a)           The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture (each, an “Indenture”) under which the Company issued its 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (collectively, the “Convertible Notes”) to

(b)           each Indenture as may be required under such Indenture in connection with the Merger and the other transactions contemplated by this Agreement.

(c)           The Company or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to take all such further action as may be necessary to comply with all of the terms and conditions of each Indenture in connection with the Merger and the other transactions contemplated by this Agreement, including (i) the delivery of any officers’ certificates and opinions of counsel required by each such Indenture, (ii) conducting any offer required under such Indenture to repurchase the Convertible Notes issued thereunder, and (iii) taking any such other actions required in connection with clauses (i) and (ii) of this Section 5.11(b).

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SECTION 5.12.   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, the Company, the Company Board and the Special Committee shall take such actions as are within its power so as to eliminate the restrictions of such statute or regulation on such transactions.

ARTICLE VI

CONDITIONS

SECTION 6.01.   Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)           No Order. No Order or Law issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Merger.

SECTION 6.02.   Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of each of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a)           Accuracy of Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.07(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date, (ii) the representations and warranties set forth in Sections 3.02, 3.03, 3.15 and 3.16 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specific date); (iii) the other representations and warranties of the Company set forth in Article III hereof (other than the Sections of Article III referred to in clause (i) or (ii) above), disregarding any exceptions therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date), except in the case of this clause (iii) for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; and (iv) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 6.02(a) have been satisfied.

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(b)           Compliance with Obligations.  The Company shall have performed or complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement herein required to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)           Appraisal Rights.  The total number of Appraisal Shares shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock as of the Closing Date.

SECTION 6.03.   Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a)           Accuracy of Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specific date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger, and (ii) the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that the conditions set forth in this Section 6.03(a) have been satisfied.

(b)           Compliance with Obligations.  Each of Parent and Merger Sub shall have performed or complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement herein required to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VII

TERMINATION

SECTION 7.01.   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(a)           by mutual written consent of Parent, Merger Sub and the Company (with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

(b)           by either Parent or the Company (with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

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(i)           if the Merger shall not have been consummated on or before 5 p.m. New York City Time on April 2, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub, and vice versa) to perform any of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date; or

(ii)          if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

(c)           by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one (1) business day prior to the Outside Date or (B) the date that is thirty days from the date that the Company is notified by Parent of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d)           by the Company (only pursuant to a resolution adopted by the Special Committee), if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is thirty days from the date that Parent is notified by the Company of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e)           by the Company, if Parent shall not have delivered the Written Consent to the Company within twenty-four (24) hours after the execution of this Agreement by each of the Company, Parent and Merger Sub; or

(f)           by the Company, if Parent shall not waive in writing the failure of the condition set forth in Section 6.02(c) hereof to be satisfied within five (5) business days after the date on which the Company notifies Parent in writing of the failure of such condition to occur.

The party desiring to terminate this Agreement shall give written notice of such termination to each of the other parties hereto.

SECTION 7.02.   Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and, subject to Section 7.03 hereof, there shall be no liability on the part of Parent, Merger Sub or the Company, other than this Section 7.02 and Article VIII, which provisions shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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SECTION 7.03.   Certain Fees and Expenses.

(a)           In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e), Parent shall pay to the Company a fee equal to ten percent (10%) of equity value of the fully diluted value of all of the shares of Common Stock issued and outstanding, including, without limitation, Common Stock held by the Parent Funds (the “Reverse Termination Fee”).

(b)           In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), Parent shall pay to the Company the Company Reimbursable Expenses.

(c)           The Reverse Termination Fee and the Company Reimbursable Expenses payable pursuant to this Section 7.03 shall be paid by wire transfer of immediately available funds within five (5) business days after demand therefor following the occurrence of the termination event giving rise to the applicable payment obligation.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.   Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 8.02.   Expenses. Except as otherwise expressly provided herein, including, without limitation, Section 7.03 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, regardless of whether the Merger shall be consummated.

SECTION 8.03.   Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable, by action taken by or on behalf of the parties’ respective Boards of Directors or other governing body (in the case of the Company, only with the approval of the Special Committee, and to the extent permitted by applicable Law), the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

SECTION 8.04.   Extension and Waiver.

(a)           At any time prior to the Effective Time, to the fullest extent permitted by applicable Law:

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(i)           the Special Committee on behalf of the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent and/or Merger Sub, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent and/or Merger Sub pursuant hereto, or (c) waive compliance by Parent and/or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(ii)          Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent’s or Merger Sub’s obligations.

(b)           Any consent or agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer (in the case of the Company, subject to the provisions of applicable Law, only after approval of the Special Committee as to such action has been provided).

SECTION 8.05.   Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)	If to Parent or Merger Sub:

Angel Holdings LLC
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attention: General Counsel
Facsimile No: 212-338-9611
e-mail: fwolfe@angelogordon.com

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017
Attention: Sean Rodgers, Esq.
Facsimile No.: 212-455-2502
e-mail: srodgers@stblaw.com

(b)           If to the Company:

C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, PA  19422
Attention: General Counsel
Facsimile No.: 215-619-7816
e-mail: danderson@cdtechno.com

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with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Potter Anderson & Corroon LLP
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19801
Attention: Mark Morton, Esq.
Facsimile No.: 302-778-6078
e-mail: mmorton@potteranderson.com; and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019-6099
Attention:  Adam Turteltaub
Facsimile No.: 212-728-9129
e-mail: aturteltaub@willkie.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 8.06.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

35

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.06(c).

(d)           The parties hereto agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.06 shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to cause Parent to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment but only if (A) all conditions in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02.

36

(e)           Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 8.06(d), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that, it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any willful breach of this Agreement prior to such termination.

SECTION 8.07.   Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule) and the Confidentiality Agreement (excluding Section 9 and Section 11 thereof) contain the entire agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for (i) if the Effective Time occurs, the right of any holder of a Share, Stock Option or SAR to receive the Merger Consideration or any other amounts payable pursuant to Article II hereof, and (ii) the provisions set forth in Section 5.04 of this Agreement, which, in each case, are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons after the Effective Time.

SECTION 8.08.   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.09.   Definitions.  For purposes of this Agreement:

(a)           “affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

37

(b)           “beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

(c)           “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(d)           “Company Reimbursable Expenses” means all reasonable, out-of-pocket expenses incurred by the Company and its affiliates in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby up to a maximum amount of $2,500,000.

(e)           “Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of those individuals listed in Section 8.09(e) of the Company Disclosure Schedule.

(f)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(g)           “Representatives” ” of a Person means the officers, directors, partners, employees, agents or advisors of such Person including, without limitation, attorneys, accountants, consultants and financial advisors.

(h)           “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

SECTION 8.10.   Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to monetary amounts are to the lawful currency of the United States.

38

SECTION 8.11.   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder to Parent or one or more new or existing controlled affiliates of Parent so long as such assignment does not prevent or impair the satisfaction of any of the conditions set forth in Article VI or delay completion of the Merger; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  The parties shall take all reasonable actions to amend the terms of this Agreement in the event of any such assignment by Merger Sub in order to reflect such assignment, subject to the terms and conditions set forth in this Agreement.

SECTION 8.12.   Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

39

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Angel Holdings LLC

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Chief Executive Officer

Angel Acquisition Corp.

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Chief Executive Officer

C&D Technologies, Inc.

By:	/s/ Jeffrey A. Graves
Name:	Jeffrey A. Graves
Title:	President and CEO

40

ANNEX B: WRITTEN CONSENT

WRITTEN CONSENT IN LIEU OF A MEETING OF
THE STOCKHOLDERS OF
C&D TECHNOLOGIES, INC.

The undersigned holders of outstanding shares of common stock of C&D Technologies, Inc., a Delaware corporation (the “Company”), having not less than the minimum number of votes that would be necessary to authorize or take the following action at a meeting at which all shares entitled to vote thereon were present and voted, hereby consent that the following action be taken without a meeting and without prior notice as authorized by Article II, Section 9 of the Amended and Restated By-laws of the Company and Section 228 of the General Corporation Law of the State of Delaware, and do hereby consent to the adoption of, and do hereby adopt, the following resolution with the same force and effect as if adopted by a vote at a duly convened meeting of the stockholders of the Company:

WHEREAS, the Board of Directors of the Company (the “Board”), acting upon the recommendation of a special committee consisting solely of independent directors established to, among other things, consider the transactions contemplated hereby, has approved and declared advisable, and the Company has entered into, an Agreement and Plan of Merger, dated as of October 3, 2011 (the “Merger Agreement”), by and among the Company, Angel Holdings LLC, a Delaware limited liability company (“Parent”), and Angel Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board has previously adopted a resolution establishing the close of business on October 2, 2011 as the record date for the determination of the stockholders of the Company entitled to consent to corporate action in writing without a meeting with respect to the adoption of the Merger Agreement;

WHEREAS, the Board has determined that the terms of the Merger Agreement are fair to and in the best interests of the Company; and

WHEREAS, each of the undersigned stockholders of the Company has resolved to adopt the Merger Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement is hereby adopted in all respects.

This Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent on the date set forth below.

Date: October 3, 2011	AG MM, L.P.

	By:	AG MM LLC, General Manager
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Capital Recovery Partners VI, L.P.

	By:	AG Capital Recovery VI LLC, General Partner
	By:	Angelo, Gordon & Co., L.P., Managing Partner

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Capital Recovery Partners VII, L.P.

	By:	AG Capital Recovery VII LLC, General Partner
	By:	Angelo, Gordon & Co., L.P., Manager

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Eleven Partners, L.P.

	By:	AG Eleven LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Garden Partners, L.P.

	By:	AG Super LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	Nutmeg Partners, L.P.

	By:	Nutmeg LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Princess, L.P.

	By:	AG Princess LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG CNG Funds, L.P.

	By:	AG CNG LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	PHS Patriot Fund, L.P.

	By:	PHS Patriot LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Super Fund International Partners , L.P.

	By:	AG Super Fund International LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

Date: October 3, 2011	AG Super Fund, L.P.

	By:	AG Super Fund LLC, General Partner
	By:	AG Funds, L.P., Managing Member

	By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

ANNEX C: OPINION OF PERELLA WEINBERG, FINANCIAL ADVISOR TO THE
SPECIAL COMMITTEE

PERELLA WEINBERG PARTNERS 767 FIFTH AVENUE PHONE: 212-287-3200 FAX: 212-287-3201

October 2, 2011

Special Committee of the Board of Directors
C&D Technologies, Inc.
1400 Union Meeting Road
P. O. Box 3053
Blue Bell, Pennsylvania 19422

Members of the Special Committee of the Board of Directors:

We understand that C&D Technologies, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Angel Holdings LLC, Delaware limited liability company (“Parent”), will effect a merger involving the Company.  Pursuant to an Agreement and Plan of Merger, dated as of October 3 (the “Merger Agreement”), among Parent, Angel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, (a) Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a subsidiary of Parent, and (b) each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock (i) owned by the Company or any wholly owned subsidiary of the Company, (ii) owned by holders who are entitled to and properly demand appraisal of such shares in accordance with applicable law or (iii) owned by Parent, Merger Sub or certain funds and accounts affiliated with Parent (Parent, Merger Sub and such funds and accounts, collectively, the “Parent Group”; and such outstanding shares of Common Stock not owned by the Parent Group are collectively referred to as the “Shares”), will be converted into the right to receive $9.75 in cash.  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of the Shares (the “Holders”) of the $9.75 per Share in cash (the “Consideration”) to be received by such Holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.           reviewed certain publicly available financial statements, financial forecasts and other business and financial information of or relating to the Company, including research analyst reports;

2.           reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company (the “Company Forecasts”);

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Partners have limited liability status

3.           discussed the past and current operations, financial condition and prospects of the Company with management of the Company and the Board of Directors of the Company;

4.           compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

5.           reviewed the historical trading prices and trading activity for the Shares, and compared such price and trading activity of the Shares with that of securities of certain publicly-traded companies which we believe to be generally relevant;

6.           reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

7.           reviewed the Merger Agreement; and

8.           conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact.  With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and we express no view as to the assumptions on which they are based. In addition, you have advised us that certain potential initiatives under consideration by the Company and the assessment of their expected financial impact are at a very preliminary stage and the Board of Directors of the Company has not made any decision to pursue or implement them. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company.  In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters.  We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay.  Furthermore, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company.  We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

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Partners have limited liability status

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Consideration.  We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement (or any other related agreement) or the form or structure of the Merger or the likely time frame in which the Merger will be consummated.  In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Consideration or otherwise.  We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.  Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.  We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger.  In addition, the Company has agreed to reimburse us for certain expenses arising, and indemnify us for certain liabilities and other items that may arise, out of our engagement.  During the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however, Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of such services.  In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates.  The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is only for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger, and it may not be used or relied upon by any other person.  This opinion is not intended to be and does not constitute a recommendation to any Holder as to how such Holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which the Common Stock will trade at any time.  In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the Parent Group or the holders of any other class of securities, creditors or other constituencies of the Company.  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and upon certain assumptions regarding such financial, economic, market and other conditions, which have been subject to unusual volatility and which, if different than assumed, may have a material impact on our analyses.  It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

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Partners have limited liability status

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the Holders pursuant to the Merger Agreement is fair from a financial point of view to the Holders.

Very truly yours, /s/ PERELLA WEINBERG PARTNERS LP PERELLA WEINBERG PARTNERS LP

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Partners have limited liability status

ANNEX D: SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE
OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)